As filed with the Securities and Exchange Commission on December 2, 2022

Registration No. 333-267944

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to the

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST COMMONWEALTH FINANCIAL CORPORATION

(Exact name of Registrant as specified in its charter)

Pennsylvania	6021	25-1428528
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

601 Philadelphia Street

Indiana, PA 15701

724-349-7220

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

James R. Reske

Executive Vice President and Chief Financial Officer

First Commonwealth Financial Corporation

601 Philadelphia Street

Indiana, Pennsylvania 15701

(724) 349-7220

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James J. Barresi Michael E. Fisher Squire Patton Boggs (US) LLP 201 E. Fourth Street, Suite 1900 Cincinnati, OH 45202 (513) 361-1200

Matthew C. Tomb, Esq.

Executive Vice President

Chief Risk Officer and General Counsel

First Commonwealth Financial Corporation

601 Philadelphia Street

Indiana, Pennsylvania 15701

Telephone: (724) 349-7220

Charles J. Ferry Sunjeet S. Gill Stevens & Lee, P.C. 17 North Second Street, 16th Floor Harrisburg, PA 17101 (717) 234-1090

(Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon completion of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

The information in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED DECEMBER 2, 2022

PROXY STATEMENT FOR THE SPECIAL MEETING OF

CENTRIC FINANCIAL CORPORATION SHAREHOLDERS

and

PROSPECTUS OF

FIRST COMMONWEALTH FINANCIAL CORPORATION

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

On August 30, 2022, First Commonwealth Financial Corporation (“FCF”) and Centric Financial Corporation (“CFC”) entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”), pursuant to which CFC will merge into FCF, with FCF as the surviving corporation, in a transaction we refer to as the “merger.” Following the completion of the merger, at a time to be determined by the FCF board of directors, Centric Bank, a wholly owned subsidiary of CFC, will merge with and into First Commonwealth Bank, a wholly owned subsidiary of FCF, with First Commonwealth Bank as the surviving bank, in a transaction we refer to as the “bank merger.”

Under the terms of the merger agreement, CFC shareholders will receive 1.09 shares, which we refer to as the “exchange ratio,” of FCF common stock for each share of CFC Class A voting common stock (“CFC common stock”). Each outstanding option and warrant to acquire shares of CFC common stock will be cancelled in exchange for shares of FCF common stock equal to the value of the option or warrant, if any. FCF shareholders will continue to own their existing shares of FCF common stock. Although the number of shares of FCF common stock that each CFC shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of FCF common stock and will not be known at the time CFC shareholders vote on the merger agreement. Based on the 10-day volume weighted average closing price of FCF common stock of $14.86 on August 29, 2022, the last trading day before the public announcement of the merger, the implied per share purchase price is $16.20, with an aggregate transaction value of approximately $144.0 million. As of [                ], 2022, the closing price of FCF common stock was $[        ] per share, and the implied per share purchase price is $[        ]. We urge you to obtain current market quotations of FCF common stock (NYSE trading symbol “FCF”) and CFC common stock (OTC Pink trading symbol “CFCX”).

We expect the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, CFC shareholders generally will not recognize any gain or loss for federal income tax purposes on the exchange of shares of CFC common stock for FCF common stock in the merger, except with respect to any cash received by holders of CFC common stock in lieu of fractional shares of FCF common stock.

Based on the number of shares of CFC common stock outstanding or reserved for issuance as of [                ], 2022, FCF expects to issue approximately [                ] million shares of FCF common stock to CFC shareholders in the aggregate in the merger. We estimate that former CFC shareholders will own approximately 9.4% of the common stock of FCF following the completion of the merger and existing FCF shareholders will own approximately 90.6% of the common stock of FCF following the completion of the merger.

CFC will hold a special meeting of its shareholders in connection with the merger. The special meeting of CFC is currently expected to be held completely virtual and conducted via live audio webcast on [                ], 2023 at [                ], Eastern Time. At the special meeting, in addition to other business, CFC will ask its shareholders to approve and adopt the merger agreement. Information about the meeting and the merger is contained in this proxy statement/prospectus. We urge you to read this proxy statement/prospectus carefully and in its entirety.

Holders of CFC non-voting common stock and holders of CFC preferred stock are not entitled to and are not requested to vote at the CFC special meeting.

The board of directors of CFC unanimously recommends that holders of CFC common stock vote “FOR” each of the proposals to be considered at the special meeting.

This document, which serves as a proxy statement for the special meeting of CFC shareholders and as a prospectus for the shares of FCF common stock to be issued in the merger to CFC shareholders, describes the special meeting of CFC shareholders, the merger, the documents related to the merger, and other related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 21 for a discussion of the risks you should consider in evaluating the proposed merger. You can also obtain information about FCF from documents that have been filed with the Securities and Exchange Commission that are incorporated into this proxy statement/prospectus by reference.

On behalf of the FCF and CFC, thank you for your prompt attention to this important matter.

Sincerely,

T. Michael Price President and Chief Executive Officer First Commonwealth Financial Corporation	Patricia A. Husic President and Chief Executive Officer Centric Financial Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either FCF or CFC, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The accompanying proxy statement/prospectus is dated [                ], 2022, and is first being mailed to holders of CFC common stock on or about [                ], 2022.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about FCF from documents filed with the Securities and Exchange Commission, or SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by FCF at no cost from the SEC’s website at http://www.sec.report. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting FCF at the contact information set forth below:

First Commonwealth Financial Corporation

601 Philadelphia Street

Indiana, Pennsylvania 15701

Attention: Chief Risk Officer and General Counsel

Telephone: (800) 711-2265

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, CFC shareholders must request them no later than five business days before the date of the CFC shareholder meeting, or [                ], 2023.

If you are a CFC shareholder and have any questions about the merger agreement, the merger, the CFC special meeting or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need a proxy card or need help voting your shares of CFC common stock, please contact Sandra L. Schultz, Chief Financial Officer of CFC, 1826 Good Hope Road, Enola, Pennsylvania 17025, telephone: (717) 657-7727 or by e-mail to investors@centricbank.com, or CFC’s proxy solicitor, Alliance Advisors LLC, by calling toll-free at (877) 728-5018 or by e-mail at CFCX@allianceadvisors.com.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [                ], 2022, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus from another document is accurate as of the date of such other document or the date referenced in such other document with respect to particular information contained therein. Neither the mailing of this proxy statement/prospectus to the shareholders of CFC nor the issuance by FCF of shares of FCF common stock in connection with the merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding CFC has been provided by CFC and information contained in this proxy statement/prospectus regarding FCF has been provided by FCF.

Please see “Where You Can Find More Information” for more details.

Centric Financial Corporation

1826 Good Hope Road

Enola, Pennsylvania 17025

NOTICE OF SPECIAL MEETING OF CFC SHAREHOLDERS

To CFC Shareholders:

On August 30, 2022, First Commonwealth Financial Corporation (“FCF”) and Centric Financial Corporation (“CFC”) entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”). A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.

NOTICE IS HEREBY GIVEN that a special meeting (the “CFC special meeting”) of holders of CFC Class A voting common stock (“CFC common stock”) will be held on [                ], 2023 at [                ], Eastern Time. We are pleased to notify you of and invite you to the CFC special meeting, which will be held completely virtual and conducted via live audio webcast.

At the CFC special meeting, holders of CFC common stock will be asked to vote on the following matters:

•	A proposal to approve and adopt the merger agreement (the “CFC merger proposal”); and

•

A proposal to adjourn the CFC special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the CFC merger proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to holders of CFC common stock (the “CFC adjournment proposal”).

The CFC special meeting will be completely virtual and conducted via live audio webcast because of the public health impact of the COVID-19 pandemic to enable our shareholders to participate from any location around the world that is convenient to them. You will be able to attend the CFC special meeting by first registering at http://viewproxy.com/Centric/2022SM/htype.asp. You will receive a meeting invitation by e-mail with your unique join link along with a password prior to the meeting date. Holders of CFC common stock will be able to listen, vote and submit questions during the virtual meeting.

The board of directors of CFC has fixed the close of business on [                ], 2022 as the record date for the CFC special meeting. Only holders of record of CFC common stock as of the close of business on the record date for the CFC special meeting are entitled to notice of the CFC special meeting or any adjournment or postponement thereof. Only holders of record of CFC common stock will be entitled to vote at the CFC special meeting or any adjournment or postponement thereof.

Holders of record of CFC common stock have the right to dissent from the merger agreement and the merger and obtain payment in cash of the appraised fair value of their shares of CFC common stock under applicable provisions of the Pennsylvania Business Corporation Law, or the PBCL. In order for a holder of CFC common stock to perfect his, her or its right to dissent, such holder must carefully follow the procedure set forth in the PBCL. A copy of the applicable statutory provisions of the PBCL is included as Annex B to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “The Merger — Dissenters’ Rights,” beginning on page 64 of the proxy statement/prospectus. The merger may not be completed if the holders of more than 5% of the outstanding shares of CFC common stock exercise dissenters’ rights.

The CFC board of directors unanimously recommends that holders of CFC common stock vote “FOR” the CFC merger proposal and “FOR” the CFC adjournment proposal.

Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless holders of CFC common stock approve the CFC merger proposal. The affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of CFC common stock is required to approve the CFC merger proposal. Whether or not you plan to attend the CFC special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

By Order of the Board of Directors

Patricia A. Husic

President and Chief Executive Officer

Centric Financial Corporation

[                ], 2022

i

ii

iii

QUESTIONS AND ANSWERS

The following are some questions that you may have about the merger and the CFC special meeting, and brief answers to those questions. We urge you to carefully read the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger or the CFC special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 96.

In this proxy statement/prospectus, unless the context otherwise requires:

•	“CFC” refers to Centric Financial Corporation, a Pennsylvania corporation;

•	“Centric Bank” refers to Centric Bank, a Pennsylvania state-chartered bank and a wholly owned subsidiary of CFC;

•	“CFC articles of incorporation” refers to the amended and restated articles of incorporation of Centric Financial Corporation, as amended;

•	“CFC bylaws” refers to the amended and restated bylaws of Centric Financial Corporation;

•	“CFC common stock” refers to the Class A voting common stock of CFC, par value $1.00 per share;

•	“CFC non-voting common stock” refers to the Class B non-voting common stock of CFC, par value $1.00 per share;

•	“CFC preferred stock” refers to the preferred stock of CFC, par value $1.00 share;

•	“FCF” refers to First Commonwealth Financial Corporation, a Pennsylvania corporation;

•	“FCF Bank” refers to First Commonwealth Bank, a Pennsylvania state chartered bank and a wholly owned subsidiary of FCF;

•	“FCF articles of incorporation” refers to the amended and restated articles of incorporation of FCF, as amended;

•	“FCF by-laws” refers to the amended and restated by-laws of FCF, as amended;

•	“FCF common stock” refers to the common shares of FCF, $1.00 par value per share;

Q:	What is the merger?

A:

FCF and CFC entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”), pursuant to which CFC will merge with and into FCF (the “merger”) with FCF as the surviving entity. It is anticipated that following the merger, CFC Bank will merge into FCF Bank (the “bank merger,” and together with the merger, the “mergers”), with FCF Bank as the surviving bank. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. In this proxy statement/prospectus, we refer to the closing of the transactions contemplated by the merger agreement as the “closing” and the date on which the closing occurs as the “closing date.”

Each share of CFC common stock issued and outstanding immediately prior to the effective time, except for shares of CFC common stock owned by CFC as treasury stock or owned by CFC or FCF (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) and except for shares for which appraisal rights have been exercised, will be converted into the right to receive 1.09 shares (the “exchange ratio”) of FCF common stock (the “merger consideration”).

After completion of the merger, CFC will cease to exist. Holders of FCF common stock will continue to own their existing shares of FCF common stock. See the information provided in the section entitled “The Merger Agreement—Structure of the Merger” beginning on page 67 and the merger agreement for more information about the merger.

In order to complete the merger, among other things, CFC shareholders must approve and adopt the merger agreement (the “CFC merger proposal”).

Q:	Why am I receiving this proxy statement/prospectus?

A:

You are receiving this document because it is a proxy statement being used by the CFC board of directors to solicit proxies of CFC shareholders in connection with approval of the merger and related matters.

In order to approve the merger agreement and related matters, CFC has called a special meeting of its shareholders (the “CFC special meeting”). This document serves as the proxy statement for the CFC special meeting and describes the proposals to be presented at the CFC special meeting.

This document is also a prospectus that is being delivered to holders of CFC common stock because, pursuant to the merger agreement, FCF is offering shares of FCF common stock to holders of CFC common stock.

This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the CFC special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q:	When and where will the special meeting take place?

A:

The CFC special meeting will be completely virtual and conducted via live audio webcast on [                ], 2023 at [                ], Eastern Time. You will be able to attend the CFC special meeting by first registering at http://viewproxy.com/Centric/2023SM/htype.asp. You will receive a meeting invitation by e-mail with your unique join link along with a password prior to the meeting date. Holders of CFC common stock will be able to listen, vote and submit questions during the virtual meeting.

Even if you plan to attend the special meeting virtually, CFC recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting.

Q:	What matters will be considered at the CFC special meeting?

A:	At the CFC special meeting, CFC shareholders will be asked to consider and vote on the following proposals:

•	CFC Proposal 1: the CFC merger proposal; and

•

CFC Proposal 2: a proposal to adjourn the CFC special meeting to solicit additional proxies (i) if there are insufficient votes at the time of the CFC special meeting to approve the CFC merger proposal or (ii) if adjournment is necessary or appropriate to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to holders of CFC common stock (the “CFC adjournment proposal”).

In order to complete the merger, among other things, CFC shareholders must approve the CFC merger proposal. The CFC adjournment proposal is not a condition to the obligations of FCF or CFC to complete the merger.

Q:	What will holders of CFC common stock receive in the merger?

A:

In the merger, holders of CFC common stock will receive 1.09 shares of FCF common stock for each share of CFC common stock held immediately prior to the completion of the merger. FCF will not issue any fractional shares of FCF common stock in the merger. Holders of CFC common stock who would otherwise be entitled to a fractional share of FCF common stock in the merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the volume weighted average closing price (“VWAP”) of FCF common stock reported on NYSE for the consecutive period of ten (10) full trading days ending on the day that is three trading days preceding the closing date (the “FCF Closing Price”) by the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of FCF common stock that such shareholder would otherwise be entitled to receive.

Q:	What will holders of FCF common stock receive in the merger?

A:

In the merger, holders of FCF common stock will not receive any consideration, and their shares of FCF common stock will remain outstanding and will constitute shares of FCF following the merger. Following the merger, shares of FCF common stock will continue to be traded on NYSE.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:

Yes. Although the number of shares of FCF common stock that CFC shareholders will receive is fixed, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for FCF common stock. Any fluctuation in the market price of FCF common stock will change the value of the shares of FCF common stock that CFC shareholders will receive.

CFC is permitted to terminate the merger agreement, in certain circumstances, if the market price of FCF common stock falls below certain thresholds. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 81 for a more detailed discussion of the circumstances under which CFC can terminate the merger agreement.

Q:	How will the merger affect CFC equity awards?

A:

The merger agreement provides that, at the effective time, each option granted by CFC to purchase shares of CFC common stock under a CFC stock plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time (a “CFC Stock Option”) and each warrant to purchase shares of CFC common stock (a “CFC Warrant”) will without any further action on the part of any holder thereof, be cancelled and converted into the right to receive the “net number” of shares of CFC common stock upon exercise of such options or warrants determined according to a formula set forth in the merger agreement. As of the effective time, all CFC Stock Options and CFC Warrants will cease to exist and each holder of such CFC Options or CFC Warrants will cease to have any rights with respect thereto other than the right to receive the consideration provided for in the merger agreement.

Immediately prior to the effective time (but contingent upon the closing), each award in respect of a share of CFC common stock subject to vesting, repurchase or other lapse restriction granted under a CFC stock plan that is unvested or contingent and outstanding immediately prior to the effective time (a “CFC Restricted Stock Award”) will fully vest (with any performance-based vesting condition applicable to such CFC Restricted Stock Award deemed satisfied to the extent provided in the applicable award agreement) and will be cancelled and converted automatically into the right to receive merger consideration in respect of each such share of CFC common stock under such CFC Restricted Stock Award, less applicable withholding taxes.

Q:	How will the merger affect CFC non-voting common stock and CFC preferred stock?

A:

The merger agreement provides that, at the effective time, each share of CFC non-voting common stock and each share of CFC preferred stock will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor. As of the date hereof, there are no shares of CFC non-voting common stock or CFC preferred stock issued and outstanding.

Q:	How does the CFC board of directors recommend that I vote at the CFC special meeting?

A:

The CFC board of directors unanimously recommends that you vote “FOR” the CFC merger proposal and “FOR” the CFC adjournment proposal. In considering the recommendations of the CFC board of directors, CFC shareholders should be aware that CFC directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of CFC shareholders generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of Certain CFC Directors and Executive Officers in the Merger” beginning on page 58.

Q:	Who is entitled to vote at the CFC special meeting?

A:

The record date for the CFC special meeting is [                ], 2022. All CFC shareholders who held shares at the close of business on the record date for the CFC special meeting are entitled to receive notice of, and to vote at, the CFC special meeting. Each holder of CFC common stock is entitled to cast one (1) vote on each matter properly brought before the CFC special meeting for each share of CFC common stock that such holder owned of record as of the record date. As of [                ], 2022, there were [                ] outstanding shares of CFC common stock.

Attendance at the special meeting is not required to vote. See below and the section entitled “The CFC Special Meeting—Proxies” beginning on page 31 for instructions on how to vote your shares of CFC common stock without attending the CFC special meeting.

Q:	What constitutes a quorum for the CFC special meeting?

A:

The presence at the CFC special meeting, virtually or by proxy, of holders of a majority of the outstanding shares of CFC common stock entitled to vote at the CFC special meeting will constitute a quorum for the transaction of business at the CFC special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	How can I attend, vote and ask questions at the CFC special meeting?

A:

Record Holders. If you hold shares directly in your name as the holder of record of CFC common stock, you are a “record holder” and your shares may be voted at the CFC special meeting by you. If you choose to vote your shares virtually at the special meeting via the special meeting website, you will need the control number, as described below.

Beneficial Owners. If you hold shares in a brokerage or other account in “street name,” you are a “beneficial owner” and your shares may be voted at the CFC special meeting by you as described below. If you choose to vote your shares virtually at the special meeting via the special meeting website, you will need the control number, as described below.

CFC special meeting. The CFC special meeting will be completely virtual and conducted via live audio webcast because of the public health impact of the COVID-19 pandemic to enable our shareholders to participate from any location around the world that is convenient to them. You will be able to attend the CFC special meeting by first registering at http://viewproxy.com/Centric/2023SM/htype.asp. You will receive a meeting invitation by e-mail with your unique join link along with a password prior to the meeting date. Holders of CFC common stock will be able to listen, vote and submit questions during the virtual meeting.

We have created and implemented the virtual format in order to facilitate shareholder attendance and participation by enabling shareholders to participate fully, and equally, from any location around the world, at no cost. However, you will bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. A virtual meeting makes it possible for more shareholders (regardless of size, resources or physical location) to have direct access to information more quickly. We also believe that the online tools we have selected will increase shareholder communication. For example, the virtual format allows shareholders to communicate with us in advance of, and during, the CFC special meeting so they can ask questions of CFC’s board of directors or management. During the live Q&A session of the CFC special meeting, we may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the CFC special meeting, as time permits.

Both shareholders of record and street name shareholders will be able to attend the CFC special meeting via live audio webcast, submit their questions during the meeting and vote their shares electronically at the CFC special meeting.

If you are a registered holder, your virtual control number will be on your or proxy card.

If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration and you will be assigned a virtual control number in order to vote your shares during the CFC special meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the CFC special meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at http://viewproxy.com/Centric/2023SM/htype.asp. On the day of the CFC special meeting, you may only vote during the meeting by e-mailing a copy of your legal proxy to virtualmeeting@viewproxy.com in advance of the meeting.

CFC encourages its shareholders to visit the meeting website above in advance of the CFC special meeting to familiarize themselves with the online access process. Shareholders should verify their internet connection prior to the CFC special meeting. There will be technicians ready to assist you with any technical difficulties you may have accessing the CFC special meeting live audio webcast. Please be sure to check in by [                ] a.m., Eastern Time on [                ], 2023, the day of the meeting, so that any technical difficulties may be addressed before the Special Meeting live audio webcast begins. If you encounter any difficulties accessing the webcast during the check-in or meeting time, please email VirtualMeeting@viewproxy.com or call 866-612-8937. Shareholders will have substantially the same opportunities to participate in the virtual CFC special meeting as they would have at a physical, in-person meeting.

Please review this information prior to the CFC special meeting to ensure you have access.

Even if you plan to attend the CFC special meeting virtually, CFC recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the special meeting.

Additional information on attending the CFC special meeting can be found under the section entitled “The CFC Special Meeting—Attending the Special Meeting” on page 30.

Q:	How can I vote my shares without attending the special meeting?

A:	Whether you hold your shares directly as the holder of record of CFC common stock or beneficially in “street name,” you may direct your vote by proxy without attending the CFC special meeting.

If you are a record holder of CFC common stock, you can vote your shares by proxy over the internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name” as a beneficial owner of CFC common stock, you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Additional information on voting procedures can be found under the section entitled “The CFC Special Meeting—Attending the Special Meeting” on page 30.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement/prospectus, please vote as soon as possible. If you hold shares of CFC common stock, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the internet, as soon as possible so that your shares may be represented at your meeting. Please note that if you are a beneficial owner with shares held in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Q:	If I am a beneficial owner with my shares held in “street name” by a bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares for me?

A:

No. Your bank, broker, trustee or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker, trustee or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting instruction form used by your bank, broker, trustee or other nominee.

Q:	What is a “broker non-vote”?

A:

Banks, brokers and other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner.

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one (1) proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the CFC special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the CFC special meeting. If your bank, broker, trustee or other nominee holds your shares of CFC common stock in “street name,” such entity will vote your shares of CFC common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this proxy statement/prospectus.

If you are a beneficial owner of CFC common stock and you do not instruct your bank, broker, trustee or other nominee on how to vote your shares of CFC common stock:

•

CFC merger proposal: your bank, broker, trustee or other nominee may not vote your shares on the CFC merger proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” such proposal; and

•

CFC adjournment proposal: your bank, broker, trustee or other nominee may not vote your shares on the CFC adjournment proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal.

Q:	What if I fail to vote or abstain?

For purposes of the CFC special meeting, an abstention occurs when a CFC shareholder attends the CFC special meeting and does not vote or returns a proxy with an “abstain” instruction.

•

CFC merger proposal: An abstention will have the same effect as a vote “AGAINST” the CFC merger proposal. If a CFC shareholder is not present at the CFC special meeting and does not respond by proxy, it will also have the same effect as a vote “AGAINST” the CFC merger proposal.

•

CFC adjournment proposal: An abstention will have the same effect as a vote “AGAINST” the CFC adjournment proposal. If a CFC shareholder is not present at the CFC special meeting and does not respond by proxy, it will have no effect on the outcome of such proposal.

Q:	Why is my vote important?

A:

If you do not vote, it will be more difficult for CFC to obtain the necessary quorum to hold its special meeting and to obtain the shareholder approval that its board of directors is recommending and seeking. Assuming that a quorum is present, the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of CFC common stock is required to approve the CFC merger proposal. Failure to submit a proxy or vote virtually at the CFC special meeting, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote “AGAINST” the CFC merger proposal.

The CFC board of directors unanimously recommends that you vote “FOR” the CFC merger proposal and “FOR” the other proposals to be considered at the CFC special meeting.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of CFC common stock represented by your proxy will be voted as recommended by the CFC board of directors with respect to such proposals.

Q:	Can I change my vote after I have delivered my proxy or voting instruction card?

A:	If you directly hold shares of CFC common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of CFC;

•	signing and returning a proxy card with a later date;

•	attending the special meeting virtually and voting at the special meeting via the special meeting website; or

•	voting by telephone or the internet at a later time.

If you are a beneficial owner and your shares are held by a bank, broker, trustee or other nominee, you may change your vote by:

•	contacting your bank, broker, trustee or other nominee; or

•

attending the special meeting virtually and voting your shares via the special meeting website if you have your control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee. Please contact your bank, broker, trustee or other nominee for further instructions.

Q:	Will CFC be required to submit the CFC merger proposal to its shareholders even if the CFC board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the CFC special meeting, CFC is required to submit the CFC merger proposal to its shareholders even if the CFC board of directors has withdrawn, modified or qualified its recommendation in favor of the merger.

Q:	Are holders of CFC common stock entitled to dissenters’ rights?

A:

Yes. Holders of CFC common stock are entitled to dissenters’ rights under the Pennsylvania Business Corporation Law (the “PBCL”). For more information, see the section entitled “The Merger — Dissenters’ Rights” beginning on page 64, and the full text of Sections 1571 through 1580 of the PBCL, which is reproduced in full in Annex B.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the CFC merger proposal, or the other proposals to be considered at the CFC special meeting?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 21. You also should read and carefully consider the risk factors of FCF in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:	What are the material U.S. federal income tax consequences of the merger to holders of CFC common stock?

A:

The merger has been structured to qualify as a “reorganization” for federal income tax purposes, and it is a condition to our respective obligations to complete the merger that each of FCF and CFC receives a legal opinion to the effect that the merger will so qualify. Accordingly, holders of CFC common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their CFC common stock for FCF common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of FCF common stock. You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 82.

Q:	When is the merger expected to be completed?

A:

Neither FCF nor CFC can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. CFC must obtain the approval of CFC shareholders for the CFC merger proposal and FCF and CFC must also satisfy certain other closing conditions. FCF and CFC expect the merger to be completed promptly once CFC shareholders approve the CFC merger proposal, and once FCF and CFC have satisfied certain other closing conditions.

Q:	What are the conditions to complete the merger?

A:

The obligations of FCF and CFC to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including, but not limited to, the receipt of required regulatory approvals and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition, the receipt of certain tax opinions and approval by CFC shareholders of the CFC merger proposal. As of the date hereof, FCF and CFC have received all regulatory approvals required to complete the merger. For more information, see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 80.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, holders of CFC common stock will not receive any consideration for their shares of CFC common stock in connection with the merger. Instead CFC will remain an independent private company, CFC common stock will continue to be quoted on the OTC Pink market operated by the OTC Markets Group. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $6.0 million will be payable by CFC. See “The Merger Agreement—Termination Fee” beginning on page 83 for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q:	What happens if I sell my shares after the applicable record date but before the CFC special meeting?

A:

The CFC record date is earlier than the date of the CFC special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of CFC common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but, with respect to the CFC common stock, you will not have the right to receive the merger consideration to be received by CFC shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of CFC common stock through the completion of the merger.

Q:	Should I send in my stock certificates now?

A:

No. Please do not send in your stock certificates with your proxy. After the merger is completed, an exchange agent designated by FCF and mutually acceptable to CFC (the “exchange agent”) will send you instructions for exchanging CFC stock certificates for the consideration to be received in the merger. See “The Merger Agreement—Exchange of Shares” beginning on page 69.

Q:	What should I do if I receive more than one set of voting materials for the same special meeting?

A:

If you are a beneficial owner and hold shares of CFC common stock in “street name” and also are a record holder and hold shares directly in your name or otherwise or if you hold shares of CFC common stock in more than one (1) brokerage account, you may receive more than one (1) set of voting materials relating to the same special meeting.

Record Holders: For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone or internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of CFC common stock are voted.

Beneficial Owners: For shares held in “street name” through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee in order to vote your shares.

Q:	Who can help answer my questions?

If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instruction card, you should contact CFC’s proxy solicitor, Alliance Advisors LLC.

Q:	Where can I find more information about FCF?

A:	You can find more information about FCF from the various sources described under “Where You Can Find More Information” beginning on page 96.

SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the matters being considered at the special meeting. In addition, we incorporate by reference important business and financial information about FCF into this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 96 of this proxy statement/prospectus.

Information about the Companies (page 36)

FCF

First Commonwealth Financial Corporation

601 Philadelphia Street

Indiana, Pennsylvania 15701

(724) 349-7220

FCF, headquartered in Indiana, Pennsylvania, is a financial services Company with 118 community banking offices in 26 counties throughout western and central Pennsylvania and throughout Ohio, as well as business banking operations in Pittsburgh, Pennsylvania, and Canton, Cleveland, Columbus and Cincinnati, Ohio. FCF also operates mortgage offices in Wexford, Pennsylvania, as well as Hudson, and Lewis Center, Ohio. FCF provides a full range of commercial banking, consumer banking, mortgage, equipment finance, wealth management and insurance products and services through its subsidiaries FCF Bank and First Commonwealth Insurance Agency. At September 30, 2022, FCF had total assets of $9.6 billion, total loans of $7.3 billion, total deposits of $8.1 billion and shareholders’ equity of $1.0 billion. FCF’s common stock is listed on NYSE under the symbol “FCF.”

CFC

Centric Financial Corporation

1826 Good Hope Road

Enola, Pennsylvania 17025

(717) 657-7727

Founded in 2007, CFC, and its subsidiary, Centric Bank, is headquartered in Enola, Pennsylvania and has financial centers located in Harrisburg, Hershey, Mechanicsburg, Camp Hill, Doylestown, Devon, and Lancaster, Pennsylvania, and loan production offices in Lancaster and Devon, Pennsylvania. Centric Bank provides a full range of commercial banking, consumer banking, and mortgage services. At September 30, 2022, CFC had total assets of $1.04 billion, total net loans of $919.3 million, total deposits of $883.6 million and total equity of $104.3 million. CFC common stock is currently quoted on the OTC Pink market operated by the OTC Markets Group under the trading symbol “CFCX.”

The Merger and the Merger Agreement (pages 39 and 67)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, FCF and CFC will merge, with FCF as the surviving entity. It is anticipated that following the merger, CFC Bank will merge into FCF Bank with FCF Bank as the surviving bank.

Merger Consideration (page 68)

Each share of CFC common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by FCF or CFC and shares for which appraisal rights have been exercised, will be converted into the right to receive 1.09 shares of FCF common stock. CFC shareholders who would otherwise be entitled to a fraction of a share of FCF common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) determined by multiplying the FCF Closing Price by the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of FCF common stock that such shareholder would otherwise be entitled to receive.

FCF common stock is listed on NYSE under the symbol “FCF,” and CFC common stock is currently quoted on the OTC Pink market operated by the OTC Markets Group under the trading symbol “CFCX.” CFC common stock has traded only sporadically and in limited volume. The following table shows the 10-day VWAP of FCF common stock and CFC common stock as reported on NYSE and OTC Pink, respectively, on August 29, 2022, the last trading day before the public announcement of the merger agreement, and on [                ], 2022, the last practicable trading day before the date of this proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of CFC common stock, which was calculated by multiplying the 10-day VWAP of FCF common stock by the exchange ratio of 1.09.

	FCF Common Stock		CFC Common Stock		Implied Value of One Share of CFC Common Stock
August 29, 2022		$14.86		$10.96		$16.20
[ ], 2022	$	[ ]	$	[ ]	$	[ ]

For more information on the exchange ratio, see the section entitled “The Merger—Terms of the Merger” beginning on page 39 and “The Merger Agreement—Merger Consideration” beginning on page  68.

Treatment of CFC Equity Awards (page 68)

The merger agreement provides that, at the effective time, each option granted by CFC to purchase shares of CFC common stock under a CFC stock plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time (a “CFC Stock Option”) and each warrant to purchase shares of CFC Common Stock (a “CFC Warrant”) will without any further action on the part of any holder thereof, be cancelled and converted into the right to receive the “net number” of shares of CFC common stock upon exercise of such CFC Stock Option or CFC Warrant determined according to a formula set forth in the merger agreement. The “net number” of shares of FCF common stock that each such holder will have the right to receive upon exercise will be determined pursuant to the following formula:

Net Number = (A x D) - ((A x C) / B)

For purposes of the foregoing formula:

A = the total number of shares of CFC Common Stock underlying each such CFC Stock Option or CFC Warrant, as applicable;

B = FCF Closing Price;

C = the exercise price then in effect for the applicable CFC Stock Option or CFC Warrant immediately prior to the effective time; and

D = 1.09.

Immediately prior to the effective time (but contingent upon the closing), each award in respect of a share of CFC common stock subject to vesting, repurchase or other lapse restriction granted under a CFC stock plan that is unvested or contingent and outstanding immediately prior to the effective time (a “CFC Restricted Stock Award”) will fully vest (with any performance-based vesting condition applicable to such CFC Restricted Stock Award deemed satisfied to the extent provided in the applicable award agreement) and will be cancelled and converted automatically into the right to receive merger consideration in respect of each such share of CFC common stock under such CFC Restricted Stock Award, less applicable withholding taxes.

For more information see “The Merger Agreement—Treatment of CFC Equity Awards” beginning on page 68.

Treatment of CFC Non-Voting Common Stock and CFC Preferred Stock (page 69)

The merger agreement provides that, at the effective time, each share of CFC non-voting common stock and each share of CFC preferred stock will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor. As of the date hereof, there are no shares of CFC non-voting common stock or CFC preferred stock issued and outstanding.

For more information see “The Merger Agreement—Treatment of CFC Non-Voting Common Stock and CFC Preferred Stock” beginning on page 69.

Material U.S. Federal Income Tax Consequences of the Merger (page 86)

The merger has been structured to qualify as a “reorganization” for federal income tax purposes, and it is a condition to our respective obligations to complete the merger that each of FCF and CFC receives a legal opinion to the effect that the merger will so qualify. Accordingly, holders of CFC common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their CFC common stock for FCF common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of FCF common stock. You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus.

For more detailed information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 86.

The United States federal income tax consequences described above may not apply to all holders of CFC common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

CFC’s Reasons for the Merger; Recommendation of CFC’s Board of Directors (page 43)

After careful consideration, the CFC board of directors, at a special meeting held on August 30, 2022, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of CFC and its shareholders, (ii) declared the merger agreement advisable and (iii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Accordingly, the CFC board of directors unanimously recommends that the holders of CFC common stock vote “FOR” the CFC merger proposal and “FOR” the other proposals presented at the CFC special meeting. For a more detailed discussion of the CFC board of directors’ recommendation, see “The Merger—CFC’s Reasons for the Merger; Recommendation of CFC’s Board of Directors” beginning on page 43.

Opinion of CFC’s Financial Advisor (page 46)

Pursuant to an engagement letter, CFC retained Stephens, Inc. (“Stephens”) as its financial advisor in connection with the proposed merger.

At the meeting of the CFC board of directors on August 30, 2022, Stephens rendered its oral opinion, subsequently confirmed in Stephens’ written opinion dated as of August 30, 2022, to the CFC board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of CFC common stock.

The full text of the written opinion of Stephens, dated as of August 30, 2022, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of Stephens set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Holders of CFC common stock are urged to read the opinion in its entirety. Stephens’ written opinion was addressed to the CFC board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the exchange ratio in the merger and did not address any other aspect of the merger. Stephens expressed no opinion as to the fairness of any consideration to be paid in connection with the merger to any other holders of any class of securities, creditors or other constituencies of CFC or as to the underlying decision by CFC to engage in the proposed merger. The opinion does not constitute a recommendation to any shareholder of CFC as to how such shareholder should vote with respect to the proposed merger or any other matter.

For more information, see “The Merger—Opinion of CFC’s Financial Advisor” beginning on page 46 and Annex C to this proxy statement/prospectus.

Interests of Certain CFC Directors and Executive Officers in the Merger (page 58)

In considering the recommendation of CFC’s board of directors with respect to the merger, CFC’s shareholders should be aware that the directors and executive officers of CFC have certain interests in the merger that may be different from, or in addition to, the interests of CFC’s shareholders generally. These interests include, among others, the following:

•

outstanding unvested restricted stock awards held by CFC’s employees (including executive officers) and directors will vest in full upon consummation of the merger and will be exchanged for the merger consideration;

•

outstanding options and warrants to purchase shares of CFC common stock held by CFC’s employees (including executive officers) and directors will, to the extent not otherwise vested, vest in full upon consummation of the merger and will be exchanged for a “net number” of shares of FCF common stock;

•

Patricia A. Husic, the President and Chief Executive Officer of CFC, Sandra J. Schultz, Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer of CFC, and Jeffrey W. Myers, Senior Executive Vice President and Chief Lending Officer of CFC, have employment agreements with CFC and Centric Bank that provide for the payment of certain benefits if the executive’s employment is terminated in connection with a change in control such as the merger;

•	Ms. Husic will be appointed to the boards of directors of each of FCF and FCF Bank and entered into a six-month consulting agreement with FCF related to integration matters;

•

FCF will provide retention bonuses to select employees of CFC and Centric Bank, including certain executive officers who do not have an employment or severance agreements, are eligible to participate in the retention bonus pool; and

•	CFC directors and officers are entitled to continued indemnification and insurance coverage under the merger agreement.

CFC’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that CFC’s shareholders vote to approve the merger proposal. For more information, see “The Merger—Background of the Merger” beginning on page 39 and “The Merger—CFC’s Reasons for the Merger; Recommendation of CFC’s Board of Directors” beginning on page 43. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “The Merger—Interests of Certain CFC Directors and Executive Officers in the Merger” beginning on page 58.

Governance of FCF after the Merger (page 61)

As of the effective time, FCF will designate Patricia A. Husic, the president and chief executive officer of CFC, to the FCF board of directors. Except for that designation, the FCF board of directors and the committees thereof, will remain unchanged and will consist of the directors of FCF immediately prior to the effective time, each of whom will serve as the directors of FCF until the next annual meeting of shareholders and until such time as their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office.

The executive officers of FCF will continue as executive officers of FCF immediately after the effective time, each of whom will serve until their respective successors are duly appointed and qualified or their earlier death, resignation or removal.

Name and Headquarters (page 61)

The merger agreement provides that the name of the surviving corporation and surviving bank will be First Commonwealth Financial Corporation and First Commonwealth Bank, respectively, and that the headquarters of FCF and the main office of FCF Bank will be located in Indiana, Pennsylvania.

Regulatory Approvals (page 61)

Subject to the terms of the merger agreement, FCF and CFC have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, to make such filings within forty-five (45) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations (collectively, “approvals”) of all such governmental entities. These approvals include, among others, the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) for the merger and the approval of the Federal Deposit Insurance Corporation (the “FDIC”) and the Pennsylvania Department of Banking and Securities (“PDBS”) for the bank merger. The initial submission of these regulatory applications occurred on or about September 20, 2022, and as of the date hereof, FCF and CFC have received all regulatory approvals required to complete the merger and the bank merger.

Expected Timing of the Merger

Neither FCF nor CFC can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. CFC must first obtain the approval of CFC shareholders for the CFC merger proposal. FCF and CFC must also satisfy certain other closing conditions. FCF and CFC expect the merger to be completed promptly once CFC shareholders have approved the CFC merger proposal, and both FCF and CFC have satisfied the other closing conditions.

Conditions to Complete the Merger (page 80)

As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:

•

the requisite CFC vote having been obtained (see “The Merger Agreement—Meeting; Recommendation of CFC’s Board of Directors” beginning on page 79 for additional information regarding the “requisite CFC vote”);

•	the authorization for listing on NYSE, subject to official notice of issuance, of the FCF common stock to be issued in the merger;

•

all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome regulatory condition (see “The Merger—Regulatory Approvals” beginning on page 61 for additional information regarding the “requisite regulatory approvals” and the “materially burdensome regulatory condition”);

•

the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

•

no order, injunction or decree by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

receipt by each party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•

as of the closing date, the holders of not more than five percent (5.0%) of CFC common stock that is issued and outstanding will have taken the actions required by the PBCL to qualify their CFC common stock as dissenting shares.

Termination of the Merger Agreement (page 81)

The merger agreement can be terminated at any time prior to completion of the merger, whether before or after the receipt of the requisite CFC vote in the following circumstances:

•	by mutual written consent of FCF and CFC;

•

by either FCF or CFC if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the transactions contemplated by the merger agreement and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order permanently enjoining or otherwise prohibiting or making illegal the transactions contemplated by the merger agreement, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•

by either FCF or CFC if the merger has not been completed on or before August 30, 2023 (the “termination date”), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•

by either FCF or CFC (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of CFC, in the case of a termination by FCF, or on the part of FCF, in the case of a termination by CFC, which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date); or

•

by FCF, if, prior to the time the requisite CFC vote is obtained, (i) CFC or the CFC board of directors (A) submits the merger agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation to approve the merger agreement, or recommends to its shareholders an acquisition proposal other than the merger, or (B) will have breached its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the CFC board of directors recommendation; or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of CFC common stock is commenced (other than by FCF), and the CFC board of directors recommends that the shareholders of CFC tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within ten (10) business days (or such fewer number of days as remains prior to the CFC special meeting) after the commencement of such tender or exchange offer.

CFC also may terminate the merger agreement at any time during the five (5) day period commencing on date on which the last regulatory approval required to permit the consummation of the transactions contemplated by the merger agreement is received (which we refer to as the “determination date”), if both following conditions are met:

•

the number obtained by dividing the VWAP of a share of FCF common stock during the ten (10) consecutive full trading days ending on the trading day prior to the determination date (which we refer to as the “average closing price”) by $14.86 is less than 0.8 (which we refer to as the “purchaser ratio”); and

•

the purchaser ratio is less than the “index ratio” which is the number obtained by dividing the average of the closing prices of the Nasdaq Bank Index (the “Nasdaq Index Price”), or if the Nasdaq Bank Index is not available, the KBW National Bank Index (the “KBW Index Price” and, together with the Nasdaq Index Price, the “Index Group Price”) for the ten (10) consecutive full trading days ending on the last trading day immediately preceding the determination date by Index Group Price for the ten (10) consecutive full trading days ending on the date of the first public announcement of the entry into the merger agreement and subtracting 0.2 from such quotient.

If CFC elects to exercise this termination right, prompt written notice must be provided to FCF. FCF then has the option, within five business days following its receipt of such written notice, to increase the merger consideration to be received by holders of CFC common stock by, at FCF’s option, (i) increasing the exchange ratio (which we refer to as the “adjusted exchange ratio”) (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (1) the product of $14.86 multiplied by 0.8 and further multiplied by the merger consideration (as then in effect) by (2) the average closing price; and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (1) the product of the index ratio and the merger consideration (as then in effect) by (2) the purchaser ratio.

If FCF elects to make this adjustment, FCF must provide prompt written notice to CFC, which must contain the revised exchange ratio. Once this notice is received by CFC, the merger agreement will continue in full force and effect.

Termination Fee (page 83)

If the merger agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal and changes in the recommendation of CFC’s board of directors, CFC may be required to pay a termination fee to FCF equal to $6.0  million.

Accounting Treatment (page 61)

The merger will be accounted for as an acquisition of CFC by FCF under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Rights of CFC Shareholders Will Change as a Result of the Merger (page 89)

The rights of CFC shareholders are governed by Pennsylvania law and the CFC articles of incorporation and the CFC bylaws. In the merger, CFC shareholders will become FCF shareholders, and their rights will be governed by Pennsylvania law and the FCF articles of incorporation and the FCF by-laws. CFC shareholders will have different rights once they become FCF shareholders due to differences between the CFC governing documents, on the one hand, and the FCF governing documents, on the other hand. These differences are described in more detail under the section entitled “Comparison of the Rights of FCF Shareholders and CFC Shareholders” beginning on page 89.

Listing of FCF Common Stock (page 63)

The shares of FCF common stock to be issued in the merger will be listed for trading on NYSE. Following the merger, shares of FCF common stock will continue to be traded on NYSE.

The CFC Special Meeting (page 29)

The CFC special meeting will be completely virtual and conducted via live audio webcast on [                ], 2023 at [                ], Eastern Time. At the CFC special meeting, CFC shareholders will be asked to vote on the following matters:

•	the CFC merger proposal; and

•	the CFC adjournment proposal.

You may vote at the CFC special meeting if you owned shares of CFC common stock at the close of business on [                ], 2022. As of [                ], 2022, there were [                ] shares of CFC common stock outstanding, of which approximately [                ] percent ([                ]%) were owned and entitled to be voted by CFC directors and executive officers and their affiliates. Each director and certain executive officers of CFC has entered into a voting agreement with FCF agreeing to, among other things, vote their shares of CFC common stock in favor of the merger agreement and the transactions contemplated thereby.

The CFC merger proposal will be approved if the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of CFC common stock are voted in favor of such proposal. If a CFC shareholder present at the CFC special meeting abstains from voting, or responds by proxy with an “ABSTAIN”, it will have the same effect as a vote cast “AGAINST” such proposal. If a CFC shareholder is not present at the CFC special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have the same effect as a vote cast “AGAINST” such proposal.

Voting Agreements (page 85)

As an inducement for FCF to enter into the merger agreement, the directors and certain executive officers of CFC entered into a voting agreement (which we refer to as the “voting agreement”) in the form attached as Exhibit A to the merger agreement, which is attached as Annex A to this proxy statement/prospectus. Under the voting agreement, each such person agreed, among other things, to vote the shares of CFC common stock (1) in favor of the merger agreement and in favor of each of the other actions contemplated by the merger agreement, (2) against approval of any proposal made in opposition to, or in competition with, the merger or any other transactions contemplated by the merger agreement and (3) against any action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the merger or any other transactions between FCF and CFC as contemplated by the merger agreement.

Appraisal or Dissenters’ Rights in the Merger (page 64)

FCF shareholders are not entitled to dissenters’ rights under the PCBL. CFC shareholders are entitled to appraisal rights under the PCBL. For more information, see “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 64.

Trading Markets and Dividends

FCF common stock is listed on NYSE under the symbol “FCF.” CFC common stock is currently quoted on the OTC Pink market operated by the OTC Markets Group under the trading symbol “CFCX.” CFC common stock has traded only sporadically and in limited volume.

Under the merger agreement, FCF and CFC will coordinate with each other regarding declaration of any dividends in respect of FCF common stock and CFC common stock and the record dates and payment dates relating thereto so that holders of CFC common stock will not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of CFC common stock and any shares of FCF common stock any such holder receives in exchange therefor in the merger.

Risk Factors (page 21)

In evaluating the merger agreement, the merger or the issuance of shares of FCF common stock, you should carefully read this proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 21.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference into this proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. Any statement that does not describe historical or current facts is a forward-looking statement, including statements with respect to CFC’s and FCF’s beliefs, goals, intentions, and expectations regarding the proposed transaction, revenues, earnings, asset quality, and capital levels, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of interest rate and other market risks; our ability to achieve our financial and other strategic goals; the expected timing of completion of the proposed transaction; the expected costs of the transaction; the expected cost savings, synergies and other anticipated benefits from the proposed transaction; and other statements that are not historical facts.

Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “project,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could,” or “may,” or by variations of such words or by similar expressions. Forward-looking statements are based on current expectations, estimates and projections about CFC’s and FCF’s businesses, beliefs of CFC’s and FCF’s management and assumptions made by CFC’s and FCF’s management. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict, change over time, and many of which are beyond the control of FCF and CFC. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

Future Factors include, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between FCF and CFC;

•	the outcome of any legal proceedings instituted against FCF or CFC;

•

the possibility that the proposed transaction will not close when expected or at all because required shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated;

•	the ability of FCF and CFC to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction;

•	the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of FCF;

•

the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of FCF and CFC or as a result of the strength of the economy and competitive factors in the areas where FCF and CFC do business;

•	certain restrictions during the pendency of the proposed transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions;

•	the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	diversion of management’s attention from ongoing business operations and opportunities;

•

the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate CFC’s operations and those of FCF;

•	such integration may be more difficult, time consuming or costly than expected;

•	revenues following the proposed transaction may be lower than expected;

•	CFC’s and FCF’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing;

•	the dilution caused by FCF’s issuance of additional shares of its capital stock in connection with the proposed transaction;

•

effects of the announcement, pendency or completion of the proposed transaction on the ability of FCF and CFC to retain customers and retain and hire key personnel and maintain relationships with their suppliers, and on their operating results and businesses generally;

•	risks related to the potential impact of general economic, political and market factors on the companies or the proposed transaction and other factors that may affect future results of FCF and CFC;

•	uncertainty as to the extent of the duration, scope, and impacts of the COVID-19 pandemic and the effects of inflation on FCF, CFC and the proposed transaction; and

•	the impact of changing interest rates on CFC and FCF.

These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which FCF, CFC, or their respective subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.

For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, FCF and CFC claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus, or the dates of the documents incorporated by reference in this proxy statement/prospectus. Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither FCF nor CFC undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that FCF has filed with the SEC as described under “Where You Can Find More Information” beginning on page 96.

FCF and CFC expressly qualify in their entirety all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 19, CFC shareholders should carefully consider the following risk factors in deciding whether to vote for the approval of the CFC merger proposal. You should also read and consider risk factors specific to FCF’s business that will also affect the combined company after the merger. These risks are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of FCF’s Annual Report on Form 10-K for the year ended December 31, 2021, in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of FCF’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 96 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

Risks Relating to the Consummation of the Merger

Because the market price of FCF common stock may fluctuate, CFC shareholders cannot be certain of the market value of the merger consideration they will receive.

In the merger, each share of CFC common stock issued and outstanding immediately prior to the effective time (except for certain shares owned by FCF or CFC), will be converted into 1.09 shares of FCF common stock. This exchange ratio is fixed and will not be adjusted for changes in the market price of either FCF common stock or CFC common stock. Changes in the price of FCF common stock between now and the time of the merger will affect the value that CFC shareholders will receive in the merger. FCF is not permitted to terminate the merger agreement as a result of any increase or decrease in the market price of FCF common stock or CFC common stock. CFC is not permitted to terminate the merger agreement as a result of any increase in the market price of CFC common stock. While CFC is permitted to terminate the merger agreement as a result of certain decreases in the market price of FCF common stock, such a right is subject to several limitations. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 81.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in FCF’s and CFC’s businesses, operations and prospects, volatility in the prices of securities in global financial markets, including market prices of FCF and other banking companies, the effects of the COVID-19 pandemic and regulatory considerations and tax laws, many of which are beyond FCF’s and CFC’s control. Therefore, at the time of the CFC special meeting, CFC shareholders will not know the market value of the consideration that CFC shareholders will receive at the effective time. You should obtain current market quotations for shares of FCF common stock (NYSE: FCF) and for shares of CFC common stock (OTC Pink: CFCX).

The market price of FCF common stock after the merger may be affected by factors different from those currently affecting the shares of FCF common stock or CFC common stock.

In the merger, CFC shareholders will become FCF shareholders. FCF’s business differs from that of CFC and certain adjustments may be made to FCF’s business as a result of this merger. Accordingly, the results of operations of the combined company and the market price of FCF common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of FCF and CFC. For a discussion of the business of FCF and of certain factors to consider in connection with its businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 96.

The opinion delivered by Stephens to CFC’s board of directors prior to the entry into the merger agreement will not reflect changes in circumstances that may have occurred since the date of the opinion.

The opinion from Stephens, CFC’s financial advisor, to CFC’s board of directors was delivered on and dated August 30, 2022. Changes in the operations and prospects of FCF or CFC, general market and economic conditions and other factors which may be beyond the control of FCF and CFC, including the ongoing effects of the COVID-19 pandemic on such market and economic conditions, and the market prices of FCF and CFC, may have altered the value of FCF or CFC or the prices of shares of FCF common stock and shares of CFC common stock as of the date of this proxy statement/prospectus, or may alter such values and prices by the time the merger is completed. The opinion from Stephens does not speak as of the date of this proxy statement/prospectus or as of any other date subsequent to the date of the opinion.

As the result of a judicial proceeding, courts may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

The completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court of competent jurisdiction, as the result of a judicial proceeding, that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.

In addition, despite the parties’ commitments to using their reasonable best efforts to comply with conditions imposed by regulators, under the terms of the merger agreement, neither FCF nor CFC, nor any of their respective subsidiaries, is permitted (without the written consent of the other party), to take, or agree to take, any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger and the bank merger. See “The Merger—Regulatory Approvals” beginning on page 61.

The COVID-19 pandemic may delay and adversely affect the completion of the merger.

The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and are likely to continue to adversely affect, the business, financial condition, liquidity, capital and results of operations of FCF and CFC. If the effects of the COVID-19 pandemic cause a continued or extended decline in the economic environment and the financial results of FCF or CFC, or the business operations of FCF or CFC are further disrupted as a result of the COVID-19 pandemic, efforts to complete the merger and integrate the businesses of FCF and CFC may also be delayed and adversely affected.

Certain of CFC’s directors and executive officers may have interests in the merger that may differ from, or are in addition to, the interests of CFC shareholders.

CFC shareholders should be aware that some of CFC’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of CFC shareholders. These interests and arrangements may create potential conflicts of interest. The CFC board of directors were aware of these interests and considered these interests, among other matters, when making their decision to approve the merger agreement, and in recommending that the CFC shareholders vote to approve the merger agreement. For a more complete description of these interests, please see “The Merger—Interests of Certain CFC Directors and Executive Officers in the Merger” beginning on page 58.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: (i) approval by CFC shareholders of the CFC merger proposal;

(ii) authorization for listing on NYSE of the shares of FCF common stock to be issued in the merger, subject to official notice of issuance; (iii) the receipt of required regulatory approvals; (iv) effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part; and (v) the absence of any order, injunction, decree or other legal restraint preventing the completion of the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger or any of the other transactions contemplated by the merger agreement illegal. Each party’s obligation to complete the merger is also subject to certain additional customary conditions, including (a) subject to applicable materiality standards, the accuracy of the representations and warranties of the other party, (b) the performance in all material respects by the other party of its obligations under the merger agreement and (c) the receipt by each party of an opinion from its counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. FCF’s obligation to complete the merger is also subject to no more than 5% of CFC common stock being held by persons who have exercised dissenters’ rights.

These conditions to the closing may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after the requisite shareholder approvals, or FCF or CFC may elect to terminate the merger agreement in certain other circumstances. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 81.

Failure to complete the merger could negatively impact FCF or CFC.

If the merger is not completed for any reason, including as a result of CFC shareholders failing to approve the CFC merger proposal, there may be various adverse consequences and FCF and/or CFC may experience negative reactions from the financial markets and from their respective customers and employees. For example, FCF’s or CFC’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of FCF common stock or CFC common stock could decline to the extent that current market prices reflect a market assumption that the merger will be beneficial and will be completed. FCF and/or CFC also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against FCF or CFC to perform their respective obligations under the merger agreement. If the merger agreement is terminated under certain circumstances, CFC may be required to pay a termination fee of $6.0 million to FCF.

Additionally, each of FCF and CFC has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of preparing, filing, printing and mailing this proxy statement/prospectus, and all filing and other fees paid in connection with the merger. If the merger is not completed, FCF and CFC would have to pay these expenses without realizing the expected benefits of the merger.

FCF and CFC will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on FCF and CFC. These uncertainties may impair FCF’s or CFC’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with FCF or CFC to seek to change existing business relationships with FCF or CFC. In addition, subject to certain exceptions, FCF and CFC have each agreed to operate its business in the ordinary course in all material respects and to refrain from taking certain actions that may adversely affect its ability to consummate the transactions contemplated by the merger agreement on a timely basis without the consent of the other party. These restrictions may prevent FCF and/or CFC from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Covenants and Agreements” beginning on page 72 for a description of the restrictive covenants applicable to FCF and CFC.

The announcement of the proposed merger could disrupt FCF’s and CFC’s relationships with their customers, suppliers, business partners and others, as well as their operating results and business generally.

Whether or not the merger is ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the merger on FCF’s and CFC’s business include the following:

•	their employees may experience uncertainty about their future roles, which might adversely affect FCF’s and CFC’s ability to retain and hire key personnel and other employees;

•

customers, suppliers, business partners and other parties with which FCF and CFC maintain business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with FCF and CFC or fail to extend an existing relationship with FCF and CFC; and

•	FCF and CFC have each expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed merger.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact each party’s results of operations and financial condition.

The merger agreement limits CFC’s ability to pursue alternatives to the merger and may discourage other companies from trying to acquire CFC.

The merger agreement contains “no shop” covenants that restrict CFC’s ability to, directly or indirectly, among other things, initiate, solicit, knowingly encourage or knowingly facilitate, inquiries or proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary duties by its board of directors, engage in any negotiations concerning, or provide any confidential or non-public information or data relating to, any alternative acquisition proposals. These provisions, which include a $6.0 million termination fee payable under certain circumstances, may discourage a potential third-party acquirer that might have an interest in acquiring all or a significant part of CFC from considering or proposing that acquisition. For more information, see “The Merger Agreement—Agreement Not to Solicit Other Offers; Termination of the Merger Agreement; Effect of Termination; Termination Fee” and “The Merger Agreement—Meeting; Recommendation of CFC’s Board of Directors” beginning on page 79.

The shares of FCF common stock to be received by CFC shareholders as a result of the merger will have different rights from the shares of CFC common stock.

In the merger, CFC shareholders will become FCF shareholders and their rights as shareholders will be governed by Pennsylvania law and the governing documents of the combined company following the merger. The rights associated with FCF common stock are different from the rights associated with CFC common stock. See “Comparison of the Rights of Holders of FCF Common Stock and Holders of CFC Common Stock” beginning on page 89 for a discussion of the different rights associated with FCF common stock.

Shareholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of FCF and CFC.

Shareholders of FCF and/or shareholders of CFC may file lawsuits against FCF, CFC and/or the directors and officers of either company in connection with the merger. One of the conditions to the closing is that no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting FCF or CFC defendants from completing the merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to

FCF and/or CFC, including any cost associated with the indemnification of directors and officers of each company. FCF and CFC may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the merger. Such litigation could have an adverse effect on the financial condition and results of operations of FCF and CFC and could prevent or delay the completion of the merger.

Risks Relating to the Combined Company’s Business Following the Merger

FCF and CFC are expected to incur substantial costs related to the merger and integration.

FCF and CFC have incurred and expect to incur a number of non-recurring costs associated with the merger. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees, financial printing and other printing costs and other related costs. Some of these costs are payable by either FCF or CFC regardless of whether or not the merger is completed. See “The Merger Agreement—Expenses and Fees” beginning on page 83.

FCF and CFC have incurred and expect to incur significant, non-recurring costs in connection with negotiating the merger agreement and closing the merger. In addition, the combined company will incur integration costs following the completion of the merger as FCF and CFC integrate their businesses, including facilities and systems consolidation costs and employment-related costs. FCF and CFC may also incur additional costs to maintain employee morale and to retain key employees. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While FCF and CFC have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in the combined company taking charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time.

Combining FCF and CFC may be more difficult, costly or time-consuming than expected, and FCF and CFC may fail to realize the anticipated benefits of the merger.

The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of FCF and CFC. To realize the anticipated benefits and cost savings from the merger, FCF and CFC must successfully integrate and combine their businesses in a manner that permits those cost savings to be realized, without adversely affecting current revenues and future growth. If FCF and CFC are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings of the merger could be less than anticipated, and integration may result in additional and unforeseen expenses.

An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, levels of expenses and operating results of the combined company following the completion of the merger, which may adversely affect the value of the common stock of the combined company following the completion of the merger.

FCF and CFC have operated and, until the completion of the merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of FCF and CFC during this transition period and for an undetermined period after completion of the merger on the combined company.

The future results of the combined company following the merger may suffer if the combined company does not effectively manage its expanded operations.

Following the merger, the size of the business of the combined company will increase beyond the current size of either FCF’s or CFC’s business. The combined company’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The combined company may also face increased scrutiny from governmental authorities as a result of the increased size of its business. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, revenue enhancement or other benefits currently anticipated from the merger.

The combined company may be unable to retain FCF and/or CFC personnel successfully after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by FCF and CFC. It is possible that these employees may decide not to remain with FCF or CFC, as applicable, while the merger is pending or with the combined company after the merger is consummated. If FCF and CFC are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, FCF and CFC could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, following the merger, if key employees terminate their employment, the combined company’s business activities may be adversely affected, and management’s attention may be diverted from successfully hiring suitable replacements, all of which may cause the combined company’s business to suffer. FCF and CFC also may not be able to locate or retain suitable replacements for any key employees who leave either company. See “The Merger—Governance of FCF after the Merger” beginning on page 61.

Holders of FCF and CFC common stock will have reduced ownership and voting interest in the combined company after the consummation of the merger and will exercise less influence over management.

FCF shareholders and CFC shareholders currently have the right to vote in the election of the board of directors and on other matters affecting FCF and CFC, respectively. When the merger is completed, each FCF shareholder and each CFC shareholder will become a holder of common stock of the combined company, with a percentage ownership of the combined company that is smaller than the holder’s percentage ownership of either FCF or CFC individually, as applicable, prior to the consummation of the merger. Based on the number of shares of FCF and CFC common stock outstanding as of [                ], 2022, and based on the number of shares of FCF common stock expected to be issued in the merger, the former CFC shareholders, as a group, are estimated to own approximately 9.4% of the fully diluted shares of the combined company immediately after the merger and current FCF shareholders as a group are estimated to own approximately 90.6% of the fully diluted shares of the combined company immediately after the merger. Because of this, CFC shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of CFC, and FCF shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of FCF.

Issuance of shares of FCF common stock in connection with the merger may adversely affect the market price of FCF common stock.

In connection with the payment of the merger consideration, FCF expects to issue approximately [                ] million shares of FCF common stock to CFC shareholders. The issuance of these new shares of FCF common stock may result in fluctuations in the market price of FCF common stock, including a stock price decrease.

In connection with the merger, FCF will assume CFC’s outstanding indebtedness. FCF’s existing debt, together with any future incurrence of additional indebtedness could have important consequences for the combined company’s creditors and the combined company’s shareholders.

Because FCF will assume CFC’s outstanding indebtedness, it could:

•	limit the combined company’s ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•	restrict the combined company from making strategic acquisitions or cause the combined company to make non-strategic divestitures;

•	restrict the combined company from paying dividends to its shareholders;

•	increase the combined company’s vulnerability to general economic and industry conditions; and

•

require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on the combined company’s indebtedness, thereby reducing the combined company’s ability to use cash flows to fund its operations, capital expenditures and future business opportunities.

The COVID-19 pandemic’s impact on the combined company’s business and operations following the completion of the merger is uncertain.

The extent to which the COVID-19 pandemic will negatively affect the business, financial condition, liquidity, capital and results of operations of the combined company following the completion of the merger will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the COVID-19 pandemic, the direct and indirect impact of the COVID-19 pandemic on employees, clients, counterparties and service providers, as well as other market participants, and actions taken by governmental authorities and other third parties in response to the COVID-19 pandemic. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the COVID-19 pandemic on the combined company’s business, and there is no guarantee that efforts by the combined company to address the adverse impacts of the COVID-19 pandemic will be effective.

Even after the COVID-19 pandemic has subsided, the combined company may continue to experience adverse impacts to its business as a result of the COVID-19 pandemic’s global economic impact, including reduced availability of credit, adverse impacts on liquidity and the negative financial effects from any recession or depression that may occur.

FCF and FCF Bank will grow to over $10 billion in total consolidated assets as a result of the mergers, which will lead to increased regulation.

Upon consummation of the mergers, FCF and FCF Bank will have approximately $10.6 billion in total consolidated assets. FCF and FCF Bank will accordingly become subject to certain regulations that apply only to depository institution holding companies or depository institutions with $10 billion or more in total consolidated assets.

An insured depository institution with $10 billion or more in total assets is subject to the debit card interchange fee restrictions set forth in section 1075 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, known as the Durbin Amendment, as implemented by regulations of the Federal Reserve, cap the maximum debit interchange fee that an issuer may receive per transaction at the sum of 21 cents plus five basis points. An issuer that adopts certain fraud prevention procedures may charge an additional one cent per transaction. Debit card issuers with less than $10 billion in total consolidated assets, currently including FCF Bank and Centric Bank, are exempt from these interchange fee restrictions. During 2021, FCF Bank and Centric Bank earned approximately $28.0 million and $0.3 million in card-related interchange income, respectively. FCF has previously disclosed that if it had not qualified for the exemption in 2021, its interchange income would have been reduced by approximately $13.8 million, or approximately 50%, due to the cap on interchange fees. The exemption for small issuers ceases to apply as of July 1st of the year following the calendar year in which the issuer has total consolidated assets of $10 billion or more at year-end. As a result, if the bank merger is consummated in 2023, FCF Bank will become subject to the interchange restrictions of the Durbin Amendment beginning July 1, 2024. As such, we estimate that the application of the Durbin Amendment will reduce annual card-related interchange income of the combined entity by approximately 25% in 2024 and by approximately 50% in 2025.

Additionally, an insured depository institution with $10 billion or more in total assets is subject to supervision, examination, and enforcement with respect to consumer protection laws by the Consumer Financial Protection Bureau, or CFPB. Under its current policies, the CFPB will assert jurisdiction in the first quarter after the call reports of merging insured depository institutions, on a combined basis, show total consolidated assets of $10 billion or more for four consecutive quarters, including quarters ended prior to the merger. As a result, FCF expects FCF Bank to become subject to CFPB supervision, examination, and enforcement at the beginning of the quarter following consummation of the bank merger.

Other regulatory requirements apply, and have previously applied, to insured depository institution holding companies and insured depository institutions with $10 billion or more in total consolidated assets. In addition, Congress and/or regulatory agencies may impose new requirements or surcharges on such institutions in the future. The Economic Growth, Regulatory Reform, and Consumer Protection Act, enacted on May 24, 2018, includes provisions that, as they are implemented, relieve banking organizations with less than $10 billion in total consolidated assets (and that satisfy certain other conditions) from risk-based capital requirements, restrictions on proprietary trading and investment and sponsorship in hedge funds and private equity funds known as the Volcker Rule, and certain other regulatory requirements. By exceeding $10 billion in total consolidated assets, FCF and FCF Bank will not qualify for any of this relief.

There is no assurance that the benefits of the mergers will outweigh the regulatory costs resulting from FCF and FCF Bank growing to more than $10 billion in total consolidated assets.

THE CFC SPECIAL MEETING

This section contains information for CFC shareholders about the special meeting that CFC has called to allow CFC shareholders to consider and vote on the CFC merger proposal and the CFC adjournment proposal. This proxy statement/prospectus is accompanied by a notice of the CFC special meeting and a form of proxy card that the CFC board of directors is soliciting for use by CFC shareholders at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Meeting

The CFC special meeting will be completely virtual and conducted via live audio webcast on [                ], 2023 at [                ], Eastern Time. In light of the ongoing developments related to the COVID-19 pandemic and to support the health and safety of our shareholders, employees and community, the CFC special meeting will be held in a virtual-only meeting format conducted via live webcast. Shareholders may participate in the virtual meeting by first registering at http://viewproxy.com/Centric/2023SM/htype.asp. You will receive a meeting invitation by e-mail with your unique join link along with a password prior to the meeting date.

Matters to Be Considered

At the CFC special meeting, CFC shareholders will be asked to consider and vote upon the following proposals:

•	the CFC merger proposal; and

•	the CFC adjournment proposal.

Recommendation of CFC’s Board of Directors

The CFC board of directors recommends that you vote “FOR” the CFC merger proposal and “FOR” the CFC adjournment proposal. See “The Merger—CFC’s Reasons for the Merger; Recommendation of CFC’s Board of Directors” beginning on page 43 for a more detailed discussion of the CFC board of directors’ recommendation.

Record Date and Quorum

The CFC board of directors has fixed the close of business on [                ], 2022 as the record date for the determination of CFC shareholders entitled to notice of and to vote at the CFC special meeting. As of the record date, there were [                ] shares of CFC common stock outstanding and [                ] shareholders of record.

Holders of a majority of the outstanding shares of CFC common stock entitled to vote at the CFC special meeting must be present, either in attendance virtually via the CFC special meeting website or by proxy, to constitute a quorum at the CFC special meeting. If you fail to submit a proxy prior to the special meeting, or to vote at the CFC special meeting via the CFC special meeting website, your shares of CFC common stock will not be counted towards a quorum. Abstentions are considered present for the purpose of establishing a quorum.

At the CFC special meeting, each share of CFC common stock is entitled to one (1) vote on all matters properly submitted to CFC shareholders.

As of the close of business on the CFC record date, CFC directors and executive officers and their affiliates owned and were entitled to vote approximately [                ] shares of CFC common stock, representing less than [                ] percent ([                ]%) of the outstanding shares of CFC common stock. Each of CFC’s directors and certain of its executive officers will vote their shares in favor of the CFC merger proposal and the CFC adjournment proposal pursuant to voting and support agreements entered into with FCF.

Broker Non-Votes

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one (1) proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the CFC special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the CFC special meeting. If your bank, broker, trustee or other nominee holds your shares of CFC common stock in “street name,” such entity will vote your shares of CFC common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this proxy statement/prospectus.

Vote Required; Treatment of Abstentions and Failure to Vote

CFC Merger Proposal

•

Vote required: Approval of the CFC merger proposal requires the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of CFC common stock. Approval of the CFC merger proposal is a condition to the completion of the merger.

•

Effect of abstentions and failure to vote: If you are present at the CFC special meeting and abstain from voting, or respond by proxy with an “ABSTAIN”, it will have the same effect as a vote cast “AGAINST” such proposal. If you are not present at the CFC special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have the same effect as a vote cast “AGAINST” such proposal.

CFC Adjournment Proposal

•

Vote required: Whether or not a quorum will be present at the meeting, approval of the CFC adjournment proposal requires the affirmative vote of a majority of the shares of CFC common stock present in attendance at the CFC special meeting or represented by proxy at the CFC special meeting. Approval of the CFC adjournment proposal is not a condition to the completion of the merger.

•

Effect of abstentions and failure to vote: If you are present at the CFC special meeting and abstain from voting, or respond by proxy with an “ABSTAIN”, it will have the same effect as a vote cast “AGAINST” such proposal. If you are not present at the CFC special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have no effect on the vote count for such proposal.

Attending the Special Meeting

The CFC special meeting may be accessed via the CFC special meeting website, where CFC shareholders will be able to listen to the CFC special meeting, submit questions and vote online. You are entitled to attend the CFC special meeting via the CFC special meeting website only if you were a shareholder of record at the close of business on the record date (a “record holder”) or you held your CFC shares beneficially in the name of a bank, broker, trustee or other nominee as of the record date (a “beneficial owner”), or you hold a valid proxy for the CFC special meeting.

If you are a record holder, you will be able to attend the CFC special meeting online, ask questions and vote during the meeting by first registering at http://viewproxy.com/Centric/2023SM/htype.asp. You will receive a meeting invitation by e-mail with your unique join link along with a password prior to the meeting date. Please have your 16-digit control number, which can be found on your proxy card, notice or e-mail previously received, to access the meeting.

If you are a beneficial owner, see “—Shares Held in Street Name” below for further information. Please review this information prior to the CFC special meeting to ensure you have access.

We have created and implemented the virtual format in order to facilitate shareholder attendance and participation by enabling shareholders to participate fully, and equally, from any location around the world, at no cost. However, you will bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. A virtual meeting makes it possible for more shareholders (regardless of size, resources or physical location) to have direct access to information more quickly. We also believe that the online tools we have selected will increase shareholder communication. For example, the virtual format allows shareholders to communicate with us in advance of, and during, the CFC special meeting so they can ask questions of CFC’s board of directors or management. During the live Q&A session of the CFC special meeting, we may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the CFC special meeting, as time permits.

Both shareholders of record and street name shareholders will be able to attend the CFC special meeting via live audio webcast, submit their questions during the meeting and vote their shares electronically at the CFC special meeting.

CFC encourages its shareholders to visit the meeting website above in advance of the CFC special meeting to familiarize themselves with the online access process. Shareholders should verify their internet connection prior to the CFC special meeting. There will be technicians ready to assist you with any technical difficulties you may have accessing the CFC special meeting live audio webcast. Please be sure to check in by [                ] a.m., Eastern Time on [                ], 2023, the day of the meeting, so that any technical difficulties may be addressed before the Special Meeting live audio webcast begins. If you encounter any difficulties accessing the webcast during the check-in or meeting time, please email VirtualMeeting@viewproxy.com or call 866-612-8937. Shareholders will have substantially the same opportunities to participate in the virtual CFC special meeting as they would have at a physical, in-person meeting.

Please review this information prior to the CFC special meeting to ensure you have access.

Even if you plan to attend the CFC special meeting virtually, CFC recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the special meeting.

Proxies

A holder of CFC shares may vote by proxy or at the CFC special meeting via the CFC special meeting website. If you hold your shares of CFC common stock in your name as a record holder, to submit a proxy, you, as a holder of CFC common stock, may use one (1) of the following methods:

•	by telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions;

•	through the internet: by visiting the website indicated on the accompanying proxy card and following the instructions; or

•	by proxy card: by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

CFC requests that CFC shareholders vote as soon as possible by telephone, over the internet or by completing and signing the accompanying proxy card and returning it to CFC in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of CFC common stock represented by it will be voted at the CFC special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the CFC merger proposal and “FOR” the CFC adjournment proposal.

If you are a beneficial owner, you should check the voting form used by your bank, broker, trustee or other nominee to determine whether you may vote by telephone or the internet.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the internet or by telephone, whether or not you plan to attend the CFC special meeting virtually via the CFC special meeting website. Sending in your proxy card or voting by telephone or on the internet will not prevent you from voting your shares personally via the CFC special meeting website at the meeting because you may subsequently revoke your proxy. See “—Revocability of Proxies” below for further information

Shares Held in Street Name

If you do not attend the CFC special meeting and wish to vote, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.

Further, banks, brokers, trustees or other nominees who hold shares on behalf of their customers may not give a proxy to CFC to vote those shares with respect to any of the proposals without specific instructions from their customers, as banks, brokers, trustees and other nominees do not have discretionary voting power on the proposals that will be voted upon at the CFC special meeting, including the CFC merger proposal and the CFC adjournment proposal.

If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration and you will be assigned a virtual control number in order to vote your shares during the CFC special meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the CFC special meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at http://viewproxy.com/Centric/2023SM/htype.asp. On the day of the CFC special meeting, you may only vote during the meeting by e-mailing a copy of your legal proxy to virtualmeeting@viewproxy.com in advance of the meeting.

Revocability of Proxies

If you directly hold shares of CFC common stock in your name as a record holder, you can change your proxy vote at any time before your proxy is voted at the CFC special meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of CFC, whose mailing address is 1826 Good Hope Road, Enola, Pennsylvania 17025;

•	signing and returning a proxy card that is dated and received on a later date;

•	attending the CFC special meeting virtually and voting at the CFC special meeting via the CFC special meeting website; or

•	voting by telephone or the internet at a later time.

If you are a beneficial owner and your shares are held by a bank, broker, trustee or other nominee, you may change your vote by:

•	contacting your bank, broker, trustee or other nominee; or

•

attending the special meeting virtually and voting your shares via the special meeting website if you have your control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee. Please contact your bank, broker, trustee or other nominee for further instructions.

Attendance virtually at the CFC special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by CFC after the vote will not affect the vote at the CFC special meeting. If the CFC special meeting is postponed or adjourned, it will not affect the ability of CFC shareholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Shares Subject to Voting Agreement; Shares Held by Directors and Executive Officers

Each director of CFC as well as certain executive officers of CFC have entered into a voting and support agreement (which we refer to as the “voting agreement”) in the form attached as Exhibit A to the merger agreement, which is attached as Annex A to this proxy statement/prospectus. Under the voting agreement, each such person agreed, among other things, to vote the shares of CFC common stock (1) in favor of the merger agreement and in favor of each of the other actions contemplated by the merger agreement, (2) against approval of any proposal made in opposition to, or in competition with, the merger or any other transactions contemplated by the merger agreement and (3) against any action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the merger or any other transactions between FCF and CFC as contemplated by the merger agreement. As of the CFC record date, [                ] shares of CFC common stock, or approximately [                ]% of the outstanding shares of CFC common stock entitled to vote at the CFC special meeting, are bound by the voting agreement.

Delivery of Proxy Materials

As permitted by applicable law, only one (1) copy of this proxy statement/prospectus is being delivered to CFC shareholders residing at the same address, unless such CFC shareholders have notified CFC of their desire to receive multiple copies of the proxy statement/prospectus.

CFC will promptly deliver, upon oral or written request, a separate copy of the proxy statement/prospectus to any holder of CFC common stock residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to CFC’s proxy solicitor, Alliance Advisors LLC, by calling toll-free at (877) 728-5018 or by e-mail at CFCX@allianceadvisors.com

Dissenters’ Rights

Holders of CFC common stock are entitled to assert dissenters’ rights with respect to the CFC merger proposal. These dissenters’ rights are conditioned on strict compliance with the requirements of Sections 1571 through 1580 of the PBCL. Please see “The Merger — Dissenters’ Rights,” beginning on page 64, and the full text of Sections 1571 through 1580 of the PBCL, which is reproduced in full in Annex B to this proxy statement/prospectus, for additional information.

Solicitation of Proxies

FCF and CFC will share equally the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. To assist in the solicitation of proxies, CFC has retained Alliance Advisors LLC, for a fee of $6,000 plus reimbursement of certain costs and expenses incurred in connection with the solicitation. CFC and its proxy solicitor will also request banks, brokers, trustees and other intermediaries holding shares of CFC common stock beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of CFC. No additional compensation will be paid to CFC’s directors, officers or employees for solicitation.

You should not send in any CFC stock certificates with your proxy card (or, if you are a beneficial owner, your voting instruction card). The exchange agent will mail a transmittal letter with instructions for the surrender of stock certificates to CFC shareholders as soon as practicable after completion of the merger.

Other Matters to Come Before the CFC Special Meeting

CFC management knows of no other business to be presented at the CFC special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the CFC board of directors’ recommendations.

Assistance

If you need assistance in completing your proxy card, have questions regarding CFC’s special meeting or would like additional copies of this proxy statement/prospectus, please contact Investor Relations Department of CFC by telephone ((717) 657-7727) or by e-mail (investors@centricbank.com), or CFC’s proxy solicitor, Alliance Advisors LLC, by calling toll-free at (877) 728-5018 or by e-mail at CFCX@allianceadvisors.com.

CFC PROPOSALS

PROPOSAL 1: CFC MERGER PROPOSAL

Pursuant to the merger agreement, CFC is asking CFC shareholders to approve the adoption of the merger agreement and the transactions contemplated thereby, including the merger. CFC shareholders should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

After careful consideration, the CFC board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of CFC and CFC shareholders. See “The Merger—CFC’s Reasons for the Merger; Recommendation of CFC’s Board of Directors” beginning on page 43 for a more detailed discussion of the CFC board of directors’ recommendation.

The approval of the CFC merger proposal by CFC shareholders is a condition to the completion of the merger.

The CFC board of directors unanimously recommends a vote “FOR” the CFC merger proposal.

PROPOSAL 2: CFC ADJOURNMENT PROPOSAL

The CFC special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the CFC special meeting to approve the CFC merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to CFC shareholders.

If, at the CFC special meeting, the number of shares of CFC common stock present or represented and voting in favor of the CFC merger proposal is insufficient to approve the CFC merger proposal, CFC intends to move to adjourn the CFC special meeting in order to enable the CFC board of directors to solicit additional proxies for approval of the CFC merger proposal. In that event, CFC will ask CFC shareholders to vote upon the CFC adjournment proposal, but not the CFC merger proposal.

In this proposal, CFC is asking CFC shareholders to authorize the holder of any proxy solicited by the CFC board of directors on a discretionary basis (i) if there are not sufficient votes at the time of the CFC special meeting to approve the CFC merger proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to CFC shareholders, to vote in favor of adjourning the CFC special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from CFC shareholders who have previously voted. Pursuant to the CFC bylaws, if a new record date is set for the adjourned meeting, a notice of the adjourned meeting must be given to each shareholder of record entitled to vote at the meeting.

The approval of the CFC adjournment proposal by CFC shareholders is not a condition to the completion of the merger.

The CFC board of directors unanimously recommends a vote “FOR” the CFC adjournment proposal.

INFORMATION ABOUT THE COMPANIES

FCF

FCF is a financial holding company headquartered in Indiana, Pennsylvania. FCF’s subsidiaries include, FCF Bank, First Commonwealth Insurance Agency, Inc., FRAMAL and First Commonwealth Financial Advisors, Inc. FCF provides a diversified array of consumer and commercial banking services through FCF Bank. FCF also provides trust and wealth management services and offers insurance products through FCF Bank and its other operating subsidiaries. At September 30, 2022, FCF had total assets of $9.6 billion, total loans of $7.3 billion, total deposits of $8.1 billion and shareholders’ equity of $1.0 billion.

FCF Bank is a Pennsylvania bank and trust company. At September 30, 2022, FCF Bank operated 118 community banking offices throughout western and central Pennsylvania, and northeastern, central and southwestern Ohio, as well as corporate banking centers in Pittsburgh, Pennsylvania, and Columbus, Canton and Cleveland, Ohio, and mortgage banking offices in Wexford, Pennsylvania, and Hudson, Westlake and Lewis Center, Ohio. FCF Bank also operates a network of 136 automated teller machines, or ATMs, at various branch offices and offsite locations. All of FCF Bank’s ATMs are part of the NYCE and MasterCard/Cirrus networks, both of which operate nationwide. FCF Bank is a member of the Allpoint ATM network, which allows surcharge-free access to over 55,000 ATMs. FCF Bank is also a member of the “Freedom ATM Alliance,” which affords cardholders surcharge-free access to a network of over 350 ATMs in over 50 counties in Pennsylvania, Maryland, New York, and Ohio.

FCF’s common stock is traded on NYSE under the symbol “FCF.” FCF’s principal executive office is located at 601 Philadelphia Street, Indiana, Pennsylvania 15701 and its telephone number is (724) 349-7220.

CFC

CFC is a bank holding company headquartered in Enola, Pennsylvania. CFC’s sole subsidiary is Centric Bank. CFC provides a diversified array of consumer and commercial banking services through Centric Bank. At September 30, 2022, CFC had total assets of $1.04 billion, total net loans of $919.3 million, total deposits of $883.6 million and total equity of $104.3 million.

Centric Bank is a Pennsylvania banking institution. Centric Bank has financial centers located in Harrisburg, Hershey, Mechanicsburg, Camp Hill, Doylestown, Devon, and Lancaster, Pennsylvania, and loan production offices in Lancaster and Devon, Pennsylvania.

CFC common stock is currently quoted on the OTC Pink market operated by the OTC Markets Group under the trading symbol “CFCX.” Below is a table setting forth the range of high and low bid information for each quarterly period during the last two years.

Period	High	Low
Quarter ended March 31, 2021	$9.70	$8.50
Quarter ended June 30, 2021	9.85	9.00
Quarter ended September 30, 2021	9.75	9.10
Quarter ended December 31, 2021	9.70	9.00

Quarter ended March 31, 2022	$10.05	$9.33
Quarter ended June 30, 2022	10.25	9.02
Quarter ended September 30, 2022	14.52	9.50
Quarter ended December 31, 2022 (from October 1, 2022 through November 25, 2022)	15.75	13.50

CFC’s principal executive office is located at 1826 Good Hope Road, Enola, Pennsylvania 17025 and its telephone number is (717) 657-7727.

SECURITY OWNERSHIP OF CERTAIN CFC BENEFICAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 30, 2022, the beneficial ownership of CFC common stock by (i) each of CFC’s directors, (ii) certain of CFC’s executive officers, (iii) CFC’s directors and executive officers as a group, and (iv) each person known to CFC to beneficially own more than 5% ownership of the issued and outstanding CFC common stock. Unless otherwise indicated, the address of each listed CFC shareholder is c/o Centric Financial Corporation, 1826 Good Hope Road, Enola, Pennsylvania 17025.

Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities. Unless otherwise indicated, and subject to the voting agreements entered into with FCF in connection with entering into the merger agreement, to CFC’s knowledge, the persons or entities identified on the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)			Percent of CFC Common Stock
Directors:
Frank A. Conte	97,933	(2	)(3)	1.12%
Steven P. Dayton	146,679	(4)		1.69%
Donald E. Enders, Jr.	315,368	(5)		3.63%
Thomas H. Flowers	81,819	(2	)(6)	*
Patricia A. Husic	136,767	(2)		1.57%
Nicole Stezar Kaylor	23,810	(2	)(7)	*
Jeffrey W. Keiser	154,839	(2)		1.78%
John A. Maher	163,212	(2)		1.88%
Jessica E. Meyers	2,226			*
Kerry A. Pae	98,571	(2	)(8)	1.13%

Certain Executive Officers:
Jeffrey W. Myers	57,610	(2	)(9)	*
Sandra J. Schultz	27,643	(2)		*
All Directors and Executive Officers as a Group (12 persons)	1,306,477			14.72%

5% Shareholders:
Endeavor Capital Advisors Inc. 410 Greenwich Avenue Greenwich, Connecticut 06830	685,601			7.89%
Banc Fund Co. LLC 20 N. Upper Wacker Dr. #3300 Chicago, Illinois 60606	622,573			7.17%
Strategic Value Bank Partners LLC 127 Public Square Cleveland, Ohio 44114	460,973			5.31%

*	Represents less than one percent of outstanding CFC common stock.
(1)

Each beneficial owner’s percentage ownership is determined by assuming that CFC Stock Options and CFC Stock Warrants held by such person (and not those held by any other person) and that are exercisable within 60 days of September 30, 2022 have been exercised. As of September 30, 2022, there were 8,688,963 shares of CFC common stock issued and outstanding.

(2)

Includes CFC Stock Options, CFC Stock Warrants and CFC Restricted Stock Awards which are exercisable, or vest, within 60 days of September 30, 2022 or become exercisable, or vest, upon the closing date, as follows:

Name	CFC Stock Options	CFC Stock Warrants	CFC Restricted Stock Awards
Frank A. Conte	9,302	31,500	—
Thomas H. Flowers	—	31,500	—
Patricia A. Husic	12,250	—	11,329
Nicole Stezar Kaylor	7,316	—	—
Jeffrey W. Keiser	8,640	—	—
John A. Maher	2,000	2,000	—
Kerry A. Pae	9,302	31,500	—
Jeffrey W. Myers	10,500	—	4,413
Sandra J. Schultz	11,100	—	5,407
All directors and executive officers as a group (9 persons)	70,410	96,500	21,149

(3)	Includes 1,542 shares of CFC common stock held in a retirement plan and 407 shares of CFC common stock held in an HAS custodial account, each for the benefit of Mr. Conte.
(4)	Includes 25,420 shares of CFC common stock held in a retirement plan for the benefit of Mr. Dayton.
(5)	Includes 23,349 shares of CFC common stock held by Cocoa Associates LTD and 38,273 shares of CFC common stock held by Colonial Park Realty Company.
(6)	Includes 150 shares of CFC common stock held as custodian for Mr. Flower’s child.
(7)	Includes 14,248 shares of CFC common stock held in a retirement plan for the benefit of Ms. Kaylor.
(8)	Includes 38,062 shares of CFC common stock held in a retirement plan for the benefit of Mr. Pae.
(9)	Includes 10,000 shares of CFC common stock held in a retirement plan for the benefit of Mr. Myers.

THE MERGER

This section of the proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about each of us into this proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 96.

Terms of the Merger

Each of FCF’s and CFC’s respective board of directors has unanimously approved the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, FCF and CFC will merge, with FCF as the surviving corporation, which is referred to as the merger. Following the merger, FCF Bank and CFC Bank will merge, with FCF Bank as the surviving bank, which is referred to as the bank merger.

Each share of CFC common stock issued and outstanding immediately prior to the effective time, except for shares of CFC common stock owned by CFC as treasury stock or owned by CFC or FCF or a subsidiary of either (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) and except for shares for which appraisal rights have been exercised, will be converted into the right to receive 1.09 shares of FCF common stock. Holders of CFC common stock who would otherwise be entitled to a fractional share of FCF common stock in the merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the volume weighted average closing price (“VWAP”) of FCF common stock reported on NYSE for the consecutive period of ten (10) full trading days ending on the day that is three trading days preceding the closing date (the “FCF Closing Price”) by the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of FCF common stock that such shareholder would otherwise be entitled to receive.

CFC shareholders are being asked to approve the CFC merger proposal. See the section entitled “The Merger Agreement” beginning on page 67 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

CFC’s board of directors regularly reviews and discusses CFC’s business strategy, performance and strategic prospects in the context of the local and national economic environment, developments in the regulation of financial institutions, the mergers and acquisitions environment for financial institutions, capital management strategies and the competitive landscape, always with the goal of exploring the way to best enhance value for its shareholders. To assist CFC’s board of directors in these reviews, CFC’s board of directors authorized the engagement of Stephens in December 2021 as CFC’s financial advisor, and an engagement letter was executed in January 2022. The board’s decision to engage Stephens was based upon several factors, including Stephens’ familiarity with CFC and its strategic goals as well as Stephens’ experience and reputation generally with respect to representing financial institutions in mergers and acquisitions as well as in the capital markets for financial institutions.

As part of its engagement, among other things, Stephens regularly reviewed and discussed with the CFC board of directors possible strategic initiatives available to CFC to enhance shareholder value, including capital management strategies, in particular focusing on stock repurchases and potential business combinations. These discussions and reviews included analysis of trends and developments in the merger and acquisitions market, including the prices being paid in such transactions, expressed as multiples of various financial measures and premiums paid with respect to a financial institution’s shares. Such analyses also reviewed and assessed possible partners for CFC, both for business combinations as an acquiror or acquiree, as well as for strategic mergers. In connection with the evaluation of these strategic alternatives, Ms. Patricia Husic, the President and Chief Executive Officer of CFC, had, from time to time, informal discussions with representatives of several other financial institutions. These discussions enabled CFC to develop relationships and facilitate business development opportunities with such institutions and to assess the potential merits of a business combination transaction with any such institutions. Ms. Husic, together with representatives of Stephens, regularly apprised CFC’s board of directors of such informal discussions.

In the second half of 2020, Ms. Husic and representatives of Stephens had several discussions with the president and chief executive officer of a bank holding company (“Party A”) regarding a potential sale to Party A. Ms. Husic also had discussions with the president and chief executive officer of another bank holding company (“Party B”) regarding a potential sale to Party B. During the second half of 2021, Ms. Husic also had several discussions with the president and chief executive officer of a bank holding company (“Party C”) regarding a potential merger of equals with Party C. None of these discussions resulted in a letter of intent.

During the first, second and third quarters of 2021, Ms. Husic had several conversations with T. Michael Price, FCF’s president and chief executive officer, regarding FCF’s possible interest in a potential strategic transaction with CFC. As a result of these discussions, on August 10, 2021, Ms. Husic and Mr. Price met in-person and discussed topics related to a strategic combination. However, no terms regarding a possible transaction were discussed.

During the fourth quarter of 2021, Ms. Husic had several discussions with the president and chief executive officer of a bank holding company (“Party D”) regarding a potential sale to Party D. This included entering into nondisclosure agreements, and the parties conducting limited due diligence in December 2021. On February 4, 2022, Party D presented CFC and Stephens with a non-binding indication of interest which, among other things, valued each share of CFC at $16.75 via a fixed stock exchange for shares of Party D’s common stock. This valuation of CFC was verbally increased to $17.00 per share by Party D on February 14, 2022 by increasing the fixed stock exchange ratio. After further due diligence and the parties discussing the terms of the indication of interest, including, among other things, CFC seeking a further increase in the fixed stock exchange ratio as a result of the value of Party D’s common stock decreasing by 6.4% since February 4, 2022, on April 10, 2022, the parties mutually decided to no longer pursue a potential combination.

Ms. Husic and Mr. Price reconnected on May 12, 2022, regarding a potential combination and both provided updates of their respective businesses since their last meeting. Ms. Husic inquired whether Mr. Price would be interested in presenting a letter of intent for CFC’s board of directors to consider.

On May 17, 2022, FCF’s board of directors engaged Keefe, Bruyette & Woods, Inc. to assist FCF in evaluating a potential business combination with CFC. On May 20, 2022, both parties entered into nondisclosure agreements and commenced preliminary due diligence on each other.

On June 2, 2022, FCF submitted a non-binding letter of intent to CFC proposing, among other things, a purchase price of $14 to $16 per share, a commitment to the ongoing meaningful role for Ms. Husic post-closing and the appointment of one mutually acceptable director of CFC to serve on FCF’s board of directors. The Strategic Initiatives Committee of CFC’s board of directors held a number of meetings to review the terms of the letter of intent with representatives of Stephens and Stevens & Lee, P.C., legal counsel to CFC (“S&L”). Over the next two weeks, the parties continued to negotiate the purchase price and other terms of a potential merger. This included CFC seeking more clarification regarding the proposal for Ms. Husic and the mutually acceptable director. Following a meeting of the Strategic Initiatives Committee of CFC’s board of directors on June 13, 2022, Ms. Husic communicated to Mr. Price and Stephens communicated to Keefe, Bruyette & Woods, Inc. that CFC would consider a revised non-binding letter of intent with a fixed exchange ratio for a stock transaction.

On June 14, 2022, FCF submitted a revised non-binding letter of intent, including a fixed exchange ratio for a stock transaction. The non-binding letter of intent proposed, among other things, a fixed exchange ratio of 1.2 shares of FCF common stock for each share of CFC common stock, a meaningful role for Ms. Husic post-closing including a regional leadership position for the current CFC footprint and the appointment of one mutually acceptable director of CFC to serve on the board of directors of each of FCF and FCF Bank. At a special meeting held June 21, 2022, CFC’s board of directors, in addition to reviewing the revised letter of intent, also discussed the ability of CFC to remain independent. While the board discussed the fact that CFC was not required to sell, based upon the pricing indication received, it appeared that a transaction would likely yield greater value to CFC’s shareholders than would remaining independent. Following additional discussion, the CFC board of directors approved the execution of the non-binding letter of intent by Ms. Husic. At this meeting, CFC’s board also discussed with S&L and Stephens the process to be followed now that CFC was entering into a non-binding letter of intent and potential timing. On that same date, CFC and FCF executed the non-binding indication of interest.

As the parties continued to conduct due diligence on each other, Squire Patton Boggs (US) LLP, FCF’s legal counsel (“SPB”), circulated an initial draft of the merger agreement on July 15, 2022. Over the next six weeks, representatives of S&L and SPB exchanged drafts of the merger agreement and related documents, and the two firms and the respective management teams worked towards finalizing the terms of the business combination. During this period, CFC and FCF also continued their reciprocal due diligence efforts.

On July 12, 2022, Mr. Price discussed with Ms. Husic the regional leadership position and, alternatively, a board role. On August 9, 2022, S&L circulated an initial draft of an employment agreement and change in control agreement for Ms. Husic to SPB.

On August 11, 2022, the FCF management team advised Ms. Husic that its estimate of credit costs and other one-time merger expenses was higher than anticipated when the parties entered into the non-binding letter of intent. Due to the higher costs, FCF proposed revised terms for the merger consideration of a fixed exchange ratio of 1.09 shares of FCF common stock for each share of CFC common stock. After extensive discussions at a regular CFC board of directors meeting on August 18, 2022, which included a review of the 1.09 fixed exchange ratio by Stephens, the CFC board of directors determined to approve the revised terms and to proceed with reverse due diligence and finalization of the definitive merger agreement.

On August 23, 2022, SPB circulated a draft of an employment agreement and change in control agreement for Ms. Husic to S&L. Also, on August 23, 2022, Ms. Husic advised Mr. Price that she would prefer the director role that Mr. Price offered on July 12, 2022 rather than a regional leadership position, which was accepted by Mr. Price. During that conversation, Mr. Price asked Ms. Husic to consider assisting FCF and FCF Bank with the transition by serving as a consultant for six months following the closing. On August 26, 2022, SPB circulated an initial draft of the consulting agreement for Ms. Husic to S&L, which was entered into on August 30, 2022.

CFC’s board of directors met on the morning of August 30, 2022. Representatives of Stephens and S&L attended the meeting. The representative of S&L again reviewed with CFC’s board of directors the fiduciary duties owed to CFC shareholders, and then reviewed the terms of the proposed merger, the merger agreement and other transaction documents. The representative of Stephens provided its financial analyses of the proposed transaction and rendered Stephen’s opinion, to the effect that, as of August 30, 2022 and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on review undertaken by Stephens as set forth in its opinion, the merger consideration, as set forth in the merger agreement, was fair, from a financial point of view, to holders of CFC common stock.

After considering the proposed terms of the merger agreement and related transaction documents, and taking into consideration the matters discussed during that meeting and prior meetings of the CFC board of directors, including the strategic alternatives discussed at those meetings and the factors described under the section of this proxy statement/prospectus entitled “CFC’s Reasons for the Merger; Recommendation of CFC’s Board of Directors,” the CFC board of directors determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement were in the best interests of CFC and its shareholders, and the directors approved and adopted the merger agreement and the transactions contemplated by it.

Following the meeting of the CFC board of directors on August 30, 2022, CFC and FCF executed the merger agreement in the late afternoon on August 30, 2022. FCF and CFC announced the transaction in the evening of August 30, 2022, after the close of the financial markets, in a press release jointly issued by CFC and FCF.

FCF’s Reasons for the Merger

In reaching its decision to authorize and approve the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, the FCF board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with FCF’s senior management, as well as with FCF’s legal and financial advisors, and considered a number of factors, including the following principal factors, which are not presented in order of priority:

•	each of FCF’s and CFC’s business, operations, financial condition, asset quality, earnings, markets and prospects;

•	the strategic rationale for the merger, including expansion of FCF’s business into higher growth, contiguous and demographically attractive metro markets;

•

the acceleration of FCF’s growth beyond the $10 billion asset threshold, which will result in additional regulatory burden and associated costs and expenses, which costs and expenses are expected to be mitigated due to the additional revenue and expense reductions provided by the size of the combined company following the merger;

•	the expanded possibilities for growth that would be available to FCF, given its expanded suite of product offerings and larger capital and deposit base;

•	the compatibility of FCF’s and CFC’s cultures and philosophies;

•	the complementary nature of the products, customers and markets of the two (2) companies, which FCF believes should provide the opportunity to mitigate risks and increase potential returns;

•

the benefits and opportunities CFC will bring to FCF, including enhanced scale, product offerings and footprint, which should improve the ability of the combined company to attract and retain talent and customers;

•

its review and discussions with FCF’s senior management concerning FCF’s due diligence examination of, among other areas, the operations, financial condition and regulatory compliance programs and prospects of CFC;

•

the fact that the exchange ratio is fixed, with no adjustment in the merger consideration to be received by CFC shareholders as a result of possible increases or decreases in the trading price of CFC or FCF stock following the announcement of the merger, which the FCF board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•	its review with FCF’s outside legal counsel of the material terms of the merger agreement, including the representations, warranties, covenants, deal protection and termination provisions;

•	its expectation that the required regulatory approvals could be obtained in a timely fashion; and

•	the fact that FCF’s current headquarters in Indiana, Pennsylvania will remain the headquarters for FCF and FCF Bank.

The FCF board of directors also considered the potential risks related to the transaction and concluded that the anticipated benefits of combining with CFC were likely to outweigh these risks substantially. These potential risks included, among others:

•

the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or difficulties arising from, the integration of the two (2) companies or as a result of the strength of the economy, general market conditions and competitive factors in the areas where FCF and CFC operate businesses;

•

the costs to be incurred in connection with the merger and the integration of CFC’s and FCF’s respective businesses and the possibility that the transaction and the integration may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the possibility of encountering difficulties in achieving anticipated cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;

•	the possible diversion of management focus and resources from the operation of FCF’s business while working to implement the transaction and integrate the two (2) companies;

•

the risk that, because the exchange ratio under the merger agreement would not be adjusted for changes in the market price of FCF common stock or CFC common stock, the value of the shares of FCF common stock to be issued to CFC shareholders upon the completion of the merger could be significantly more than the value of such shares immediately prior to the announcement of the parties’ entry into the merger agreement;

•

the risk that the regulatory and other approvals required in connection with the merger may not be received in a timely manner or at all or may impose conditions that may adversely affect the anticipated operations, synergies and financial results of FCF following the completion of the merger;

•	the potential for legal claims challenging the merger;

•

the additional regulatory burden and corresponding costs and expenses associated with crossing the $10 billion asset threshold, which costs and expenses are expected to be mitigated due to the additional revenue and expense reductions provided by the size of the combined company following the merger; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the information, factors and risks considered by the FCF board of directors is not intended to be exhaustive, but includes the material factors and risks considered by the board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the FCF board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board of directors considered all these factors as a whole, and overall considered the factors to support its determination. This explanation of the reasoning of the FCF board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 21.

CFC’s Reasons for the Merger; Recommendation of CFC’s Board of Directors

CFC’s board of directors has determined that the merger is fair to and in the best interests of CFC and its shareholders and, by the unanimous vote of all of the members of CFC’s board of directors, approved and adopted the merger agreement and the merger. ACCORDINGLY, THE CFC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL HOLDERS OF CFC COMMON STOCK VOTE “FOR” THE MERGER PROPOSAL.

In reaching its decision to approve the merger agreement and the transactions contemplated thereby, CFC’s board of directors evaluated the merger agreement in consultation with CFC’s senior management and determined that the merger was the best option reasonably available for its shareholders in the current challenging and uncertain banking market. CFC’s board of directors also consulted with its legal counsel regarding its fiduciary duties, the terms of the merger agreement and related issues, and consulted with CFC’s financial advisor regarding the financial aspects of the proposed transaction.

In reaching its determination to approve the merger agreement, CFC’s board of directors considered all factors it deemed material. CFC’s board of directors analyzed information with respect to the financial condition, results of operations, business and prospects of CFC. In this regard, CFC’s board of directors considered the performance trends of CFC over the past several years. CFC’s board of directors also considered the ability of CFC to grow as an independent institution and its ability to further enhance shareholder value without engaging in a strategic transaction. In this regard, CFC’s board of directors considered the long-term as well as the short-term interests of CFC and its shareholders, including whether those interests might best be served by continued independence.

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommend that its shareholders vote “FOR” the merger agreement, CFC’s board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with CFC management, as well as CFC’s financial and legal advisors, and considered a number of factors, including the following material factors, which are not presented in any order of priority:

•

CFC’s board of directors’ knowledge of CFC’s business, operations, regulatory and financial condition, asset quality, earnings, loan portfolio, capital and prospects both as an independent organization, and as a part of a combined company with FCF;

•

CFC’s board of directors’ understanding of FCF’s business, operations, regulatory and financial condition, asset quality, earnings, capital and prospects taking into account discussions with senior management regarding its due diligence review of FCF;

•

the belief of CFC’s board of directors that significant growth in earnings would be necessary for CFC to be in a position to deliver a competitive return to its shareholders and the achievement of such growth in earnings would require significant investment in both resources and time;

•

CFC’s board of directors’ belief that the merger consideration offered by FCF equaled or exceeded the consideration that could reasonably be expected from other potential acquirors with the apparent interest and ability to consummate an acquisition of CFC;

•

CFC’s board of directors’ belief that the merger is a combination with a substantially larger banking organization with strong capital ratios and an attractive funding base that has the potential to deliver a higher value to CFC’s shareholders as compared to continuing to operate as a stand-alone entity;

•

the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its materially larger size, asset base, capital, market capitalization and footprint than CFC;

•

the anticipated pro forma impact of the merger on FCF, including potential synergies, and the expected impact on financial metrics such as earnings and tangible common equity per share, as well as on regulatory capital levels;

•	the challenges facing CFC’s management to grow CFC’s business and enhance shareholder value given current market conditions;

•	the difficulty of scaling CFC’s infrastructure and hiring qualified personnel as CFC’s business continued to grow given current market conditions;

•	the merger consideration offered CFC shareholders the opportunity to participate as shareholders of FCF in the future performance of the combined company;

•	the substantially more active trading market in FCF common stock that was expected to provide CFC shareholders greater liquidity for their investment;

•	the benefits to CFC and its customers of operating as a substantially larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;

•	the geographic fit with FCF and the increased customer convenience of the expanded FCF branch network;

•	the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments that significantly impact industry competitive conditions and to absorb operational expenses resulting from regulatory compliance mandates, including potential additional capital requirements;

•	the effects of the merger on CFC employees, including the prospects for continued employment in a larger organization and various benefits agreed to be provided to CFC employees;

•

CFC’s board of directors’ understanding of the current and prospective environment in which CFC and FCF operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, and the competitive effects of the continuing consolidation in the banking industry;

•

the efforts made to solicit interest from financial institutions considered to have the ability and potential interest in acquiring CFC and the believed low probability of securing a more attractive proposal from another institution capable of consummating the transaction;

•	the low probability of CFC completing a more desirable acquisition in the near term;

•	the ability of FCF to complete the merger from a financial and regulatory perspective;

•	the expectation that the required regulatory approvals could be obtained in a timely manner, considering recent delays and processing times occurring with respect to certain recent transactions;

•

CFC’s board of directors’ understanding that the merger will qualify as a “reorganization” under Section 368(a) of the Code, providing favorable tax consequences to CFC’s shareholders with respect to the stock portion of the consideration;

•

the opinion, dated August 30, 2022, of Stephens, CFC’s financial advisor, to CFC’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of CFC common stock of the merger consideration in the merger, as more fully described below under “Opinion of CFC’s Financial Advisor;” and

•

CFC’s board of directors’ review with its legal advisor, Stevens & Lee, of the material terms of the merger agreement, including CFC’s board of directors’ ability, under certain circumstances, to withhold, withdraw, qualify or modify its recommendation to CFC’s shareholders and to consider a better unsolicited acquisition proposal, subject to the potential payment by CFC of a termination fee to FCF, which CFC’s board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, as well as the nature of the covenants, representations and warranties and termination provisions in the merger agreement.

CFC’s board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•

with the merger consideration based on a fixed exchange ratio, the risk that the consideration to be paid to CFC shareholders could be adversely affected by a decrease in the trading price of FCF common stock during the pendency of the merger;

•	the potential risk of diverting management attention and resources from the operation of CFC’s business and towards the completion of the merger;

•

the restrictions on the conduct of CFC’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent CFC from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of CFC absent the pending merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating CFC’s business, operations and workforce with FCF;

•

the fact that the interests of certain of CFC’s directors and executive officers may be different from, or in addition to, the interests of CFC’s other shareholders as described under the heading “The Merger – Interests of CFC’s Directors and Executive Officers”;

•

that, while CFC expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory approvals required in connection with the merger may not be received or may not be received in a timely manner or may impose burdensome or unacceptable conditions or CFC shareholder approval might not be obtained and, as a result, the merger may not be consummated;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

•

the fact that: (i) CFC would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (ii) CFC would be obligated to pay to FCF a termination fee if the merger agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with CFC from pursuing such a transaction; and

•	the possibility of litigation challenging the merger and the costs associated with such litigation.

The foregoing discussion of the information and factors considered by CFC’s board of directors is not intended to be exhaustive, but is believed to include all the material factors considered by CFC’s board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, CFC’s board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. CFC’s board of directors considered all these factors as a whole, including through discussions with, and questioning of CFC’s management and CFC’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

CFC’s board of directors unanimously recommends that holders of CFC common stock vote “FOR” the approval of the merger proposal and “FOR” the adjournment proposal. CFC shareholders should be aware that CFC’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other CFC shareholders. CFC’s board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger proposal be approved by the shareholders of CFC. After numerous and exhaustive deliberations with respect to the merger and the merger agreement, considering, among other things, the reasons discussed above, CFC’s board of directors approved the merger agreement and the merger as being in the best interests of CFC and its shareholders based on the total mix of information available to CFC’s board of directors. See the section entitled “The Merger—Interests of CFC’s Directors and Executive Officers in the Merger”.

This summary of the reasoning of CFC’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements”.

Opinion of CFC’s Financial Advisor

On December 29, 2021, CFC engaged Stephens to act as financial adviser to CFC in connection with the proposed merger of CFC with and into FCF. Subsequently, on June 26, 2022, as part of its engagement, Stephens was asked to undertake a study of the fairness, from a financial point of view, of the consideration payable in connection with the proposed merger. CFC engaged Stephens because, among other factors, Stephens is a nationally recognized investment banking firm with substantial experience in similar transactions. As part of its investment banking business, Stephens is regularly engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of Stephens’ engagement, representatives of Stephens participated in a meeting of CFC’s board of directors held on August 30, 2022, in which CFC’s board of directors considered and approved the proposed merger. At this meeting, Stephens reviewed the financial aspects of the proposed merger and rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to CFC’s board of directors dated as of August 30, 2022, that, as of such date, the consideration to be received by holders of CFC common stock (solely in their capacity as such) in the proposed merger was fair to such shareholders from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Stephens in connection with the preparation of its opinion.

The full text of Stephens’ written opinion letter (the “Opinion Letter”) is attached as Annex C to this proxy statement/prospectus. The Opinion Letter outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Stephens in rendering its opinion. The summary of the opinion set forth in this document is qualified in its entirety by reference to the full text of such written Opinion Letter. Investors are urged to read the entire Opinion Letter carefully in connection with their consideration of the proposed merger. CFC did not give any instruction to or impose any limitations on Stephens as it related to the issuance of its opinion.

Stephens’ opinion speaks only as of the date of the Opinion Letter, and Stephens has undertaken no obligation to update or revise its opinion. The opinion was directed to CFC’s board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the proposed merger. The opinion only addresses whether the consideration to be received by holders of CFC common stock (solely in their capacity as such) in the proposed merger was fair to them from a financial point of view as of the date of the opinion. The opinion does not address the underlying business decision of CFC to engage in the proposed merger or any other term or aspect of the merger agreement or the transactions contemplated thereby. Stephens’ opinion does not constitute a recommendation to CFC’s board of directors or any of CFC’s shareholders as to how such person should vote or otherwise act with respect to the proposed merger or any other matter. CFC and FCF determined the merger consideration through a negotiation process.

In connection with developing its opinion, Stephens:

(i)	reviewed certain publicly available financial statements and reports regarding CFC and FCF;

(ii)	reviewed certain audited financial statements regarding CFC and FCF;

(iii)	reviewed certain internal financial statements, management reports and other financial and operating data concerning CFC and FCF prepared by management of CFC and management of FCF, respectively;

(iv)

reviewed, on a pro forma basis, in reliance upon consensus research estimates and upon financial projections and other information and assumptions concerning CFC and FCF provided by management of CFC and management of FCF, respectively, the effect of the proposed merger on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of FCF;

(v)	reviewed the reported prices and trading activity for CFC common stock and FCF common stock;

(vi)	compared the financial performance of CFC and FCF with that of certain other publicly-traded companies and their securities that Stephens deemed relevant to Stephens’ analysis of the proposed merger;

(vii)	reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that Stephens deemed relevant to Stephens’ analysis of the proposed merger;

(viii)	reviewed the then most recent draft of the merger agreement and related documents provided to Stephens by CFC;

(ix)

discussed with management of CFC and management of FCF the operations of and future business prospects for CFC and FCF, respectively and the anticipated financial consequences of the proposed merger to CFC and FCF, respectively;

(x)	assisted in CFC’s deliberations regarding the material terms of the proposed merger and CFC’s negotiations with FCF; and

(xi)	performed such other analyses and provided such other services as Stephens deemed appropriate.

Stephens relied on the accuracy and completeness of the information, financial data and financial forecasts provided to Stephens by CFC and FCF and of the other information reviewed by Stephens in connection with the preparation of Stephens’ opinion, and its opinion was based upon such information. Stephens did not independently verify or undertake any responsibility to independently verify the accuracy or completeness of any of such information, data or forecasts. Management of CFC and management of FCF assured Stephens that they were not aware of any relevant information that had been omitted or remained undisclosed to Stephens. Stephens did not assume any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of CFC or of FCF, and Stephens was not furnished with any such evaluations or appraisals; nor did Stephens evaluate the solvency or fair value of CFC or of FCF under any laws relating to bankruptcy, insolvency or similar matters. Stephens did not assume any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of CFC or FCF. Stephens did not receive or review any individual loan or credit files nor did Stephens make an independent evaluation of the adequacy of the allowance for loan and lease losses of CFC or FCF. Stephens did not make an independent analysis of the effects of the COVID-19 pandemic, the invasion of Ukraine, potential future changes in the inflation rate or other related market developments or disruptions, or of any other disaster or adversity, on the business or prospects of CFC or FCF. With respect to the financial forecasts prepared by management of CFC and management of FCF, including the forecasts of potential cost savings and potential synergies, Stephens assumed that such financial forecasts had been reasonably prepared and reflected the best then currently available estimates and judgments of management of CFC and management of FCF, respectively, as to the future financial performance of CFC and FCF, respectively, and provided a reasonable basis for Stephens’ analysis. Stephens recognized that such financial forecasts were based on numerous variables, assumptions and judgments that were inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and that actual results could vary significantly from such forecasts, and Stephens expressed no opinion as to the reliability of such financial projections and estimates or the assumptions upon which they were based.

Stephens does not provide legal, accounting, regulatory, or tax advice or expertise, and Stephens relied solely, and without independent verification, on the assessments of CFC and its other advisors with respect to such matters. Stephens assumed, with CFC’s consent, that the proposed merger will not result in any materially adverse legal, regulatory, accounting or tax consequences for CFC or its shareholders and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the proposed merger will be resolved favorably to CFC and its shareholders. Stephens did not express any opinion as to any tax or other consequences that might result from the proposed merger.

Stephens’ opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on the date of the opinion, and on the information made available to Stephens as of the date of the opinion. Market price data used by Stephens in connection with its opinion was based on reported market closing prices as of August 29, 2022. It should be understood that subsequent developments may affect the opinion and that Stephens did not undertake any obligation to update, revise or reaffirm the opinion or otherwise comment on events occurring after the date of the opinion. Stephens further noted that the current volatility and disruption in the credit and financial markets relating to, among other things, the COVID-19 pandemic, the invasion of Ukraine or potential future changes in inflation rates may or may not have an effect on CFC or FCF, and Stephens did not express an opinion as to the effects of such volatility or such disruption on the proposed merger or any party to the proposed merger. Stephens further expressed no opinion as to the prices at which shares of CFC common stock or FCF common stock may trade at any time subsequent to the announcement of the proposed merger.

In connection with developing its opinion, Stephens assumed that, in all respects material to its analyses:

(i)	the proposed merger and any related transactions will be consummated on the terms of the latest draft of the merger agreement provided to Stephens, without material waiver or modification;

(ii)	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

(iii)	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

(iv)	all conditions to the completion of the proposed merger will be satisfied within the time frames contemplated by the merger agreement without any waivers;

(v)

that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the proposed merger and any related transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the proposed merger to holders of CFC common stock;

(vi)

there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of CFC or FCF since the date of the most recent financial statements made available to Stephens, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact CFC or FCF; and

(vii)	the proposed merger will be consummated in a manner that complies with applicable law and regulations.

Stephens’ opinion was limited to whether the consideration to be received by holders of CFC common stock (solely in their capacity as such) in the proposed merger was fair to them from a financial point of view as of the date of the opinion. Stephens was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or the form of the proposed merger or any aspect of the proposed merger, other than the fairness, from a financial point of view, of the consideration to be received in the proposed merger by holders of CFC common stock (solely in their capacity as such). The opinion did not address the merits of the underlying decision by CFC to engage in the proposed merger, the merits of the proposed merger as compared to other alternatives potentially available to CFC or the relative effects of any alternative transaction in which CFC might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the proposed merger, including with respect to how to vote or act with respect to the proposed merger. Moreover, Stephens did not express any opinion as to the fairness of the amount or nature of the compensation to any of CFC’s officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other shareholders of CFC or otherwise.

The following is a summary of the material financial analyses performed and material factors considered by Stephens in connection with developing its opinion. Stephens performed certain procedures, including each of the financial analyses described below, and reviewed with CFC’s executive management and board of directors the assumptions upon which the analyses were based, as well as other factors. Although this summary does not purport to describe all of the analyses performed or factors considered by Stephens, it does set forth those analyses considered by Stephens to be material in arriving at its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by Stephens. It should be noted that in arriving at its opinion, Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Stephens believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses summarized below. Accordingly, Stephens’ analyses and the summary of its analyses must be considered as a whole, and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying Stephens’ analyses and opinion.

Summary of Proposed Transaction:

Pursuant to the merger agreement and subject to the terms, conditions and limitations set forth therein, and for purposes of its opinion, Stephens understood that, subject to potential adjustments as described in the merger agreement, each outstanding share of CFC common stock (including restricted shares) will be converted into the right to receive 1.090 shares of FCF common stock. Stephens also understood that under the terms of the merger agreement outstanding options and warrants on CFC common stock will be converted into rights to receive FCF common stock on the terms set forth in the merger agreement. Based on FCF’s closing stock price of $14.13 on August 29, 2022, Stephens understood that the implied value of each share of CFC common stock would be approximately $15.40 and that the shares expected to be exchanged by FCF to acquire all of the equity interests in CFC would have an aggregate value of approximately $136.4 million as of August 29, 2022. Based upon the unaudited financial information of CFC as of and for the twelve months ended June 30, 2022, and market data as of August 29, 2022, Stephens calculated the following implied transaction multiples:

Transaction Value / Reported Tangible Book Value:	1.31x
Transaction Value / Diluted Tangible Book Value(1):	1.37x
Transaction Value / LTM GAAP Earnings:	15.4x
Transaction Value / LTM Adjusted Earnings(2):	14.2x
Transaction Value / 2022Q2 Annualized Earnings:	11.6x
Transaction Value / 2023 Estimated Earnings(3):	8.2x
Core Deposit Premium(4):	4.7%

Note: The most recent quarter net earnings of CFC is based on the most recent available financial statements prior to announcement. Estimated 2023 net earnings based on assumptions provided by CFC’s management.

(1)	Aggregate deal value (inclusive of non-vested warrants and in-the-money option value) divided by target tangible common equity at 6/30/2022.
(2)	Represents LTM earnings as of 6/30/2022, adjusted for $4.7 million of PPP fees and a $5.4 million charge-off in Q3 2021, effected with a normalized provision and taxes.
(3)	Estimated 2023 net income based on assumptions provided by CFC’s management.
(4)	Calculated using tangible common equity at 6/30/2022 and deposits less time deposits > $100k.

Based upon recent fluctuations in the trading price of FCF’s stock on and before August 29, 2022, Stephens calculated the following approximate transaction aggregate values:

As of 8/29/2022	FCF Price p/s ($)	CFCX Purchase Price p/s ($)	Agg. Deal Value(1) ($M)	Current Market Premium(2) (%)	Unaffected Market Premium(3) (%)	Price / TBV p/s (x)	Price / Diluted TBV(4) (x)
Spot Price	$14.13	$15.40	$136.4	42%	55%	1.31x	1.37x
VWAPS
5 day	$14.49	$15.79	$139.9	46%	59%	1.35x	1.40x
10 day	$14.86	$16.20	$143.6	50%	63%	1.38x	1.44x
15 day	$14.90	$16.24	$144.0	50%	63%	1.39x	1.44x
20 day	$14.81	$16.14	$143.1	49%	62%	1.38x	1.44x
30 day	$14.65	$15.97	$141.5	48%	61%	1.36x	1.42x
60 day	$13.98	$15.24	$134.9	41%	53%	1.30x	1.35x
YTD	$14.96	$16.31	$144.6	51%	64%	1.39x	1.45x

Note: S&P Global Market Intelligence, CFC documents.

(1)	Aggregate deal value (inclusive of non-vested warrants and in-the-money option value).
(2)	Market premium based on CFC stock price of $10.81 per share as of 8/29/2022.
(3)	Unaffected is market premium based on CFC common stock price of $9.94 per share as of 8/9/2022 before the stock jumped up due to a high volume day.
(4)	Aggregate deal value (inclusive of non-vested warrants and in-the-money option value) divided by target tangible common equity at 6/30/2022.

Relevant Public Companies Analysis – Company:

Stephens compared the financial condition, operating statistics and market valuation of CFC to certain public companies selected by Stephens and their respective public trading values. Stephens selected the companies outlined below because their relative asset size and financial performance, among other factors, were reasonably similar to CFC; however, no selected company below was identical or directly comparable to CFC. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values of the relevant public companies. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using relevant public company data.

Stephens selected the following sixteen (16) public companies based on the criteria set forth below:

Includes major exchange-traded(1) banks and thrifts headquartered in the Mid-Atlantic Region (DC, DE, MD, NJ, NY, PA) with between $500 million and $2 billion in most recent quarter total assets and TCE /TA less than 15%, excluding merger targets, mutuals and specialty situations (CARV):

Parke Bancorp Inc. (PKBK)

Penns Woods Bancorp, Inc. (PWOD)

Meridian Corp. (MRBK)

ESSA Bancorp, Inc. (ESSA)

Franklin Financial Services (FRAF)

First United Corp. (FUNC)

FNCB Bancorp, Inc. (FNCB)

The Bank of Princeton (BPRN)

Hanover Bancorp, Inc. (HNVR)

CB Financial Services, Inc. (CBFV)

Pathfinder Bancorp, Inc. (PBHC)

AmeriServ Financial, Inc. (ASRV)

Esquire Financial Holdings, Inc. (ESQ)

Malvern Bancorp, Inc. (MLVF)

Magyar Bancorp (MGYR)

HV Bancorp, Inc. (HVBC)

Note:

(1)	Major exchange-traded banks includes banks traded on NYSE, NYSEAM and NASDAQ exchanges.

To perform this analysis, Stephens reviewed publicly available financial information as of and for the last twelve-month period ended June 30, 2022, or the most recently reported period available, and the market trading multiples of the selected public companies based on August 29, 2022 closing prices. The financial data included in the table presented below may not correspond precisely to the data reported in historical financial statements as a result of the assumptions and methods used by Stephens to compute the financial data presented. The table below contains information reviewed and utilized by Stephens in its analysis:

										Price /
Company	Ticker	Total Assets ($M)	TCE / TA (%)	Loans / Deposits (%)	NPAs / Assets(1) (%)	LTM GAAP ROAA (%)	LTM Core ROAA(2) (%)	LTM GAAP ROATCE (%)	Market Cap. ($M)	TBV (x)	LTM EPS (x)	MRQ EPS (x)	Dividend Yield (%)
Parke Bancorp Inc.	PKBK	$1,990	12.5	96.4	0.19	1.99	1.99	17.8	$269	1.08	6.6	6.8	2.8
Penns Woods Bancorp Inc.	PWOD	1,892	7.9	93.7	0.25	0.87	0.87	11.2	169	1.14	10.1	9.9	5.3
Meridian Corp.	MRBK	1,853	8.1	96.9	1.24	1.62	1.61	18.8	185	1.27	6.8	8.2	2.5
ESSA Bancorp Inc.	ESSA	1,846	10.9	102.0	0.44	0.98	0.99	9.5	190	1.02	10.5	9.5	3.1
Franklin Financial Services	FRAF	1,832	6.2	61.6	0.31	0.92	0.82	11.6	141	1.26	8.9	10.0	4.0
First United Corp.	FUNC	1,752	6.9	83.1	0.38	1.31	1.36	18.5	121	1.00	5.2	5.8	3.3
FNCB Bancorp Inc.	FNCB	1,693	7.4	76.3	0.28	1.24	1.24	13.4	159	1.26	7.9	7.0	4.5
The Bank Princeton	BPRN	1,625	12.4	100.4	0.06	1.46	1.49	12.2	182	0.91	7.9	7.6	3.4
Hanover Bancorp Inc.	HNVR	1,610	9.3	104.9	0.78	1.68	1.70	21.9	146	0.99	4.8	6.4	2.0
CB Financial Services Inc.(3)	CBFV	1,386	7.3	84.6	0.28	0.84	0.78	11.9	112	1.12	9.6	9.5	4.4
Pathfinder Bancorp Inc.	PBHC	1,363	7.6	76.1	0.87	1.05	1.04	9.8	117	1.14	8.8	8.9	1.8
AmeriServ Financial Inc.	ASRV	1,321	7.1	84.4	0.25	0.56	0.61	7.7	65	0.70	8.5	8.3	3.1
Esquire Financial Holdings Inc	ESQ	1,310	11.1	74.4	0.00	1.85	1.87	14.9	289	2.11	14.6	13.0	0.9
Malvern Bancorp Inc	MLVF	1,030	14.1	103.0	0.57	(0.16)	(0.16)	(1.2)	119	0.83	NM	16.5	0.0
Magyar Bancorp	MGYR	791	12.8	94.7	0.61	0.89	0.89	7.6	87	0.86	11.8	10.0	1.0
HV Bancorp Inc.	HVBC	571	7.2	81.3	0.46	0.49	0.45	6.5	48	1.17	16.4	17.2	0.0
75th Percentile		$1,836	11.4	97.7	0.25	1.50	1.52	15.6	$183	1.19	10.3	10.0	3.6
Median		$1,617	8.0	89.1	0.35	1.02	1.01	11.8	$144	1.10	8.8	9.2	3.0
25th Percentile		$1,318	7.3	80.0	0.58	0.86	0.81	9.0	$116	0.97	7.3	7.5	1.6
Centric Financial Corporation(4)	CFCX	$1,036	9.6	102.9	1.20	0.85	0.85	9.3	$92	0.92	9.8	7.9	—

Source: S&P Global Market Intelligence, FactSet.

Note: Dollars in millions. LTM=Last Twelve Months reported. MRQ=Most Recent Quarter reported. Market data as of August 29, 2022. “—” indicates data not applicable or data not available.

(1)	NPAs / Assets excludes restructured loans from nonperforming assets.
(2)	As defined by S&P Global Market Intelligence.
(3)	Price / MRQ EPS normalized for provision expense in 2022Q2.
(4)	For purposes of calculating P/LTM EPS, CFC LTM EPS is adjusted to remove PPP fees and implement a normalized provision expense based on estimates provided by CFC management.

Relevant Regional(1) Bank & Thrift Transactions Analysis – Company:

Stephens reviewed certain publicly available transaction multiples and related financial data for Regional bank and thrift transactions announced since January 1st, 2021, where (i) the deal value was publicly disclosed and (ii) the target’s assets were between $300 million and $2 billion, excluding any merger of equals (as defined by S&P Global Market Intelligence), HPS Investment Partners, LLC / Marlin Business Services Corp. (Management Buyout) and NMB Financial Corp / Noah Bank (Hostile LOI).

The following sixteen (16) transactions were selected by Stephens because each target’s relative asset size, financial performance and operations, among other factors, was reasonably similar to CFC; however, no selected company or transaction below was identical or directly comparable to CFC or the proposed merger:

Acquirer	Target	Announcement Date
Somerset Savings Bank SLA	Regal Bancorp Inc.	7/25/2022
Middlefield Banc Corp.	Liberty Bancshares (Ada OH)	5/26/2022
Brookline Bancorp Inc.	PCSB Financial Corporation	5/24/2022
Farmers National Banc Corp.	Emclaire Financial Corp	3/24/2022
Fulton Financial Corporation	Prudential Bancorp, Inc.	3/2/2022
Civista Bancshares Inc.	Comunibanc Corp.	1/10/2022
OceanFirst Financial Corp.	Partners Bancorp	11/4/2021
Community Bank System, Inc.	Elmira Savings Bank	10/3/2021
Spencer Savings Bank, Savings and Loan Association	Mariner’s Bank	7/16/2021
Lakeland Bancorp, Inc.	1st Constitution Bancorp	7/12/2021
Mid Penn Bancorp, Inc.	Riverview Financial Corporation	6/30/2021
Valley National Bancorp	Westchester Bank Holding Corporation	6/29/2021
Farmers National Banc Corp.	Cortland Bancorp	6/23/2021
Farmers & Merchants Bancorp, Inc.	Perpetual Federal Savings Bank	5/4/2021
Shore Bancshares, Inc.	Severn Bancorp, Inc.	3/3/2021
Fidelity D & D Bancorp Inc.	Landmark Bancorp Inc.	2/26/2021

Note:

(1)	Regional states include Pennsylvania, New York, New Jersey, Maryland and Ohio.

Stephens considered these selected transactions to be reasonably similar, but not identical or directly comparable, to the proposed merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the transaction values in those selected transactions as compared with the proposed merger. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using selected transaction data. Stephens compared certain transaction multiples implied by the proposed merger to the 25th percentile, median and 75th percentile transaction multiples of the selected transactions:

Acquirer	Target	Announce Date	Deal Value ($M)	Target Total Assets ($M)	Target NPA / Assets (%)	Target LTM ROAA (%)	Price / Tangible Book Value (x)	Price / LTM Earnings (x)	Core Deposit Premium (%)	Day 1 Market Premium (%)
Somerset Savings Bank SLA	Regal Bancorp Inc.	7/25/2022	58	544	0.0	0.6	1.28	20.2	3.4	—
Middlefield Banc Corp.	Liberty Bancshares (Ada OH)	5/26/2022	64	437	0.2	1.0	1.19	13.5	—	2
Brookline Bancorp Inc.	PCSB Financial Corp.	5/24/2022	313	1,985	0.4	0.8	1.18	20.3	3.3	130
Farmers National Banc Corp.	Emclaire Financial Corp	3/24/2022	$107	$1,060	0.3	1.0	1.42	10.4	4.1	30
Fulton Financial Corp.	Prudential Bancorp Inc.	3/2/2022	138	1,084	1.2	0.7	1.07	17.9	1.7	21
Civista Bancshares Inc.	Comunibanc Corp.	1/10/2022	50	329	1.1	0.6	1.53	27.6	7.9	60
OceanFirst Financial Corp.	Partners Bancorp	11/4/2021	188	1,638	0.8	0.5	1.46	26.3	5.3	20
Community Bank System Inc.	Elmira Savings Bank	10/3/2021	83	644	—	0.8	1.61	15.0	7.0	73
Spencer Savings Bank SLA	Mariner’s Bank	7/16/2021	51	422	2.3	1.1	1.24	14.3	3.1	—
Lakeland Bancorp	1st Constitution Bancorp	7/12/2021	244	1,789	1.0	1.2	1.52	11.5	5.9	14
Mid Penn Bancorp Inc.	Riverview Financial Corp.	6/30/2021	125	1,215	1.0	0.7	1.21	12.2	2.3	12
Valley National Bancorp	Westchester Bank Holding Corp.	6/29/2021	220	1,313	0.2	1.1	1.69	18.1	8.7	—
Farmers National Banc Corp.	Cortland Bancorp	6/23/2021	124	792	1.0	1.2	1.51	12.6	6.8	12
Farmers & Merchants Bancorp	Perpetual Federal Savings Bank	5/4/2021	104	391	0.3	1.2	1.31	21.6	13.8	39
Shore Bancshares Inc.	Severn Bancorp Inc.	3/3/2021	146	953	1.3	0.8	1.34	21.7	—	39
Fidelity D & D Bancorp Inc.	Landmark Bancorp Inc.	2/26/2021	44	354	0.4	0.4	1.21	32.4	3.0	37
	75th Percentile		$157	$1,239	0.3	1.1	1.52	21.7	6.9	39
	Median		$115	$872	0.8	0.8	1.32	18.0	4.7	30
	25th Percentile		$63	$433	1.1	0.7	1.21	13.3	3.1	14
First Commonwealth Financial Corporation	Centric Financial Corporation(2)	—	$136	$1,036	1.2	0.9	1.37	14.2	4.7	42

Note:

(1)	Regional states include Pennsylvania, New York, New Jersey, Maryland and Ohio.
(2)	Represents CFC LTM earnings as of 6/30/2022, adjusted for $4.7 million of PPP fees and a $5.4 million charge-off in Q3 2021, effected with a normalized provision and taxes.

Discounted Cash Flow Analysis – Company:

Stephens performed a standalone discounted cash flow analysis using projections developed by the executive management team of CFC, and then calculated a range of implied equity values for CFC based upon the discounted net present value of the projected after-tax free cash flows for the projected period. Stephens determined the amount of cash flow assuming (i) a terminal earnings multiple of 10.0x and (ii) a present value of the Company’s implied standalone terminal value of $221.5 million based on 2027 estimated earnings.

In selecting a terminal earnings multiple, Stephens considered a range implied by major exchange-traded $1.5 billion asset-sized banks of 9.0x to 11.0x. Stephens selected the midpoint of the selected range of 10.0x as the terminal earnings multiple. Stephens calculated the terminal value of CFC by applying the selected terminal earnings multiple to CFC’s calendar year 2027 projected net income of $22.1 million. The resulting terminal value for CFC was approximately $221.5 million based on the 10.0x price to forward earnings multiple.

Stephens considered discount rates implied by major exchange-traded $1-5 billion asset-sized banks from 13.0% to 17.0%. Using the CAPM methodology, Stephens calculated the range of discount rates using values for 3-year unlevered beta relative to the S&P 500, re-levered for the tax and capital structure of CFC. Stephens considered the equity risk premium and size based premium as outlined in the 2021 Duff & Phelps Valuation Handbook and the risk free rate based on the U.S. 30 year treasury rate of 3.2% as of August 29, 2022.

Based on this analysis, Stephens derived a range for the implied equity value of CFC from $11.32 per share to $16.18 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, capital levels, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of CFC. The actual results may vary from the projected results, any of these assumptions might not be realized in future operations and the variations may be material.

Miscellaneous:

The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Stephens considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the results from any particular analysis described above should not be taken to be the view of Stephens.

In performing its analyses, Stephens made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of CFC. The analyses performed by Stephens are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty.

Stephens is serving as financial adviser to CFC in connection with the proposed merger and is entitled to receive from CFC reimbursement of its expenses and a fee for its services as financial advisor to CFC, a significant portion of which is contingent upon the consummation of the proposed merger. Stephens also received a $215,000 fee from CFC upon rendering its fairness opinion and a $250,000 advisory services fee upon the execution of the definitive merger agreement and the public announcement of the proposed merger. Upon the closing of the proposed merger, Stephens will be entitled to a fee in an amount equal to $1,577,535, reduced by the $250,000 advisory services fee previously paid by CFC. The remaining portion of the fees payable to Stephens in connection with the proposed merger ($1,327,535) represents 74.1% of the total fees paid or payable to Stephens ($1,792,535). CFC has also agreed to indemnify Stephens against certain claims and liabilities that could arise out of Stephens’ engagement, including certain liabilities that could arise out of Stephens’ providing its opinion.

Stephens is familiar with CFC and FCF. Stephens issues periodic research reports regarding the business and prospects of FCF, and Stephens makes a market in the stock of FCF. Stephens has not received fees for providing investment banking services to CFC or FCF within the past two years. Stephens expects to pursue future investment banking services assignments with participants in the proposed merger transaction.

In the ordinary course of its business, Stephens and its affiliates and employees at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of participants in the proposed merger.

Certain Unaudited Prospective Financial Information

FCF and CFC do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates.

However, in connection with the merger, FCF’s senior management and CFC’s senior management prepared or approved for use certain unaudited prospective financial information which was provided to and considered by Stephens for the purpose of performing financial analyses in connection with its fairness opinion, as described in this proxy statement/prospectus under “—Opinion of CFC’s Financial Advisor” beginning on page 46. We refer to this information collectively as the “prospective financial information”.

The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles. A summary of certain significant elements of this information is set forth below, and is included in this proxy statement/prospectus solely for the purpose of providing holders of CFC common stock access to certain nonpublic information made available to CFC’s financial advisor for the purpose of performing financial analyses in connection with its fairness opinion.

Although presented with numeric specificity, the prospective financial information reflects numerous estimates and assumptions made by FCF’s senior management or CFC’s senior management, as applicable, at the time such prospective financial information was prepared or approved for use by CFC’s financial advisor and represents, as applicable, FCF senior management’s or CFC senior management’s respective evaluation of FCF’s expected future financial performance on a stand-alone basis, without reference to the merger, and CFC’s expected future financial performance on a stand-alone basis, without reference to the merger. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which FCF and CFC operate and the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus and in the reports that FCF files with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of FCF and CFC and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Neither FCF nor CFC endorses the prospective financial information as necessarily predictive of actual future results. Further, these assumptions do not include all potential actions that the senior management of FCF or CFC could or might have taken during these time periods. The inclusion in this proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that FCF, CFC or their respective boards of directors or CFC’s financial advisor considered, or now consider, this prospective financial information to be material information to any holders of FCF common stock or holders of CFC common stock, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information. This information should not be construed as financial guidance and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information is not fact and should not be relied upon as being necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and do not take into account any circumstances or events occurring after the date they were prepared. Further, the prospective financial information does not take into account the effect of any possible failure of the merger to occur. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the merger.

The prospective financial information included in this document has been prepared by, and is the responsibility of, management of FCF and CFC. Neither FCF’s independent registered public accounting firm nor CFC’s independent auditor have audited, reviewed, examined, compiled nor applied agreed upon procedures with respect to the prospective financial information and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information. The report of FCF’s independent registered public accounting firm, Ernst & Young LLP, incorporated by reference in this proxy statement/prospectus relates to the historical financial information of FCF. Such report does not extend to the prospective financial information and should not be read to do so.

Prospective Financial Information Regarding FCF

In performing its financial analysis, Stephens used the following prospective financial information regarding FCF, which was based on research analyst consensus estimates for 2022 and 2023 and on information provided to Stephens by FCF management and was approved by FCF and CFC for use by Stephens in connection with developing its fairness opinion: (i) estimated earnings per share for FCF of $0.76 for the period from July 1, 2022 to December 31, 2022, $1.56 for the year ending December 31, 2023, and $1.56 for the year ending December 31, 2024; and (ii) an estimated annual earnings per share growth rate thereafter of 7.0%, per FCF management. FCF’s earnings per share for the year ending December 31, 2024 was projected to be unchanged from the prior year, as the additional regulatory burden and corresponding costs and expenses associated with crossing the $10 billion asset threshold, including the reduction in annual card-related interchange income, was assumed to offset normal earnings growth.

Prospective Financial Information Regarding CFC

In performing its financial analysis with respect to CFC on a stand-alone basis, Stephens used the following prospective financial information regarding CFC, which was provided to Stephens by CFC management and was approved by CFC for use by Stephens in connection with developing its fairness opinion: (i) estimated annual asset growth rate of 6.4% in 2022, 9.3% in 2023 and 7.5% in 2024 and thereafter; (ii) estimated net income available to common shareholders of CFC of $12.4 million for the year ending December 31, 2022 and $16.6 million for the year ending December 31, 2023; and (iii) assumed net income growth rate of 7.5% for 2024 and thereafter.

The following table presents certain unaudited prospective financial information for CFC for the years ending December 31, 2022 through December 31, 2026.

	As of or for the Year Ended,
	December 31, 2022	December 31, 2023	December 31, 2024	December 31, 2025	December 31, 2026
Net Income ($M)	$12.4	$16.6	$17.8	$19.2	$20.6
Earnings Per Share	$1.41	$1.89	$2.04	$2.19	$2.35
Dividends Per Share	$0.00	$0.00	$0.00	$0.00	$0.00
Tangible Book Value per Share	$12.31	$14.23	$16.29	$18.50	$20.89

General

The prospective financial information was prepared separately using, in some cases, different assumptions, and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the combined company will achieve if the merger is completed and is not intended to represent forecasted financial information for the combined company if the merger is completed.

By including in this proxy statement/prospectus a summary of the prospective financial information, neither FCF nor CFC nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of FCF or CFC compared to the information contained in the prospective financial information. Neither FCF, CFC, nor, after completion of the merger, the combined company, undertakes any obligation to update or otherwise revise the prospective financial information or financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The prospective financial information summarized in this section is not being included in this proxy statement/prospectus in order to induce any holder of CFC common stock to vote in favor of the CFC merger proposal or any of the other proposals to be voted on at the CFC special meeting.

In light of the foregoing, and taking into account that the CFC special meeting will be held several months after the financial forecasts were prepared, as well as the uncertainties inherent in any forecasted information, CFC shareholders are strongly cautioned not to place unwarranted reliance on such information.

Interests of Certain CFC Directors and Executive Officers in the Merger

In considering the recommendation of CFC’s board of directors to vote for the merger proposal, CFC shareholders should be aware that directors and executive officers of CFC have interests in the merger that are in addition to, or different from, their interests as shareholders of CFC. CFC’s board of directors was aware of these interests and considered them in approving the merger agreement and the transactions contemplated by the merger agreement, including the merger, and the decision to recommend that the CFC shareholders approve the merger proposal. These interests are described below.

CFC Stock Options, Warrants and Restricted Stock

Under the terms of CFC’s equity compensation plans, outstanding equity awards and CFC Warrants held by CFC’s employees (including executive officers) and directors vest in full upon consummation of a change in control transaction. The merger will constitute a change in control for purposes of the plans and unvested CFC Warrants. On the closing date, each outstanding CFC Stock Option (including unvested options, which will immediately vest on the closing date) and outstanding CFC Warrant will be canceled and converted into the right to receive the “net number” of shares of FCF common stock determined according to a formula set forth in the merger agreement. For more information, see “The Merger Agreement – Treatment of CFC Equity Awards” below. Because the CFC Stock Options and CFC Warrants may not otherwise vest and the value of each share of CFC common stock will fluctuate between the date of the merger agreement and the closing date, CFC’s directors and officers who hold CFC Stock Options and CFC Warrants may receive consideration for each such security that is, on a per share basis, more, less or the same as the merger consideration paid to shareholders for each CFC share, which will fluctuate with the value of FCF’s common stock between the date of this proxy statement/prospectus and the closing date.

The following table sets forth, for each of CFC’s executive officers and non-employee directors, the number of all outstanding CFC Stock Options, CFC Warrants and CFC Restricted Stock Awards held by each such person as of September 30, 2022, and the estimated consideration that each will receive at or after the effective time of the merger in connection with such awards:

Name	Number of Shares Underlying Outstanding CFC Stock Options (#)	Resulting Option Consideration ($)(1)	Number of Shares Underlying Outstanding CFC Warrants (#)	Resulting Warrant Consideration ($)(1)	Number of CFC Restricted Stock Awards (#)	Resulting Restricted Stock Award Consideration ($)(1)
Executive Officers:
Patricia A. Husic	12,250	97,397	—	—	11,329	171,522
Sandra J. Schultz	11,100	78,409	—	—	5,407	81,863
Jeffrey W. Myers	10,500	73,714	—	—	4,413	66,813
Non-Executive Directors:
Frank A. Conte	9,302	71,117	31,500	305,524	—	—
Steven P. Dayton	—	—	—	—	—	—
Donald E. Enders, Jr.	—	—	—	—	—	—
Thomas H. Flowers	—	—	31,500	305,524	—	—
Nicole S. Kaylor	7,316	52,213	—	—	—	—
Jeffrey W. Keiser	8,640	65,061	—	—	—	—
John A. Maher	2,000	9,487	2,000	19,404	—	—
Jessica E. Meyers	—	—	—	—	—	—
Kerry A. Pae	9,302	71,117	31,500	305,524	—	—

(1)

In accordance with regulations of the SEC, based on the average per share closing price of the CFC shares for the first five trading days following the first public announcement of the merger, which average price was $13.89 per share. The value of the merger consideration may be higher or lower on the closing date than the above average price.

For further information regarding the beneficial ownership of CFC shares by the directors and officers of CFC, see “Security Ownership of Certain CFC Beneficial Owners and Management.”

Employment Agreements with CFC

CFC and Centric Bank are each a party to employment agreements with Patricia A. Husic, Sandra J. Schultz and Jeffrey W. Myers. The employment agreements provide that if the executive’s employment is terminated concurrently with or within two years subsequent to a change in control, as defined in the employment agreements, for other than cause, disability, retirement or death or the executive terminates his employment as a result of certain adverse actions which are taken with respect to the executive’s employment (i.e., good reason) following a change in control, then the executive will be entitled to (a) a lump sum cash severance payment equal to 2.99 times (Ms. Husic), or two times (Ms. Schultz and Mr. Myers), their respective current annual base salary and the average annual cash bonuses for the three calendar years preceding the date of termination, and (b) the maintenance for twenty-four months from the date of termination of the executive’s continued participation in all group insurance, life insurance, health, dental and accident insurance and disability insurance plans at no cost to the executive; provided, however, if FCF is not permitted by insurance carriers to provide such benefits because such executive is no longer employed, such executive shall be entitled to a dollar amount equal to the cost to such executive to obtain such benefits.

If the payments and benefits to be received by Ms. Husic, Ms. Schultz or Mr. Myers under their employment agreements or otherwise in connection with the change in control are deemed to constitute “parachute payments” within the meaning of Section 280G of the Code and trigger the loss of a corporate tax deduction and the imposition of a 20% excise tax on the executive under Section 4999 of the Code, then such payments and benefits payable to such individual will be grossed up to result in such individual receiving the same net-after-tax benefit being retained as if such excise tax was not applicable. Based on certain assumptions regarding the timing of the completion of the merger and the value of the merger consideration on the closing date, CFC believes the change in control payments and benefits to be received by Ms. Husic, Ms. Schultz and Mr. Myers will not need to be grossed up under Section 280G of the Code.

For quantification of the amounts that would be payable to each of Ms. Husic, Ms. Schultz and Mr. Myers under their respective employment agreements, see the section entitled “Change in Control Compensation”, below.

Retention Bonuses

FCF has agreed to provide retention bonuses of up to approximately $200,000 in the aggregate to those employees of CFC and Centric Bank as mutually agreed upon by CFC and FCF, and who remain employed by CFC and its subsidiaries through the completion of the merger (or such other date mutually agreed to by CFC and FCF). Executive officers who do not have an employment or severance agreement with CFC or its subsidiaries are eligible to participate in the retention bonus pool.

Post-Closing Consulting Agreement

FCF has agreed to enter into a six-month post-closing consulting agreement with Ms. Husic related to integration matters, for which she will receive up to $100,000.

Indemnification of Directors and Officers

Following the effective time, FCF has agreed to indemnify present and former directors and officers of CFC and Centric Bank for a period of six years after the effective time of the merger to the fullest extent permitted by applicable laws and under the articles of incorporation or bylaws of CFC or Centric Bank. FCF has also agreed to maintain in effect a directors’ and officers’ liability insurance policy for a period of six years after the effective time of the merger with respect to claims arising from facts or circumstances which occurred prior to the effective time of the merger and covering persons who are currently covered by such insurance. The insurance policy must contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the directors and officers as currently provided, subject to a cap on the cost of such policy equal to 200% of the last annual premium paid by CFC.

Change in Control Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC regarding certain compensation which CFC’s named executive officers may receive that is based on or that otherwise relates to the merger. The amounts are calculated assuming that the effective date of the merger and a qualifying termination of employment occurred on September 30, 2022, and that all required conditions to the payment of these amounts have been satisfied. None of the named executive officers in the table will receive any enhanced benefits under pension or nonqualified deferred compensation plans or tax reimbursements.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ benefits ($)(3)	Total ($)
Patrica A. Husic	$1,485,603	$23,807	$704,309	$2,213,719
Sandra J. Schultz	538,634	17,250	339,034	894,919
Jeffrey W. Myers	564,866	14,860	270,979	850,704

(1)

Reflects the lump sum cash severance payable to each of the executives shown in the event the executive’s employment is involuntarily terminated for any reason other than cause, death or disability, or if the executive terminates his employment for good reason (double-trigger), as required by the current terms of the executive’s employment agreement.

(2)

Reflects the value of single-trigger accelerated vesting of CFC Restricted Stock Awards that will become fully vested on the closing date of the merger, assuming (in accordance with SEC regulations) the value on the closing date is equal to the $13.89 average per share closing price of the CFC shares for the first five trading days following the first public announcement of the merger. Such assumption was made in accordance with applicable regulations of the SEC. The value of the merger consideration may be higher or lower on the closing date than the $13.89 average price. Also includes the value of all outstanding CFC Stock Options and CFC Warrants held by the executives.

(3)

Represents the estimated value of the continued coverage for medical, dental, vision, life and disability insurance premiums under their respective employment agreement, as applicable, as well as additional payments under their respective supplemental executive retirement plan.

Governance of FCF after the Merger

As of the effective time, FCF will designate Patricia A. Husic, the president and chief executive officer of CFC, to the FCF board of directors. Except for that designation, the FCF board of directors, and the committees thereof, will remain unchanged and will consist of the directors of FCF immediately prior to the effective time, each of whom will serve as the directors of FCF until the next annual meeting of shareholders and until such time as their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office.

The executive officers of FCF will continue as executive officers of FCF immediately after the effective time, each of whom will serve until their respective successors are duly appointed and qualified or their earlier death, resignation or removal.

Name and Headquarters

The merger agreement provides that the name of the surviving corporation and surviving bank will be First Commonwealth Financial Corporation and First Commonwealth Bank, respectively, and that the headquarters of FCF and the main office of FCF Bank will be located in Indiana, Pennsylvania.

Accounting Treatment

FCF and CFC prepare their respective financial statements in accordance with GAAP. The merger will be accounted for as an acquisition of CFC by FCF under the acquisition method of accounting, and FCF will be treated as the acquirer for accounting purposes.

Regulatory Approvals

To complete the merger, FCF and CFC need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the merger agreement, FCF and CFC have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, make such filings as soon as practical and in no event later than forty-five (45) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such regulatory agencies and governmental entities. The term “requisite regulatory approvals” means all regulatory authorizations, consents, orders and approvals from the Federal Reserve Board for the merger and the approval of the FDIC and the PDBS for the bank merger, along with any other approvals set forth in the merger agreement which are necessary to consummate the transactions contemplated by the merger agreement, including the merger and the bank merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a material adverse effect on FCF, as the survivor in the merger, or any of its subsidiaries. The initial submission of these regulatory applications occurred on or about September 20, 2022, and as of the date hereof, FCF and CFC have received all requisite regulatory approvals required to complete the merger and the bank merger.

Under the terms of the merger agreement, FCF and CFC will not be required to take actions or agree to conditions in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on FCF and its subsidiaries, taken as a whole, after giving effect to the merger and the bank merger (a “materially burdensome regulatory condition”).

The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by CFC shareholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

There can be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.

Federal Reserve Board

The transactions contemplated by the merger agreement require approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended, which we refer to as the BHC Act, unless the Federal Reserve Board waives that requirement. FCF intends to request such a waiver. The Federal Reserve Board takes into consideration a number of factors when acting on applications under Section 3 of the BHC Act (12 U.S.C. § 1842(c)) and Section 225.13 of Regulation Y (12 C.F.R. § 225.13). These factors include the financial condition of the holding companies and banks involved and the future prospects of the combined organization (including consideration of the current and projected capital positions and the levels of indebtedness) and the managerial resources (including the competence, experience, and integrity of the officers, directors, and principal shareholders, as well as their record of compliance with laws and regulations). The Federal Reserve Board also considers the effectiveness of the applicant in combating money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market. FCF filed a written request that the Federal Reserve Board waive the application requirements of the BHC Act with regard to its acquisition of CFC on November 7, 2022 and received the waiver on November 16, 2022.

FDIC

The prior approval of the FDIC will be required under the Bank Merger Act to merge CFC Bank with and into FCF Bank. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of the banks party to the bank merger, (3) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act, which we refer to as the CRA, including their CRA ratings, (4) the banks’ effectiveness in combating money-laundering activities, and (5) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. An application for approval of the bank merger was filed with the FDIC on September 20, 2022, and the parties received approval from the FDIC on November 4, 2022.

PDBS

To complete the merger, FCF Bank is required to submit an application to, and receive approval from, the PDBS. FCF submitted the requisite application to PDBS on September 20, 2022, and FCF received approval from PDBS on November 16, 2022. The criteria considered by the PDBS is similar to those considered by the Federal Reserve Board and the FDIC.

Department of Justice

In addition to the Federal Reserve Board and the FDIC, the Antitrust Division of the Department of Justice (the “DOJ”) conducts a concurrent competitive review of the merger to analyze the merger’s competitive effects and determine whether the merger would result in a violation of the antitrust laws. Transactions approved under section 3 of the BHC Act, or the Bank Merger Act generally may not be completed until thirty (30) days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’ effect on competition differently than the Federal Reserve Board, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger’ effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.

Additional Regulatory Approvals and Notices

Additional notifications and/or applications requesting approval may be submitted to various other federal, state and non-U.S. regulatory authorities and self-regulatory organizations.

Stock Exchange Listings

FCF common stock is listed for trading on NYSE under the symbol “FCF.” CFC common stock is quoted on OTC Pink under the symbol “CFCX.”

Under the terms of the merger agreement, FCF will cause the shares of FCF common stock to be issued in the merger to be approved for listing on NYSE, subject to official notice of issuance. The merger agreement provides that neither FCF nor CFC will be required to complete the merger if such shares are not authorized for listing on NYSE, subject to notice of issuance. Following the merger, shares of FCF common stock will continue to be traded on NYSE.

Dissenters’ Rights

General

Holders of CFC common stock have the right under Pennsylvania law to dissent from the merger agreement and obtain the “fair value” of their shares in cash as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the PBCL. Following is a summary of the rights of dissenting shareholders. The summary is qualified in its entirety by reference to Annex B, which sets forth the applicable dissenters’ rights provisions of Pennsylvania law. If you are considering exercising your dissenters’ rights, you should carefully read the summary below and the full text of the law set forth in Annex B.

In the discussion of dissenters’ rights, the term “fair value” means the value of a share of CFC common stock immediately before the day of the effective date of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger. Before the effective date of the merger, CFC shareholders should send any written notice or demand required in order to exercise dissenters’ rights to Centric Financial Corporation, 1826 Good Hope Road, Enola, Pennsylvania 17025 (Attn: Secretary).

After the effective date of the merger, all dissenters should send any correspondence to First Commonwealth Financial Corporation, 601 Philadelphia Street, Indiana, Pennsylvania 15701 (Attn: Secretary).

Notice of Intention to Dissent

If you wish to dissent from the merger, you must do the following:

•

Prior to the vote on the merger agreement at the CFC special meeting, file with CFC a written notice of your intention to demand payment of the fair value of your shares of common stock if the merger is completed;

•

Make no change in your beneficial ownership of CFC common stock with respect to which you are dissenting from the date you give notice of your intention to demand fair value of your shares through the day of the merger; and

•	Not vote your shares of CFC common stock with respect to which you are dissenting in favor of adoption of the merger agreement at the CFC special meeting.

Simply voting against the proposed merger, whether virtually or by proxy, will not constitute notice of your intention to dissent. Further, if you submit a proxy, but do not indicate how you wish to vote, your shares will be voted in favor of the adoption and approval of the merger, and your right to dissent will be lost.

Notice to Demand Payment

If the merger is adopted by the required vote of CFC shareholders, CFC will mail a notice to all those dissenting shareholders who gave due notice of their intention to demand payment of the fair value of their shares and who did not vote to adopt the merger agreement. The notice will state where and when dissenting shareholders must deliver a written demand for payment and where such dissenting shareholder must deposit certificates for the shares of common stock for which they dissented in order to obtain payment. The notice will include a form for demanding payment and a copy of the relevant provisions of Pennsylvania law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

Failure to Comply with Required Steps to Dissent

You must take each step in the indicated order and in strict compliance with Pennsylvania law in order to maintain your dissenters’ rights. If you fail to follow these steps, you will lose the right to dissent, and you will receive the same merger consideration as shareholders who do not dissent.

Payment of Fair Value of Shares

Promptly after the effective date of the merger, or upon timely receipt of demand for payment if the closing of the merger has already taken place, FCF will send each dissenting shareholder who has deposited his, her or its stock certificates, the amount that FCF estimates to be the fair value of the common stock held by such dissenting shareholder. The remittance or notice will be accompanied by:

•

a closing balance sheet and statement of income of CFC for the fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements;

•	a statement of FCF’s estimate of the fair value of CFC common stock; and

•	a notice of the right of the dissenting shareholder to demand supplemental payment, accompanied by a copy of the relevant provisions of Pennsylvania law.

Estimate by Dissenting Shareholder of Fair Value of Shares

If a dissenting shareholder believes that the amount stated or remitted by FCF is less than the fair value of their common stock, the dissenting shareholder must send its estimate of the fair value (deemed a demand for the deficiency) of such common stock to FCF within 30 days after FCF mails its remittance. If the dissenting shareholder does not file its estimated fair value within 30 days after the mailing by FCF of its remittance, the dissenting shareholder will be entitled to no more than the amount remitted by FCF.

Valuation Proceedings

If any demands for payment remain unsettled within 60 days after the latest to occur of:

•	the effective date of the merger;

•	timely receipt by CFC of any demands for payment; or

•	timely receipt by FCF of any estimates by dissenters of the fair value,

then FCF may file an application in the Court of Common Pleas requesting that the court determine the fair value of the common stock. If this happens, all dissenting shareholders whose demands have not been settled, no matter where they reside, will become parties to the proceeding. In addition, a copy of the application will be delivered to each dissenting shareholder.

If FCF were to fail to file the application, then any dissenting shareholder, on behalf of all dissenting shareholders who have made a demand and who have not settled their claim against FCF, may file an application in the name of FCF at any time within the 30-day period after the expiration of the 60-day period and request that the Court of Common Pleas determine the fair value of the shares. The fair value determined by the Court of Common Pleas may, but need not, equal the dissenting shareholders’ estimates of fair value. If no dissenter files an application, then each dissenting shareholder entitled to do so shall be paid no more than FCF’s estimate of the fair value of their common stock, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Court of Common Pleas finds fair and equitable.

FCF intends to negotiate in good faith with any dissenting shareholder. If, after negotiation, a claim cannot be settled, then FCF will file an application requesting that the fair value of the CFC common stock, as the case may be, be determined by the Court of Common Pleas.

Cost and Expenses

The costs and expenses of any valuation proceedings performed by the Court of Common Pleas, including the reasonable compensation and expenses of any appraiser appointed by such court to recommend a decision on the issue of fair value, will be determined by such court and assessed against FCF, except that any part of the costs and expenses may be apportioned and assessed by such court against any or all of the dissenting shareholders who are parties and whose action in demanding supplemental payment is dilatory, obdurate, arbitrary, vexatious or in bad faith, in the opinion of such court.

CFC shareholders wishing to exercise their dissenters’ rights should consult their own counsel to ensure that they fully and properly comply with applicable requirements.

Income Tax Consequences

See “Material United States Federal Income Tax Consequences” on page 86 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

FAILURE TO FOLLOW THE PROCEDURES SET FORTH IN SUBCHAPTER D OF CHAPTER 15 OF THE PBCL REGARDING DISSENTERS’ RIGHTS WILL CONSTITUTE A WAIVER OF THOSE RIGHTS. SHAREHOLDERS MAY WISH TO CONSULT INDEPENDENT COUNSEL BEFORE EXERCISING DISSENTERS’ RIGHTS.

THE MERGER AGREEMENT

This section of the proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about FCF or CFC. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings FCF makes with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 96 of this proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about FCF and CFC contained in this proxy statement/prospectus or in the public reports of FCF filed with the SEC may supplement, update or modify the factual disclosures about FCF and CFC contained in the merger agreement. The merger agreement contains representations and warranties by CFC, on the one hand, and by FCF, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by FCF and CFC were qualified and subject to important limitations agreed to by FCF and CFC in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that FCF and CFC each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about FCF and CFC at the time they were made or otherwise.

Structure of the Merger

Each of CFC’s and FCF’s respective boards of directors has unanimously approved and adopted the merger agreement. The merger agreement provides for the merger of CFC with FCF, with FCF as the surviving entity. It is anticipated that following the completion of the merger, CFC Bank, a wholly owned subsidiary of CFC, and FCF Bank, a wholly owned subsidiary of FCF, will merge, with FCF Bank as the surviving bank in the bank merger.

Prior to the consummation of the merger, FCF and CFC may, by mutual agreement, change the method or structure of effecting the combination of FCF and CFC if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however that no such change may (i) alter or change the exchange ratio or the number of shares of FCF common stock received by holders of CFC common stock in exchange for each share of CFC common stock; (ii) adversely affect the tax treatment of CFC’s shareholders pursuant to the merger agreement; (iii) adversely affect the tax treatment of CFC or FCF pursuant to the merger agreement; or (iv) materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.

Merger Consideration

Each share of CFC common stock issued and outstanding immediately prior to the effective time, except for shares of CFC common stock owned by CFC as treasury stock or owned by CFC or FCF or a subsidiary of either (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) and except for shares for which dissenters’ rights have been exercised, will be converted into the right to receive 1.09 shares of FCF common stock (the “exchange ratio”).

If the outstanding shares of CFC common stock or FCF common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give CFC shareholders the same economic effect as contemplated by the merger agreement prior to such event.

Fractional Shares

FCF will not issue any fractional shares of FCF common stock in the merger. Instead, a former holder of CFC common stock who otherwise would have received a fraction of a share of FCF common stock will receive an amount in cash (rounded to the nearest cent) determined by multiplying the VWAP of FCF common stock reported by NYSE for the consecutive period of ten (10) full trading days ending on the day that is three trading days preceding the closing date (the “FCF Closing Price”) by the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of FCF common stock that such shareholder would otherwise be entitled to receive.

Governing Documents

Effective as of the effective time, the FCF by-laws will continue to be the by-laws for FCF and the FCF articles of incorporation will continue to be the articles of incorporation of FCF.

Treatment of CFC Equity Awards

Stock Options and Warrants

The merger agreement provides that, at the effective time, each option granted by CFC to purchase shares of CFC common stock under a CFC stock plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time (a “CFC Stock Option”) and each warrant to purchase shares of CFC Common Stock (a “CFC Warrant”) will without any further action on the part of any holder thereof, be cancelled and converted into the right to receive the “net number” of shares of FCF common stock upon exercise of such CFC Stock Option or CFC Warrant determined according to a formula set forth in the merger agreement. The “net number” of shares of FCF common stock that each such holder will have the right to receive upon exercise will be determined pursuant to the following formula:

Net Number = (A x D) - ((A x C) / B)

For purposes of the foregoing formula:

A = the total number of shares of CFC Common Stock underlying each such CFC Warrant or CFC Stock Option, as applicable;

B = FCF Closing Price;

C = the exercise price then in effect for the applicable CFC Warrant or FCF Stock Option immediately prior to the effective time; and

D = 1.09.

Restricted Stock Awards

Immediately prior to the effective time (but contingent upon the closing), each award in respect of a share of CFC common stock subject to vesting, repurchase or other lapse restriction granted under a CFC stock plan that is unvested or contingent and outstanding immediately prior to the effective time (a “CFC Restricted Stock Award”) will fully vest (with any performance-based vesting condition applicable to such CFC Restricted Stock Award deemed satisfied to the extent provided in the applicable award agreement) and will be cancelled and converted automatically into the right to receive merger consideration in respect of each such share of CFC common stock under such CFC Restricted Stock Award, less applicable withholding taxes.

Treatment of CFC Non-Voting Common Stock and CFC Preferred Stock

The merger agreement provides that, at the effective time, each share of CFC non-voting common stock and each share of CFC preferred stock will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor. As of the date hereof, there are no shares of CFC non-voting common stock or CFC preferred stock issued and outstanding.

Closing and Effective Time of the Merger

The merger will become effective at such date and time specified in the statement of merger to be filed with the Pennsylvania Department of State, or at such other date and time provided by applicable law. The closing will occur remotely by electronic exchange of documents the later of (i) January 1, 2023, and (ii) three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by FCF and CFC.

Exchange of Shares

Exchange Procedures

As promptly as practicable after the effective time, but in no event later than ten (10) business days thereafter, FCF will cause the exchange agent to mail to each holder of record of one (1) or more old certificates (which, for purposes of this proxy statement/prospectus, will be deemed to include certificates or book-entry account statements) representing shares of CFC common stock immediately prior to the effective time a letter of transmittal and instructions for use in effecting the surrender of such old certificate(s) in exchange for new certificates (which, for purposes of this proxy statement/prospectus, will be deemed to include certificates or, at FCF’s option, evidence in book-entry form) representing the number of whole shares of FCF common stock and any cash in lieu of fractional shares, which shares of CFC common stock represented by such old certificate(s) will have been converted into the right to receive pursuant to the merger agreement, as well as any dividends or distributions to be paid as described in “—Dividends and Distributions” below.

If an old certificate for CFC common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration in the merger upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by FCF or the exchange agent, the posting of a bond in an amount as FCF or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such old certificate.

After the effective time, there will be no further transfers on the stock transfer books of CFC of CFC common stock that were issued and outstanding immediately prior to the effective time.

Withholding

FCF will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares, any dividends or distributions or any other cash amounts payable under the merger agreement to any holder of CFC common stock or equity awards such amounts it is required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the holder from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to FCF common stock will be paid to the holder of any unsurrendered old certificate representing shares of CFC common stock until the holder surrenders such old certificate in accordance with the merger agreement. After the surrender of an old certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of FCF common stock which the shares of CFC common stock, represented by such old certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by CFC to FCF and FCF to CFC relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the mergers;

•	required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the mergers;

•	reports to regulatory authorities;

•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•	broker’s fees payable in connection with the merger;

•	the absence of certain changes or events;

•	legal proceedings;

•	tax matters;

•	employee matters and employee benefit matters;

•	compliance with applicable laws;

•	certain material contracts;

•	absence of agreements with regulatory authorities;

•	risk management instruments;

•	environmental matters;

•	investment securities and commodities;

•	real property;

•	intellectual property;

•	related party transactions;

•	inapplicability of takeover statutes;

•	absence of action or circumstance that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code;

•	in the case of CFC, opinion from CFC’s financial advisor;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

•	loan portfolio matters;

•	insurance matters; and

•	information security.

The representations and warranties in the merger agreement are (i) subject, in some cases, to specified exceptions and qualifications contained in the confidential disclosure schedules delivered by FCF and CFC, respectively, and (ii) qualified by the reports of FCF filed with the SEC during the period from January 1, 2019 through the time prior to the execution and delivery of the merger agreement (excluding, in each case, any risk factor disclosures in the risk factor section or any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).

In addition, certain representations and warranties of FCF and CFC are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either FCF and CFC or FCF as the surviving entity in the merger, means a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated hereby.

However, with respect to clause (i), a material adverse effect will not be deemed to include the impact of:

•	changes, after the date of the merger agreement, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements;

•

changes, after the date of the merger agreement, in laws, rules or regulations (including any COVID-19 pandemic measures) of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•

changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries (including any such changes arising out of the COVID-19 pandemic or any COVID-19 pandemic measures);

•

changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornadoes, floods or other natural disasters or from any outbreak of any disease or other public health event (including the COVID-19 pandemic);

•

public disclosure of the consummation of the transactions contemplated by the merger agreement or actions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement;

•

a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance or budget, business or strategic plan for any period (provided that the underlying causes of such decline or failure may be taken into account in determining whether a material adverse effect has occurred);

•	the expenses incurred by FCF and CFC in negotiating, documenting, effecting and consummating the transactions contemplated by the merger agreement; or

•

changes proximately caused by the impact of the execution or announcement of the merger agreement and the consummation of the transactions contemplated thereby on relationships with customers or employees (including the loss of personnel subsequent to the date of the merger agreement).

except, with respect to the first, second, third and fourth bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

The representations and warranties in the merger agreement do not survive the effective time.

Covenants and Agreements

Conduct of the Businesses Prior to the Consummation of the Merger

Prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement, required by law or as consented to in writing by FCF (or, in the case of clause (b), below, CFC) (such consent not to be unreasonably withheld, conditioned or delayed), (a) CFC will, and will cause its subsidiaries to, conduct its business in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization, the services of its employees and its advantageous business relationships, and (b) except as expressly required by the merger agreement, required by law or as consented to in writing by the other party, each of CFC and FCF will not, and will cause their respective subsidiaries not to, knowingly take any action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform its respective covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement on a timely basis.

Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, CFC will not take, and will not permit any of its subsidiaries to, without the prior written consent of FCF (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:

•

other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of CFC or any of its wholly-owned subsidiaries to CFC or any of its subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

•	adjust, split, combine or reclassify any capital stock;

•

make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the subsidiaries of CFC to CFC or any of its wholly-owned subsidiaries, or (B) the acceptance of shares of CFC common stock as payment for the exercise price of CFC stock options or for withholding taxes incurred in connection with the exercise of CFC stock options or the vesting or settlement of CFC equity awards, in each case in accordance with past practice and the terms of the applicable award agreements);

•

grant any CFC equity awards (or any similar award that would be a CFC equity award had it been issued under a CFC stock plan) or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

•

issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date of the merger agreement in accordance with their terms;

•

sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of the merger agreement;

•

except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned subsidiary of CFC;

•

terminate, materially amend, or waive any material provision of, any material contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to CFC, or enter into any contract that would constitute a material contract if it were in effect on the date of the merger agreement, except for transactions in the ordinary course of business consistent with past practice;

•

except as required under applicable law or the terms of any Company Benefit Plan existing as of the date of the merger agreement, (i) enter into, establish, adopt, amend or terminate any Company Benefit Plan, or any arrangement that would be a Company Benefit Plan if in effect on the date hereof, other than with respect to broad-based welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any such Company Benefit Plan, as the case may be, (ii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than (A) the payment of incentive compensation for completed performance periods in the ordinary course of business consistent with past practice based upon actual performance or as set forth in Section 5.2(f)(i)(A) of the Company Disclosure Schedule and (B) annual base salary or wage increases for employees who are not party to an individual change in control or similar agreement with the Company in the ordinary course of business, consistent with past practice and to a level consistent with similarly situated peer employees, that do not exceed, in the aggregate, three percent (3%) of the aggregate base salaries and wage rates in effect as of the date hereof, (iii) accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (v) fund any rabbi trust or similar arrangement, or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (vi) terminate the employment or services of any employee with a job level of senior vice president or above, other than for cause, or (vii) hire or promote any employee with an annual base salary equal to or in excess of $75,000 (other than as a replacement hire or promotion on substantially similar terms of employment as the departed employee), or significantly change the responsibilities assigned to any such employee;

•

settle any material claim, suit, action or proceeding, other than those relating to any foreclosure action by CFC or except in the ordinary course of business consistent with past practice in an amount and for consideration not in excess of $100,000 individually or $500,000 in the aggregate and that would not impose any material restriction on the business of it or its subsidiaries or FCF, as the surviving corporation;

•

take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend the CFC articles of incorporation, the CFC bylaws or comparable governing documents of its subsidiaries;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

•

materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade, in each case, other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by GAAP or any applicable laws, regulations, guidelines or policies imposed by a governmental entity;

•

take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable law;

•

enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any governmental entity;

•

except for any loans or extensions of credit approved prior to the date of the merger agreement (i) make, acquire or issue any new commitments for any loan or extension of credit of $750,000 or greater or (ii) renegotiate, renew, increase or modify any existing loan or extension of $750,000 or greater; provided, however, that FCF will be required to respond to any requests for a consent to make such loan or extension of credit in writing within two (2) business days after the loan package is delivered to FCF;

•

make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans or (ii) its investment, risk and asset liability management or hedging practices and policies, in each case except as required by law or requested by a regulatory agency;

•	make, or commit to make, any individual capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;

•

make, change or revoke any tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of taxes;

•

make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its subsidiaries;

•

knowingly take any action that is intended to or would reasonably be likely to prevent, materially impede or materially delay the ability of FCF, CFC or their respective subsidiaries to obtain any necessary approvals of any governmental entity required for the merger (including the requisite regulatory approvals) or to perform their covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby;

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, FCF will not take, and will not permit any of its subsidiaries to, without the prior written consent of CFC (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:

•

amend the FCF articles of incorporation, the FCF by-laws, its regulations or comparable governing documents of its subsidiaries in a manner that would adversely affect the economic benefits of the merger to the holders of the CFC common stock;

•	adjust, split, combine or reclassify any capital stock;

•	adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution of FCF;

•	make any written communications to the employees of CFC or any of its subsidiaries without the prior consent of CFC, which consent will not be unreasonably withheld, conditioned or delayed;

•

take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters

FCF and CFC have agreed to cooperate with each other and use their respective reasonable best efforts to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable best efforts to make such filings as soon as practicable but in no event later than forty-five (45) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities.

Each of FCF and CFC has agreed to use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing, and (ii) avoid or eliminate each and every impediment, including with respect to obtaining the requisite regulatory approvals, so as to enable the closing to occur as soon as possible. Notwithstanding the foregoing, nothing in the merger agreement requires FCF or permits CFC to take, or agree to take, any action, or commit to take any action, or agree to any condition or restriction, in connection with the grant of a requisite regulatory approval, that would reasonably be expected to have a material adverse effect on FCF and its subsidiaries, taken as a whole, after giving effect to the merger.

FCF and CFC have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement, as well as to keep each other apprised of the status of matters related to the consummation of the transactions contemplated by the merger agreement.

Employee Matters

The merger agreement provides that, for a period of twelve (12) months after the effective time (or such shorter period if the employee is employed for less than twelve (12) months), FCF will provide each of the employees of CFC and its subsidiaries who continue to be employed by FCF and its subsidiaries immediately following the effective time (whom we refer to as “continuing employees”) with (i) a base salary or wage rate, as applicable, that is no less than the base salary or wage rate, as applicable, provided to the continuing employee prior to

Closing, (ii) target cash bonus opportunities that are no less favorable than the target cash bonus opportunities that are generally made available to similarly situated employees of FCF and its subsidiaries and (iii) employee benefits that, in the aggregate, are substantially the same as those that are generally made available to similarly situated employees of FCF and its Subsidiaries. Any employee of CFC and its subsidiaries who is terminated by CFC without cause at FCF’s request on the closing date or by FCF without cause within six (6) months following the closing date will be entitled to severance payments equal to two (2) weeks of base salary for each full year of service with Company, with a minimum benefit of four (4) weeks of base salary and a maximum benefit of twenty-six (26) weeks of base salary, in all cases subject to FCF’s severance practices and such employee’s execution of a release of claims in a form reasonably acceptable to FCF and paid without duplication of any other severance or termination benefit for which such employee is eligible. Notwithstanding the foregoing, these requirements will not apply to any CCF employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides a change in control payment.

The merger agreement provides that, with respect to any employee benefit plans of FCF or its subsidiaries in which any continuing employees become eligible to participate on or after the effective time (the “new plans”), FCF will use commercially reasonable efforts to, (i) waive all pre-existing conditions, exclusions or waiting periods with respect to participation and coverage requirements applicable to such continuing employees and their eligible dependents under any new plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under an analogous CFC benefit plan, (ii) provide each such employee and their eligible dependents with credit for any eligible expenses incurred prior to the effective time under a CFC benefit plan (to the same extent that such credit was given under the analogous CFC benefit plan prior to the effective time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any new plan and (iii) recognize all service of such employees with CFC and its subsidiaries for all purposes in any new plan to the same extent such service was taken into account under the analogous CFC benefit plan prior to the effective time. The merger agreement provides that the foregoing service recognition will not apply (a) to the extent it would result in duplication of benefits for the same period of service, (b) for purposes of any defined benefit pension or post-retirement welfare plan or (c) where such service is with respect to a newly established benefit plan of FCF for which similarly situated employees of FCF do not receive past service credit.

If requested by FCF in writing at least thirty (30) days prior to the effective time, CFC will take any and all actions, to the extent permitted by law and the terms of the applicable plan, required (including without limitation, the adoption of resolutions by its board of directors) to amend, freeze and/or terminate any or all CFC benefit plans immediately prior to the effective time (as permitted by the terms of the applicable CFC benefit plan), and, if requested by FCF, to implement any such actions. Without limiting the generality of the foregoing, prior to the effective time, CFC will take any and all actions and adopt such necessary resolutions to terminate the CFC 401(k) Plan effective as of the date immediately preceding the closing date and adopt such amendments to the CFC 401(k) Plan to terminate the CFC 401(k) Plan. The form and substance of all such resolutions and amendments will be subject to the review and approval of FCF, which will not be unreasonably withheld, and CFC will deliver to FCF an executed copy of the resolutions and amendment as soon as practicable following their adoption by the CFC board of directors and will fully comply with such resolutions and amendments. In connection with the termination of the CFC 401(k) Plan and the merger, CFC will, or will cause its applicable affiliate to, provide that (i) all CFC 401(k) Plan participant accounts will be fully vested, (ii) all benefit accruals under the CFC 401(k) Plan will be frozen and no new participants will be admitted to the CFC 401(k) Plan on or after the CFC 401(k) Plan termination date, and (iii) any contributions due to the CFC 401(k) Plan for the period before the CFC 401(k) Plan termination date and not yet paid on the CFC 401(k) Plan termination date will be contributed by CFC as soon as administratively feasible after the CFC 401(k) Plan termination date. As soon as practicable following the termination of the CFC 401(k) Plan, the account balances in the CFC 401(k) Plan will either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Prior to the distribution of account balances in the CFC 401(k) Plan, FCF will take any and all actions as may be required, including amendments to the tax-qualified defined contribution retirement plan designated by FCF (the “FCF 401(k) Plan”) to permit each continuing employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, but excluding participant loans) at the time of such distribution from the CFC 401(k) Plan in the form of cash in an amount equal to the full account balance distributed to such continuing employee (excluding all participant loans) from the CFC 401(k) Plan to the FCF 401(k) Plan.

Nothing in the merger agreement will confer upon any employee, officer, director or consultant of CFC or any of its subsidiaries or affiliates any right to continue in the employ or service of the surviving entity, CFC, FCF or any subsidiary or affiliate thereof, or will interfere with or restrict in any way the rights of the surviving entity, CFC, FCF or any subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of CFC or any of its subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in the merger agreement will be deemed to (i) establish, amend, or modify any CFC benefit plan, FCF benefit plan, new plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the surviving entity or any of its subsidiaries or affiliates to amend, modify or terminate any particular CFC benefit plan, FCF benefit plan, new plan or any other benefit or employment plan, program, agreement or arrangement after the effective time. Without limiting the generality of the terms of the merger agreement, nothing in the merger agreement, express or implied, is intended to or will confer upon any person, including any current or former employee, officer, director or consultant of CFC or any of its subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement.

Any CFC employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for any payment that may be triggered by the merger or the bank merger (each, a “CIC Payment”) will not receive any severance benefits that would otherwise be provided by FCF to continuing employees but instead will receive a CIC Payment to the extent it is required to be paid under such agreement. Any employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided by FCF to continuing employees, unless such CFC employee enters into an employment agreement, severance agreement, change in control agreement or any written similar agreement or arrangement with the surviving corporation or a subsidiary of the surviving corporation.

FCF has agreed to assume and honor in accordance with their terms all employment or change in control agreements or equity award agreements, vested as of the closing date under the CFC benefit plans; provided, that FCF may replace such CFC benefit plans with a similar benefit plan of FCF.

The merger agreement provides that CFC and FCF will cooperate and use their commercially reasonable efforts to establish an aggregate retention bonus amount and identify key employees of CFC or FCF who will be offered a retention bonus prior to the effective time upon such terms and conditions as the chief executive officers of CFC and FCF will mutually agree.

Director and Officer Indemnification and Insurance

The merger agreement provides that from and after the effective time, FCF as the surviving entity in the merger will indemnify and hold harmless all present and former directors, officers and employees of CFC and its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising out of the fact that such person is or was a director, officer or employee of CFC or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement to the same extent as such persons are indemnified as of the date of the merger agreement by CFC pursuant to the CFC articles of incorporation, the CFC bylaws, the governing or organizational documents of any subsidiary of CFC and any indemnification agreements in existence as of the date of the merger agreement; and FCF as the surviving entity in the merger will also advance expenses as incurred by such indemnified party to the same extent as such persons were entitled to advancement of expenses as of the date of the merger agreement by CFC.

The merger agreement requires FCF, as the surviving entity in the merger, to maintain for a period of six (6) years after consummation of the merger CFC’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the consummation of the merger. However, FCF is not required to spend annually more than two hundred percent (200%) of the current annual premium paid as of the date of the merger agreement by CFC for such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed that amount, then FCF will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, CFC, in consultation with, but only upon the consent of FCF, may (and at the request of FCF, CFC will use its reasonable best efforts to), obtain at or prior to the effective time a six (6)-year “tail” policy under CFC’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, in the aggregate, does not exceed the premium cap.

Name and Headquarters

The merger agreement provides that the name of the surviving corporation and surviving bank will be First Commonwealth Financial Corporation and First Commonwealth Bank, respectively; that the headquarters of FCF and FCF Bank will be located in Indiana, Pennsylvania.

Restructuring Efforts

The merger agreement provides that if CFC fails to obtain the required vote of CFC shareholders to approve the CFC merger proposal, each of the parties will in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by the merger agreement (provided that neither party will have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of CFC as provided for in the merger agreement, in a manner adverse to such party or its shareholders) and/or resubmit the merger agreement or the transactions contemplated thereby (or as restructured) to CFC’s shareholders for adoption or approval.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing of the shares of FCF common stock to be issued in the merger, access to information of the other company, additional agreements, advice of changes, exemption from takeover restrictions, the coordination of dividend declarations, the assumption by FCF of CFC’s indebtedness and public announcements with respect to the transactions contemplated by the merger agreement.

Governance of FCF after the Merger

As of the effective time, FCF will designate Patricia A. Husic, the president and chief executive officer of CFC, to the FCF board of directors. Except for that designation, the FCF board of directors, and the committees thereof, will remain unchanged and will consist of the directors of FCF immediately prior to the effective time, each of whom will serve as the directors of FCF until the next annual meeting of shareholders and until such time as their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office.

The executive officers of FCF will continue as executive officers of FCF immediately after the effective time, each of whom will serve until their respective successors are duly appointed and qualified or their earlier death, resignation or removal.

Meeting; Recommendation of CFC’s Board of Directors

CFC has agreed to call a meeting of its shareholders for the purpose of voting upon the approval of the merger agreement (the “requisite CFC vote”), and to use its reasonable best efforts to cause the meeting to occur as soon as reasonably practicable.

CFC and its board of directors has agreed to use its reasonable best efforts to obtain from CFC shareholders the requisite CFC vote, including by communicating to CFC shareholders its recommendation that CFC shareholders adopt and approve the merger agreement and the transactions contemplated thereby (the “CFC board recommendation”). However, subject to certain termination rights described in “—Termination of the Merger Agreement” below, if the CFC board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to make the CFC board recommendation, then, prior to the receipt of the requisite CFC vote, the CFC board of directors may submit the merger agreement to its shareholders without recommendation (although the resolutions approving the merger agreement may not be rescinded or amended) and may communicate the basis for its lack of a recommendation to its shareholders to the extent required by law, provided that (i) it gives the other party at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an acquisition proposal, the latest material terms and conditions of, and the identity of the third party making any such acquisition proposal, or any amendment or modification thereof, and a copy thereof if in writing and any related documentation or correspondence) and (ii) at the end of such notice period, it takes into account any amendment or modification to the merger agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to make the CFC board recommendation. Any material amendment to any acquisition proposal will require a new notice period.

CFC must adjourn or postpone the CFC shareholders meeting if there are insufficient shares of CFC common stock represented (either in attendance or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, CFC has not received proxies representing a sufficient number of shares necessary to obtain the requisite CFC vote, and subject to the terms and conditions of the merger agreement, CFC will continue to use reasonable best efforts to solicit proxies from its shareholders. Notwithstanding any recommendation change by the CFC board of directors, but subject to the obligation to adjourn or postpone such meeting as described in the immediately preceding sentence, unless the merger agreement has been terminated in accordance with its terms, CFC is required to convene a meeting of its shareholders and to submit the merger proposal to a vote of such shareholders.

Agreement Not to Solicit Other Offers

CFC has agreed that it will, and will cause each of its subsidiaries and representatives to, immediately cease, and cause to be terminated, any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than FCF with respect to any acquisition proposal.

CFC has agreed that it will not, and will cause each of its subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations concerning any acquisition proposal or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, with respect to CFC, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of CFC and its subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of CFC or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of CFC, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of CFC or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of CFC, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving CFC or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of CFC.

However, in the event that after the date of the merger agreement and prior to the receipt of the requisite CFC vote, CFC receives an unsolicited bona fide written acquisition proposal, it may, and may permit its subsidiaries and its and their subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions with the person making the acquisition proposal if the CFC board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law, provided that, prior to furnishing any confidential or nonpublic information, CFC enters into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement between FCF and CFC, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with such party.

CFC has also agreed to (i) promptly (and, in any event, within twenty-four (24) hours) advise FCF following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal and a copy thereof if in writing and any related documentation or correspondence), and will keep FCF apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or acquisition proposal and (ii) use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party.

Conditions to Complete the Merger

FCF’s and CFC’s respective obligations to complete the merger are subject to the satisfaction or, where legally permissible, waiver, at or prior to the effective time, of the following conditions:

•	the requisite CFC vote having been obtained;

•	the authorization for listing on NYSE, subject to official notice of issuance, of the FCF common stock to be issued in the merger;

•

all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome regulatory condition;

•

the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

•

no order, injunction or decree by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement being in effect, and no statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

receipt by each party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•

in the case of FCF’s obligations to complete the merger, immediately prior to the closing, not more than five (5%) of CFC common stock will be held by persons who either have exercised, or are then entitled to exercise, appraisal rights under the PBCL.

Neither CFC nor FCF can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to the consummation of the merger, whether before or after the receipt of the requisite CFC vote, in the following circumstances:

•	by mutual written consent of FCF and CFC;

•

by either FCF or CFC if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the transactions contemplated by the merger agreement and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order permanently enjoining or otherwise prohibiting or making illegal the transactions contemplated by the merger agreement, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•

by either FCF or CFC if the merger has not been completed on or before August 30, 2023 (the “termination date”), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•

by either FCF or CFC (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of CFC, in the case of a termination by FCF, or on the part of FCF, in the case of a termination by CFC, which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date); or

•

by FCF, if, prior to the time the requisite CFC vote is obtained, (i) CFC or the CFC board of directors (A) submits the merger agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation to approve the merger agreement, or recommends to its shareholders an acquisition proposal other than the merger, or (B) will have breached its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the CFC board recommendation; or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of CFC common stock is commenced (other than by FCF), and the board of directors of CFC recommends that the shareholders of CFC tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within ten (10) business days (or such fewer number of days as remains prior to the CFC special meeting) after the commencement of such tender or exchange offer.

CFC also may terminate the merger agreement at any time during the five (5) day period commencing on date on which the last regulatory approval required to permit the consummation of the transactions contemplated by the merger agreement is received (which we refer to as the “determination date”), if both following conditions are met:

•

the number obtained by dividing the VWAP of a share of FCF common stock during the ten (10) consecutive full trading days ending on the trading day prior to the determination date (which we refer to as the “average closing price”) by $14.86 is less than 0.8 (which we refer to as the “purchaser ratio”); and

•

the purchaser ratio is less than the “index ratio” which is the number obtained by dividing the average of the closing prices of the Nasdaq Bank Index (the “Nasdaq Index Price”), or if the Nasdaq Bank Index is not available, the KBW National Bank Index (the “KBW Index Price” and, together with the Nasdaq Index Price, the “Index Group Price”) for the ten (10) consecutive full trading days ending on the last trading day immediately preceding the determination date by Index Group Price for the ten (10) consecutive full trading days ending on the date of the first public announcement of the entry into the merger agreement and subtracting 0.2 from such quotient.

If CFC elects to exercise this termination right, prompt written notice must be provided to FCF. FCF then has the option, within five business days following its receipt of such written notice, to increase the merger consideration to be received by holders of CFC common stock by, at FCF’s option, (i) increasing the exchange ratio (which we refer to as the “adjusted exchange ratio”) (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (1) the product of $14.86 multiplied by 0.8 and further multiplied by the merger consideration (as then in effect) by (2) the average closing price; and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (1) the product of the index ratio and the merger consideration (as then in effect) by (2) the purchaser ratio.

If FCF elects to make this adjustment, FCF must provide prompt written notice to CFC, which will contain the revised exchange ratio. Once this notice is received by CFC, the merger agreement will continue in full force and effect.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (i) none of CFC or FCF will be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses, the confidential treatment of information and the termination fee described below.

Termination Fee

CFC will pay FCF a termination fee equal to $6.0 million in cash (the “termination fee”) if the merger agreement is terminated in the following circumstances:

•	in the event that the merger agreement is terminated by FCF pursuant to the fifth bullet set forth under “—Termination of the Merger Agreement” above.

•

in the event, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the CFC board of directors or CFC’s senior management or has been made directly to the CFC shareholders generally, or any person has publicly announced (and not withdrawn) an acquisition proposal with respect to CFC, and (i) (a) thereafter the merger agreement is terminated by either FCF or CFC because the merger has not been completed prior to the termination date, and CFC has not obtained the requisite CFC vote or (b) thereafter the merger agreement is terminated by FCF based on a breach of the merger agreement by CFC that would constitute the failure of an applicable closing condition or because of a failure to obtain the requisite CFC vote at the CFC special meeting or any adjournment or postponement thereof, and (ii) prior to the date that is twelve (12) months after the date of such termination, CFC enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “twenty-five percent (25%)” will instead refer to “fifty percent (50%).” In such case, the termination fee must be paid to FCF on the earlier of the date CFC enters into such definitive agreement and the date of consummation of such transaction.

The termination fee and any amounts payable by CFC in connection therewith, constitute liquidated damages and not a penalty, and, except in the case of willful and material breach, will be the maximum aggregate amount of monetary fees, liabilities or damages payable by CFC under the merger agreement in the event of a termination of the merger agreement under specified circumstances.

Expenses and Fees

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense. The merger agreement provides that the costs and expenses of printing and mailing this proxy statement/prospectus will be borne equally by FCF and CFC.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite CFC vote or the requisite FCF vote, except that after the receipt of the requisite CFC vote, there may not be, without further approval of CFC shareholders any amendment to the merger agreement that requires such further approval under applicable law.

At any time prior to the effective time, each of the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered by such other parties pursuant to the merger agreement, and (iii) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement, except that after the receipt of the requisite CFC vote or the requisite FCF vote, there may not be, without further approval of FCF shareholders or CFC shareholders, as applicable, any extension or waiver of the merger agreement or any portion thereof that requires such further approval under applicable law.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law.

Specific Performance

FCF and CFC will be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the parties’ obligations to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity.

VOTING AGREEMENTS

In connection with, and as a condition to, FCF entering into the merger agreement, each director and certain executive officers of CFC entered into a voting agreement with FCF (which we refer to as the “voting agreement”). The following summary of the voting agreement is subject to, and qualified in its entirety by reference to, the form of voting agreement attached as Exhibit A to the merger agreement, which is attached as Annex A to this proxy statement/prospectus.

Under the voting agreements, each such director and executive officer has agreed to appear at the CFC special meeting (in person or by proxy) and to vote his or her shares of CFC common stock:

•	in favor of the adoption of the merger agreement, and in favor of each of the other actions contemplated by the merger agreement;

•	against approval of any proposal made in opposition to, or in competition with, the merger or any other transactions contemplated by the merger agreement; and

•

against any of the following actions (other than those actions that relate to the merger and any other transactions between the FCF and CFC as contemplated by the merger agreement): (i) any merger, consolidation, business combination, sale of assets, or reorganization of CFC or any subsidiary of CFC, (ii) any sale, lease or transfer of any significant part of the assets of CFC or any subsidiary of CFC, (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of CFC or any subsidiary of CFC, (iv) any material change in the capitalization of CFC or any subsidiary of CFC, or the corporate structure of CFC or any subsidiary of CFC, or (iv) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the merger or any other transactions between FCF and CFC as contemplated by the merger agreement.

In addition, the voting agreement provides that each such shareholder party will not directly or indirectly, sell, pledge, encumber, assign, transfer or otherwise dispose of or encumber prior to the expiration date of the voting agreement, any or all of his or her shares of CFC common stock, subject to limited exceptions. The voting agreement further provides that each such shareholder party will not exercise or assert any appraisal rights to demand payment for any shares of CFC common stock that may arise with respect to the merger.

The voting agreements will terminate upon the earlier of (i) the termination of the merger agreement, (ii) the effective time of the merger, or (iii) any material modification, waiver or amendment of the merger agreement that affects adversely the consideration payable to the holders of CFC common stock as compared to that payable under the merger agreement as originally in effect.

As of the CFC record date, CFC shareholders who are party to the voting agreements beneficially owned and were entitled to vote an aggregate of approximately [                ] shares of CFC common stock, which represented approximately [                ]% of the shares of CFC stock outstanding on that date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of CFC common stock that exchange their shares of CFC common stock for the merger consideration. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. To the extent this section consists of statements as to matters of U.S. federal income tax law, this section constitutes the opinion of Stevens & Lee, P.C. and the opinion of Squire Patton Boggs (US) LLP.

This discussion addresses only those holders of CFC common stock that hold their shares of CFC common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	a pass-through entity (or an investor in a pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of CFC common stock that received CFC common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder;

•	a person that has a functional currency other than the U.S. dollar;

•	a real estate investment trust;

•	regulated investment companies;

•	a holder of CFC common stock that holds CFC common stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction; or

•	a United States expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of CFC or FCF. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of CFC common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds CFC common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding CFC common stock should consult their own tax advisors.

Tax Consequences of the Merger Generally

The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to FCF’s obligation to complete the merger that FCF receive an opinion from Squire Patton Boggs (US) LLP, dated the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to CFC’s obligation to complete the merger that CFC receive an opinion from Stevens & Lee, P.C., dated the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither of the opinions described above will be binding on the IRS. FCF and CFC have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations, warranties, covenants or assumptions upon which the opinions described above are based (the “Representations and Assumptions”) are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the U.S. federal income tax consequences of the merger could be adversely affected.

As a “reorganization,” the material U.S. federal income tax consequences of the merger to U.S. holders of CFC common stock are set forth in the remainder of this discussion:

•

a holder who receives solely shares of FCF common stock (or receives FCF common stock and cash solely in lieu of a fractional share) in exchange for shares of CFC common stock generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of FCF common stock;

•

the aggregate tax basis of the FCF common stock received in the merger (including fractional share interests in FCF common stock deemed received and exchanged for cash) will be equal to the holder’s aggregate tax basis in the CFC common stock for which it is exchanged;

•

the holding period of FCF common stock received in the merger (including any fractional shares deemed received and redeemed as described below) will include the holder’s holding period of the CFC common stock for which it is exchanged.

If holders acquired different blocks of CFC common stock at different times and at different prices, a holder’s tax basis and holding period in FCF common stock may be determined with reference to each block of CFC common stock.

Cash Instead of a Fractional Share

A holder of CFC common stock who receives cash instead of a fractional share of FCF common stock will be treated as having received the fractional share of FCF common stock pursuant to the merger and then as having sold that fractional share for cash. As a result, generally such a holder will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to such holder’s fractional share of FCF common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for the shares (including the holding period of CFC common stock surrendered therefor) is greater than one (1) year. The deductibility of capital losses is subject to limitations.

Backup Withholding

Payments of cash to a non-corporate holder of CFC common stock in connection with the merger may be subject to information reporting and backup withholding (currently at a rate of twenty-four percent (24%)). Such holders of CFC common stock generally will not be subject to backup withholding, however, if the holder:

•

furnishes a correct taxpayer identification number, certifies that the holder is not subject to backup withholding on IRS form W-9 (or an applicable substitute or successor form) included in the election form/letter of transmittal the holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof of an applicable exemption from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

COMPARISON OF THE RIGHTS OF HOLDERS OF FCF COMMON STOCK AND HOLDERS OF CFC COMMON STOCK

CFC is incorporated under the laws of the Commonwealth of Pennsylvania, and the rights of CFC shareholders are governed by the laws of the Commonwealth of Pennsylvania, the CFC articles of incorporation and the CFC bylaws. As a result of the merger, CFC shareholders will receive shares of FCF common stock and will become FCF shareholders. FCF is also incorporated under the laws of the Commonwealth of Pennsylvania, and the rights of FCF shareholders are governed by the laws of the Commonwealth of Pennsylvania, the FCF articles of incorporation and the FCF by-laws. Thus, following the merger, the rights of CFC shareholders who become FCF shareholders in the merger will no longer be governed by the CFC articles of incorporation and the CFC bylaws and instead will be governed by the FCF articles of incorporation and the FCF by-laws.

The following summary is not a complete statement of the rights of shareholders or shareholders of the two (2) companies or a complete description of the specific provisions referred to below. The summary is qualified in its entirety by reference to CFC’s and FCF’s governing documents, which we urge you to read carefully and in their entirety. Copies of FCF’s governing documents have been filed with the SEC. See “Where You Can Find More Information” beginning on page 96.

	CFC	FCF
Capital Stock

The CFC articles of incorporation authorize 12,000,000 shares of common stock, including 11,000,000 shares of CFC common stock, $1.00 par value per share, and 1,000,000 shares of CFC non-voting common stock, $1.00 par value per share, and 1,000,000 shares of preferred stock.

As of [            ], 2022, there were (i) [            ] shares of CFC common stock issued and outstanding, (ii) [            ] of CFC common stock held, directly or indirectly, by CFC as treasury stock, (iii) [            ] shares reserved for issuance upon exercise of outstanding CFC Stock Options, CFC Warrants or otherwise, and (iv) no shares of CFC non-voting common stock or CFC preferred stock issued or outstanding.

The FCF articles of incorporation authorize 200,000,000 shares of common stock, par value $1.00 per share, and 3,000,000 shares of preferred stock, par value $1.00 per share.

As of [            ], 2022, there were (i) [            ] shares of FCF common stock issued and outstanding, (ii) [            ] of FCF common stock held, directly or indirectly, by FCF as treasury stock, (iii) [            ] shares reserved for issuance upon exercise of outstanding stock options, warrants or otherwise, and (iv) no shares of FCF preferred stock issued or outstanding.

Board of Directors; Classification

The PBCL provides that the board of directors of a Pennsylvania corporation must consist of one or more directors. The articles or by-laws of a corporation may fix the number of directors.

The CFC by-laws provide that the number of directors shall not be less than three (3) nor more than twenty-five (25), as may be determined from time to time by a majority of the board of directors. The number of CFC directors is currently fixed at ten (10).

The PBCL provides that the board of directors of a Pennsylvania corporation must consist of one or more directors. The articles or by-laws of a corporation may fix the number of directors.

The FCF by-laws provide that the number of directors shall not be less than three (3) nor more than twenty-five (25), as may be determined from time to time by a majority of the board of directors. The number of FCF directors is currently fixed at fourteen (14).

	CFC	FCF
	The terms of CFC’s directors are divided into three classes servicing staggered three-year terms.	If the merger is completed, the size of FCF’s board of directors will be expanded by one additional member. All of FCF’s directors are elected annually to a one (1) year term.

Removal of Directors	The PBCL provides that the entire board of directors or any individual director may be removed from office for cause by vote of the shareholders entitled to elect the directors.

The PBCL provides that the entire board of directors or any individual director may be removed from office by vote of the shareholders entitled to elect the directors.

Under the FCF by-laws, the board of directors may remove and declare vacant the office of a director who has been judicially declared of unsound mind or who has been convicted of a felony or for other proper cause.

Vacancies on the Board of Directors and Additional Directors	Both CFC and FCF may fill vacancies by a majority vote of the remaining members of the board.

Cumulative Voting for Election of Directors	Neither CFC nor FCF permits cumulative voting for the election of directors]

Ability to Call a Special Meeting of Shareholders	Both CFC and FCF shareholders may call a special meeting of shareholders, subject to certain minimum vote requirements.

Notice of Shareholder Meetings	The governing documents of CFC and FCF contain similar notice requirements for meetings of shareholders. FCF’s by-laws provide for electronic transmission of notice.

Shareholder Nominations and Proposals	CFC and FCF shareholders have the ability to nominate directors and bring proposals before a meeting of shareholders, subject to certain procedural requirements.

Shareholder Quorum	For both CFC and FCF a majority of the votes entitled to be cast on a particular matter constitutes a quorum.

Amendment of Articles of Incorporation	The articles of incorporation of both CFC and FCF may be amended only by vote of their shareholders, subject to certain minimum vote requirements and, except in certain circumstances, any amendment to FCF’s articles of incorporation must also be approved by the board of directors.

Amendment of By-Laws	The procedures to amend CFC’s by-laws and FCF’s by-laws are similar, but the minimum shareholder vote required for such an amendment is 80% for FCF compared with a majority vote of all outstanding shares of CFC common stock for CFC for most provisions.

Action without a Meeting	CFC and FCF have similar requirements for shareholders to act by written consent without a meeting.

Rights of Dissenting Shareholders	CFC shareholders have appraisal rights in connection with the merger, subject to certain exceptions and limitations. FCF shareholders do not have appraisal rights in connection with the merger.

	CFC	FCF

Preemptive Rights

Preemptive rights generally allow shareholders to maintain their proportionate share of ownership of a corporation by permitting the shareholders to purchase a proportionate share of any new stock issuances. Preemptive rights protect the shareholders from dilution of value and control upon new stock issuances.

Neither CFC shareholders nor FCF shareholders have preemptive rights.

Dividends	CFC and FCF may each declare and pay dividends within the restrictions provided by Pennsylvania law.

Business Combinations

Subject to certain exceptions, the PBCL provides that the affirmative vote of a majority of the outstanding shares entitled to vote shall be required in order to effect the merger or consolidation of a corporation. However, shareholder approval is not required to adopt a plan of merger if (i) the articles of incorporation of the surviving corporation are unchanged as a result of the merger, (ii) each share of the corporation outstanding immediately prior to the effectiveness of the merger is to continue as or be converted into an identical share of the surviving corporation, and (iii) shareholders of the corporation will continue to hold in the aggregate shares of the surviving corporation entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors.

The CFC articles of incorporation provide that in order to effect the merger or consolidation of CFC into another corporation (other than a merger in which shareholder approval is not required as described above), the affirmative vote of at least 75% of the outstanding shares of CFC common stock is required, unless such transaction is approved in advance by at least 75% of the members of CFC’s board of directors, in which case such transaction must be approved by holders of 66 2/3% of the outstanding shares entitled to vote.

Subject to certain exceptions, the PBCL provides that the affirmative vote of a majority of the outstanding shares entitled to vote shall be required in order to effect the merger or consolidation of a corporation. However, shareholder approval is not required to adopt a plan of merger if (i) the articles of incorporation of the surviving corporation are unchanged as a result of the merger, (ii) each share of the corporation outstanding immediately prior to the effectiveness of the merger is to continue as or be converted into an identical share of the surviving corporation, and (iii) shareholders of the corporation will continue to hold in the aggregate shares of the surviving corporation entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors.

The FCF articles of incorporation provide that in order to effect the merger or consolidation of FCF into another corporation (other than a merger in which shareholder approval is not required as described above), the affirmative vote of 75% of the outstanding shares entitled to vote is required.

Pennsylvania Anti-Takeover Provisions

Under the PBCL, certain anti-takeover provisions apply to Pennsylvania publicly traded companies including those relating to (i) control share acquisitions, (ii) disgorgement of profits by certain controlling persons, (iii) business combination transactions with interested shareholders and (iv) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows registered corporations to opt-out of any of these anti-takeover provisions. Neither CFC nor FCF has not opted out of the anti-takeover provisions listed above. A general summary of the applicable anti-takeover provisions is set forth below.

Control Share Acquisitions. The PBCL limits control share acquisitions relating to the act of acquiring for the first time voting power over voting shares equal to at least 20%, 33 1/3% and 50% of the voting power of the corporation. Once a control share acquisition has occurred, then all shares in excess of the number required to meet the applicable threshold, plus shares purchased at any time with the intention of acquiring such voting power and shares purchased within 180 days of the date the triggering threshold was exceeded, are considered control shares. Control shares cannot vote either until their voting rights have been restored by two separate votes of the shareholders, as described below, at a meeting or until they have been transferred to a person who does not thereby also become the holder of control shares.

The holder of control shares may wait until the next annual or special meeting after the acquisition took place to submit the request for the restoration of voting rights to the shareholders, or the acquiring person may accelerate the process by agreeing to underwrite the cost of a special meeting of shareholders for that purpose. In either case, the acquiring person is required to furnish for distribution to the shareholders an information statement containing a detailed disclosure concerning the acquiring person, its intentions with respect to ownership of securities of the corporation and other matters. The restoration of voting rights may only be approved by the affirmative vote of the holders of a majority of the voting power entitled to vote in two separate votes of all of (i) the disinterested shareholders and (ii) the voting shares of the corporation.

For a period of 24 months after the later of (i) a control share acquisition by an acquiring person who does not properly request consideration of voting rights, or (ii) the denial of such a request or lapse of voting rights, the corporation may redeem all the control shares at the average public market sales price of the shares on the date notice of the call for redemption is given by the corporation.

Disgorgement of Profits by Certain Controlling Persons. Under the PBCL, controlling persons (as defined herein) may be required to disgorge profits in the event that (i) any person or group publicly discloses that such person or group may acquire control of the corporation, in any manner, or (ii) a person or group acquires (or publicly discloses an intent to acquire) 20% or more of the voting power of the corporation (each, a “controlling person”) and, in either case, the controlling person sells shares within 18 months of becoming a controlling person. Any profits from sales of equity securities of the corporation received by the controlling person during such 18-month period will belong to the corporation if the securities that were sold were acquired during the 18-month period or within the 24-month period prior to becoming a controlling person.

Business Combination Transactions with Interested Shareholders. The PBCL prohibits certain business combinations with “interested shareholders,” defined as persons who acquire the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors. A corporation subject to this provision may not effect mergers or certain other business combinations with the interested shareholder for a period of five years, unless:

•

the business combination or the acquisition of stock by means of which the interested shareholder became an interested shareholder is approved by the corporation’s board of directors prior to such stock acquisition;

•	the business combination is approved by the affirmative vote of the holders of all the outstanding common shares of the corporation; or

•

the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding shares held by the interested shareholders, and at the time of such vote, the interested shareholder is the beneficial owner of at least 80% of the voting shares of the corporation. This exception applies only if the value of the consideration to be paid by the interested shareholder in connection with the business combination satisfies certain fair price requirements.

After the five-year restricted period, an interested shareholder of the corporation may engage in a business combination with the corporation if (i) the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested shareholder and its affiliates, or (ii) the merger is approved at a shareholders’ meeting and certain fair price requirements are met.

Rights of Shareholders to Demand Fair Value for Stock Following a Control Transaction. The PBCL provides, generally, that following a control transaction, any holder of voting shares may, prior to or within a reasonable time following the giving of notice by the controlling person, demand that the controlling person pay them the fair value of their shares under specified procedures. Fair value may not be less than the highest price paid per share by the controlling person at any time during the 90-day period ending on and including the date on which the controlling person became such, plus any increment representing any value, such as a control premium, that is not reflected in such price.

LEGAL MATTERS

The validity of FCF common stock to be issued in connection with the merger will be passed upon for FCF by Matthew C. Tomb, Chief Risk Officer and General Counsel of FCF.

Squire Patton Boggs (US) LLP, Cincinnati, Ohio, counsel for FCF, and Stevens & Lee, P.C., Harrisburg, Pennsylvania, counsel for CFC, will provide, prior to the effective time, opinions regarding certain federal income tax consequences of the merger for FCF and CFC, respectively.

EXPERTS

The consolidated financial statements of First Commonwealth Financial Corporation appearing in First Commonwealth Financial Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2021, and the effectiveness of First Commonwealth Financial Corporation’s internal control over financial reporting as of December 31, 2021 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING SHAREHOLDER OR STOCKHOLDER PROPOSALS

FCF

FCF held its 2022 annual meeting of shareholders on April 26, 2022. FCF will hold its 2023 annual meeting of shareholders (the “FCF 2023 annual meeting”), regardless of whether the merger has been completed. Any shareholder nominations or proposals for other business intended to be presented at FCF’s next annual meeting must be submitted to FCF as set forth below.

SEC Rule 14a-8

In order for a shareholder proposal for the FCF 2023 annual meeting to be eligible for inclusion in FCF’s proxy statement pursuant to SEC Rule 14a-8, FCF must have received the proposal and supporting statements at its principal executive offices no later than November 16, 2022. Any such proposals were required to be sent to the attention of the Corporate Secretary of FCF at 601 Philadelphia Street, Indiana, Pennsylvania 15701.

Advance Notice Procedures

With respect to shareholder proposals not wishing to be included in FCF’s proxy statement, but rather to be brought as business at FCF’s annual meeting, the FCF by-laws prescribe certain advance notice procedures independent of the notice requirement and deadline described above. The FCF by-laws state that, to be timely, notice and certain related information must be received at FCF’s principal executive offices not earlier than the close of business on the 180th day and not later than close of business on the 150th day prior to the first anniversary of the preceding year’s annual meeting. For the 2023 Annual Meeting of Shareholders, this would mean that timely notice would be delivered between October 28, 2022 and November 28, 2022. If the date of next year’s annual meeting is more than 30 days before, or 60 days after, April 26, 2023, timely notice must be delivered not earlier than (1) the close of business on the 120th day prior to the date of the 2023 Annual Meeting of Shareholders and not later than (2) the close of business on the later of the 90th day prior to the date of the 2023 Annual Meeting of Shareholders or, if the first public announcement of the date of the 2023 Annual Meeting is less than 100 days prior to the date of the meeting, the 10th day following the day on which we make a public announcement of the meeting date. Any such proposals should be sent to the attention of the Corporate Secretary of FCF at 601 Philadelphia Street, Indiana, Pennsylvania 15701.

WHERE YOU CAN FIND MORE INFORMATION

FCF files annual, quarterly and current reports, proxy statements and other information with the SEC. FCF’s SEC filings, including this registration statement and the exhibits and schedules thereto, are available over the Internet at the SEC’s website at http://www.sec.gov and on FCF’s website at www.fcbanking.com. Except as specifically incorporated by reference in this prospectus, information on those websites is not part of this prospectus. You may also read and copy any documents FCF files with the SEC by visiting the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, you may inspect FCF’s SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The SEC allows FCF to “incorporate by reference” the information in the documents FCF files with the SEC. This means FCF can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that FCF files later with the SEC will automatically update and supersede this information.

FCF incorporates by reference the documents listed below and any documents subsequently filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than, in each case, documents or information deemed to have been furnished and not “filed” in accordance with SEC rules) after the date of this prospectus and before termination of the offering of securities under this prospectus:

•	FCF’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 1, 2022;

•	FCF’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 9, 2022;

•	FCF’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August 9, 2022;

•	FCF’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 7, 2022;

•	FCF’s Current Reports on Form 8-K filed with the SEC on April 28, 2022 and August 30, 2022; and

•

The description of FCF’s common stock contained in FCF’s registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating this description.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in FCF’s and CFC’s affairs since the date of this proxy statement/prospectus. FCF provided the information contained in this proxy statement/prospectus with respect to FCF and CFC provided the information contained in this proxy statement/prospectus with respect to CFC.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and between

First Commonwealth Financial Corporation

and

Centric Financial Corporation

Dated as of August 30, 2022

A-i

A-ii

A-iii

INDEX

Page
Acquisition Proposal	61
affiliate	72
Agreement	1
Bank Merger	6
Bank Merger Agreement	6
Bank Merger Certificates	6
Bank Regulatory Applications	51
BHC Act	10
business day	72
Certificate	2
certificates	6
Chosen Courts	73
CIC Payment	58
Closing	70
Closing Date	70
Code	1
Company	1
Company 401(k) Plan	21
Company Articles	11
Company Bank	6
Company Benefit Plans	20
Company Bylaws	11
Company Common Stock	2
Company Contract	27
Company Designated Directors	61
Company Disclosure Schedule	9
Company ERISA Affiliate	20
Company Indemnified Parties	59
Company Insiders	63
Company Leased Properties	29
Company Meeting	54
Company Owned Properties	29
Company Preferred Stock	3
Company Qualified Plans	21
Company Real Property	30
Company Regulatory Agreement	28
Company Reports	15
Company Restricted Stock Award	4
Company Stock Option	3
Company Stock Plans	5
Company Subsidiary	11
Company Warrant	5
Confidentiality Agreement	53
Continuing Employee	55
Effective Time	2
Enforceability Exceptions	14
Environmental Laws	28
ERISA	20
Exchange Act	31

Page
Exchange Agent	6
Exchange Fund	6
Exchange Ratio	2
FDIC	12
Federal Reserve Board	14
GAAP	10
Governmental Entity	15
Intellectual Property	30
IRS	19
knowledge	72
Liens	13
Loans	31
made available	72
Material Adverse Effect	10
Materially Burdensome Regulatory Condition	52
Merger	1
Merger Consideration	2
Multiemployer Plan	22
Multiple Employer Plan	22
New Plans	56
NYSE	8
OTC Markets	14
Other Company Equity Award	5
Pandemic	11
Pandemic Measures	11
PBCL	1
PDBS	14
Pennsylvania DOS	2
Per Share Stock Consideration	5
Permitted Encumbrances	29
person	72
Personal Data	25
Premium Cap	59
Proxy Statement	15
Purchaser	1
Purchaser 401(k) Plan	57
Purchaser Articles	5
Purchaser Bank	6
Purchaser Bylaws	6
Purchaser Common Stock	2
Purchaser Disclosure Schedule	35
Purchaser Equity Awards	37
Purchaser Regulatory Agreement	44
Purchaser Reports	43
Purchaser Restricted Stock Award	36
Purchaser Share Closing Price	8
Purchaser Stock Options	36
Purchaser Stock Plans	37

A-iv

Purchaser Subsidiary	36
Regulatory Agencies	16
Representatives	61
Requisite Company Vote	14
Requisite Regulatory Approvals	52
S-4	15
SEC	15
Securities Act	43
Security Breach	26
SRO	16
Statement of Merger	2

Stephens	18
Subsidiary	11
Surviving Corporation	1
Takeover Statutes	31
Tax	19
Tax Return	20
Taxes	19
Termination Date	67
Termination Fee	69
Total Payments	58
Voting Agreements	1

A-v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 30, 2022 (this “Agreement”), by and between Centric Financial Corporation, a Pennsylvania corporation (“Company”), and First Commonwealth Financial Corporation, a Pennsylvania corporation (“Purchaser”).

RECITALS

WHEREAS, the Boards of Directors of Purchaser and Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Company will, subject to the terms and conditions set forth herein, merge with and into Purchaser (the “Merger”), so that Purchaser is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, as an inducement for Purchaser to enter into this Agreement, the directors and certain executive officers of Company, in their capacity as shareholders, have simultaneously herewith entered into a voting agreement (collectively, the “Voting Agreements”) in connection with the Merger, substantially in the forms attached hereto as Exhibit A; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Pennsylvania Business Corporation Law (the “PBCL”), at the Effective Time, Company shall merge with and into Purchaser. Purchaser shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania. Upon consummation of the Merger, the separate corporate existence of Company shall terminate.

1.2 Effective Time. The Merger shall become effective as set forth in the statement of merger to be filed with the Pennsylvania Department of State (the “Pennsylvania DOS”) on the Closing Date (the “Statement of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Statement of Merger.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the PBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Conversion of Company Common Stock. (a) Subject to Section 2.2(e), each share of the Class A voting common stock, $1.00 par value per share, of Company issued and outstanding immediately prior to the Effective Time (“Company Common Stock”), except for shares of Company Common Stock owned by Company as treasury stock or owned by Company or Purchaser or a Subsidiary of either (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) and Dissenting Shares, shall be converted into the right to receive 1.09 shares (the “Exchange Ratio” and such shares, together with the shares to be issued pursuant to Sections 1.7 and 1.8, the “Merger Consideration”) of the common shares, $1.00 par value per share, of Purchaser (the “Purchaser Common Stock”); it being understood that upon the Effective Time, the Purchaser Common Stock, including the shares issued to former holders of Company Common Stock, shall be the common shares of the Surviving Corporation.

(b) All of the shares of Company Common Stock converted into the right to receive Purchaser Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the number of whole shares of Purchaser Common Stock which such shares of Company Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive pursuant to this Section 1.4 and Sections 1.7, 1.8 and 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates or, at Purchaser’s option, evidence of shares in book-entry form representing whole shares of Purchaser Common Stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Purchaser Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by Company or Purchaser (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist and no stock of Purchaser or other consideration shall be delivered in exchange therefor.

1.5 Treatment of Non-Voting Company Common Stock and Company Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser or the Company, each share of Class B non-voting common stock, $1.00 par value per share, of the Company (the “Company Non-Voting Common Stock”) and each share of Preferred Stock, $1.00 par value per share, of Company (the “Company Preferred Stock”) shall automatically be cancelled and shall cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor.

1.6 Purchaser Common Stock. At and after the Effective Time, each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding common share of the Surviving Corporation and shall not be affected by the Merger.

1.7 Treatment of Company Equity Awards.

(a) At the Effective Time, each option granted by Company to purchase shares of Company Common Stock under a Company Stock Plan (as defined below), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Company Stock Option”) shall without any further action on the part of any holder thereof, be cancelled and converted into the right to receive, as soon as reasonably practicable following the Effective Time, the number of shares of Purchaser Common Stock equal to its Net Exercise, net of applicable tax withholdings, which shall be accomplished through the withholding of shares of Purchaser Common Stock with a value equal to the applicable tax withholding obligation multiplied by the Purchaser Share Closing Price. As of the Effective Time, all Company Stock Options, whether or not vested or exercisable, shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Stock Option shall cease to have any rights with respect thereto, except the right to receive the consideration described in this Section 1.7(a); provided that, if the exercise price of any such Company Stock Option is equal or greater than the Per Share Stock Consideration, such Company Stock Option shall be cancelled without any payment being made in respect thereof.

(b) Immediately prior to the Effective Time (but contingent upon the Closing), each award in respect of a share of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under a Company Stock Plan that is unvested or contingent and outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award”) shall fully vest (with any performance-based vesting condition applicable to such Company Restricted Stock Award deemed satisfied to the extent provided in the applicable award agreement) and shall be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of Company Common Stock underlying such Company Restricted Stock Award, less applicable tax withholdings.

(c) Purchaser shall take all corporate action necessary to issue a sufficient number of shares of Purchaser Common Stock with respect to the settlement of Company Equity Awards contemplated by this Section 1.7. Any resolutions adopted or notices or other documents issued to award holders in connection with Company’s implementation of this Section 1.7 shall be subject to Purchaser’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(d) At or prior to the Effective Time, Company, the Board of Directors of Company and its compensation committee, as applicable, and Purchaser, the Board of Directors of Purchaser, and its Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.7, and to ensure that following the Effective Time, there are no obligations with respect to Company Equity Awards other than as set forth in this Section 1.7.

(e) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Company Equity Awards” means the Company Stock Options and the Company Restricted Stock Awards.

(ii) “Company Stock Plans” means Company’s 2007 Stock Incentive Plan, 2017 Stock Incentive Plan (as amended) and all other employee and director equity incentive plans or agreements of Company as of the date of this Agreement.

(iii) “Net Exercise” means upon the exercise of the Company Warrants or the Company Stock Options, as applicable, the “Net Number” of shares of Purchaser Common Stock determined according to the following formula:

Net Number = (A x D) - ((A x C) / B)

For purposes of the foregoing formula:

A = the total number of shares of Company Common Stock with respect to each such Company Warrant or Company Stock Option, as applicable.

B = Purchaser Share Closing Price.

C = the exercise price then in effect for the applicable Company Warrant or Company Stock Option immediately prior to the Effective Time.

D = Exchange Ratio.

(iv) “Per Share Stock Consideration” means the product of (A) the Exchange Ratio multiplied by (B) the Purchaser Share Closing Price.

1.8 Treatment of Company Warrants. At the Effective Time, each warrant to purchase shares of Company Common Stock that is listed on Section 1.8(a) of the Company Disclosure Schedule (as defined below) that is outstanding and unexercised immediately prior to the Effective Time (a “Company Warrant”) shall without any further action on the part of any holder thereof, be cancelled and converted into the right to receive, as soon as reasonably practicable following the Effective Time, the number of shares of Purchaser Common Stock equal to its Net Exercise, net of applicable tax withholdings, which shall be accomplished through the withholding of shares of Purchaser Common Stock with a value equal to the applicable tax withholding obligation multiplied by the Purchaser Share Closing Price. Section 1.8(b) of the Company Disclosure Schedule (as defined below) was accurate as of June 30, 2022. Section 1.8(c) of the Company Disclosure Schedule (as defined below) contains an accurate reconciliation of the number of outstanding warrants between June 30, 2022 and August 30, 2022. As of the Effective Time, all Company Warrants, whether or not vested or exercisable, shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Warrant shall cease to have any rights with respect thereto, except the right to receive the consideration described in this Section 1.8; provided that, if the exercise price of any such Company Warrant is equal or greater than the Per Share Stock Consideration, such Company Warrant shall be cancelled without any payment being made in respect thereof.

1.9 Articles of Incorporation of Surviving Corporation. At the Effective Time, the Amended and Restated Articles of Incorporation of Purchaser (the “Purchaser Articles”), as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10 Bylaws of Surviving Corporation. At the Effective Time, the Amended and Restated By-Laws of Purchaser (the “Purchaser Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.11 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.12 Bank Merger. Subsequent to the Effective Time, Company Bank (“Company Bank”), a Pennsylvania state chartered bank and a wholly-owned Subsidiary of Company, will merge (the “Bank Merger”) with and into Purchaser Bank (“Purchaser Bank”), a Pennsylvania state chartered bank and a wholly-owned Subsidiary of Purchaser. Purchaser Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties agree that the Bank Merger shall become effective at a time after the Effective Time as determined by the Board of Directors of the Surviving Corporation. On the date of this Agreement, Purchaser Bank and Company Bank entered into the agreement and plan of merger attached hereto as Exhibit B (the “Bank Merger Agreement”). Company shall cause Company Bank, and Purchaser shall cause Purchaser Bank, to execute such articles of merger, certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) following the Effective Time at a time determined pursuant to this Section 1.12.

1.13 Principal Executive Offices of Surviving Corporation. The principal executive offices of Purchaser as of the date of this Agreement shall be the principal executive offices of the Surviving Corporation.

ARTICLE II

EXCHANGE OF SHARES

2.1 Purchaser to Make Shares Available. At or prior to the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with an exchange agent designated by Purchaser and reasonably acceptable to Company

(the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, evidence of shares in book entry form (collectively, referred to herein as “certificates”), representing the shares of Purchaser Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of Purchaser Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Sections 1.4, 1.7 and 1.8 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Purchaser; provided, that no such investment or losses thereon shall affect the merger consideration payable to the holders of Certificates. Any interest and other income resulting from such investments shall be paid to Purchaser.

2.2 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than ten (10) calendar days thereafter, Purchaser shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of Company Common Stock at the Effective Time that have been converted at the Effective Time into the right to receive Purchaser Common Stock pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the number of whole shares of Purchaser Common Stock and any cash in lieu of fractional shares, which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) (A) a certificate representing that number of whole shares of Purchaser Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I and (B) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Certificates. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Purchaser Common Stock which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) No dividends or other distributions declared with respect to Purchaser Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Purchaser Common Stock which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive.

(c) If any certificate representing shares of Purchaser Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of Purchaser Common Stock in any name other than that of the registered holder of the Certificate or

Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for (i) certificates representing shares of Purchaser Common Stock and (ii) any cash in lieu of fractional shares or in respect of dividends or distributions as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Purchaser Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to each former shareholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the volume weighted average closing price per share of Purchaser Common Stock (“VWAP”), as reported on the New York Stock Exchange (“NYSE”), for the 10 consecutive days on which NYSE is open for trading (each, a “Trading Day”) ending on the date that is three Trading Days prior to the Closing Date (the “Purchaser Share Closing Price”) by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Purchaser Common Stock which such holder would otherwise be entitled to receive pursuant to Sections 1.4, 1.7 and 1.8.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former shareholders of Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Purchaser Common Stock and cash in lieu of any fractional shares, and any unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each former share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Purchaser, Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Purchaser shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Purchaser Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Equity Award such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Purchaser or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Equity Award in respect of which the deduction and withholding was made by Purchaser or the Exchange Agent, as the case may be.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such person of a bond in such amount as Purchaser may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Purchaser Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

2.3 Dissenting Shares.

(a) The outstanding shares of Company Common Stock, the holders of which have timely filed written notices of intention to demand appraisal for their shares (“Dissenting Shares”) pursuant to Subchapter D of the PBCL and have not effectively withdrawn or lost their dissenters’ rights under the PBCL, shall not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by Subchapter D of the PBCL.

(b) If any such holder of Company Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, the Dissenting Shares held by such holder shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

(c) All payments in respect of Dissenting Shares, if any, will be made by Purchaser.

(d) The Company shall give the Purchaser (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to the PBCL received by the Company relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under Subchapter D of the PBCL.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (i) as disclosed in the disclosure schedule delivered by Company to Purchaser concurrently herewith (the “Company Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Company hereby represents and warrants to Purchaser as follows:

3.1 Corporate Organization.

(a) Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania and is a financial holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”) that has elected to be treated as a Financial Holding Company under the BHC Act. Company has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Company is duly licensed or qualified to do business and, where such concept is recognized under applicable law, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Purchaser, Company or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, including any such changes arising out of the Pandemic or any Pandemic Measures, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (F) a decline in the trading price of such person’s common stock or the failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance or budget, business or strategic plan for any period (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect on such person has occurred to the extent not otherwise excluded by this proviso), (G) the expenses incurred by Company or Purchaser in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, or (H) changes proximately caused by the impact of the execution or announcement of the Agreement and the consummation of the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or Covid-19, or any variants, evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; “Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic; and the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (i) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions. True and complete copies of the Articles of Incorporation of Company, as amended (the “Company Articles”), and the Amended and Restated Bylaws of Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Company to Purchaser.

(b) Each Subsidiary of Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Company to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Company that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Company as of the date hereof.

3.2 Capitalization.

(a) The authorized capital stock of Company consists of 11,000,000 shares of Company Common Stock, $1.00 par value, 1,000,000 shares of Company Non-Voting Common Stock, $1.00 par value, and 1,000,000 shares of preferred stock, $1.00 par value. As of the date of this Agreement, there are (i) 8,672,606 shares of Company Common Stock issued and outstanding, which number includes 36,380 shares of Company Common Stock granted in respect of outstanding Company Restricted Stock Awards (assuming achievement of any applicable performance goals at the maximum level), (ii) no shares of Company Common Stock reserved for issuance upon the settlement of outstanding Other Company Equity Awards that are not Company Restricted Stock Awards, (iii) 113,353 shares of Company Common Stock held in treasury, (iv) 160,693 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options, (v) no shares of either Company Non-Voting Common Stock or Company Preferred Stock outstanding, (vi) 199,000 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Warrants and (vii) no other shares of capital stock or other voting securities of Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Company may vote. No Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code owns or holds Company Common Stock. Except as set forth on Section 3.2(a) of the Company Disclosure Schedule, there are no trust preferred or subordinated debt securities of Company that are issued or outstanding. Other than Company Stock Options, Company Restricted Stock Awards and Company Warrants, in each case, issued prior to the date of this Agreement, as of the date of this Agreement (i) there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities and (ii) there are no contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value of or price of, Company Common Stock or other equity interests of the Company. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of Company, other than the Voting Agreements. All grants of Company Equity Awards and Company Warrants were validly issued and properly approved by the Board of Directors of the Company (or a committee thereof) in accordance with the applicable Company Stock Plan and applicable law, in each case in all material respects. All Company Stock Options have been granted having a per share exercise price at least equal to the fair market value of the underlying Company Common Stock on the date such Company Stock Option was granted, and have not otherwise been modified within the meaning of Section 409A of the Code and associated Treasury Department guidance. Section 3.2(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Equity Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (A) the name of each holder, (B) the number of shares subject to each such Company Equity Award, (C) the grant date of each such Company Equity Award, (D) the Company Stock Plan under which such Company Equity Award was granted, (E) the exercise price for each such Company Equity Award that is a Company Stock Option, and (F) the expiration date for each such Company Equity Award that is a Company Stock Option. Other than the Company Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding.

(b) Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”) except as set forth on Section 3.2(b) of the Company Disclosure Schedule, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. §55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) Company has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Company. The Board of Directors of Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Company and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Company’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. The execution and delivery of the Bank Merger Agreement and the consummation of the Bank Merger have been duly and validly approved by the board of directors of the Company Bank and the Company as its sole shareholder. Except for the adoption of this Agreement by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Purchaser) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, including the Bank Merger, nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 and Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

(c) Company Bank has adopted the Bank Merger Agreement and the Bank Merger Agreement has been duly executed by Company Bank.

3.4 Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the marketplace for trading over-the-counter securities operated by OTC Markets Group Inc. (the “OTC Markets”), (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the

Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the FDIC, the Pennsylvania Department of Banking and Securities (the “PDBS”) in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Purchaser Disclosure Schedule and approval of such applications, filings and notices, (v) the preparation and delivery of a proxy statement in definitive form relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the Securities and Exchange Commission (the “SEC”) by Purchaser in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (vi) the filing of the Statement of Merger with the Pennsylvania DOS pursuant to the PBCL and the filing of the Bank Merger Certificates, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and the approval of the listing of such Purchaser Common Stock on NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Company of this Agreement or (B) the consummation by Company of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5 Reports. Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2019 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency (collectively, the “Company Reports”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. As of their respective filing dates, all Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Regulatory Agency, as the case may be. Except as set forth on Section 3.5 of the Company Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Company and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Company, investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2019, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries since January 1, 2019, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. No Company Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company Reports complied in all material respects with the published rules and regulations of the applicable Regulatory Agency with which they were filed. For purposes of this Agreement, “Regulatory Agencies” means (i) any state regulatory authority, (ii) the OTC Markets, in the case of Company, or the SEC, in the case of Purchaser, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the PDBS, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an “SRO”).

3.6 Financial Statements.

(a) The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the applicable Regulatory Agency, in all material respects with applicable accounting requirements and with the published rules and regulations of such Regulatory Agency with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. S.R. Snodgrass, P.C. has not resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Company for the fiscal quarter ended June 30, 2022 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2022, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Company. Company (x) has implemented and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s outside auditors and the audit committee of Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting. These disclosures were made in writing by management to Company’s auditors and audit committee and a copy has previously been made available to Purchaser.

(d) Since January 1, 2019, (i) neither Company nor any of its Subsidiaries, nor, to the knowledge of Company, any director, officer, auditor, accountant or representative of Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to the Board of Directors of Company or any committee thereof or to the knowledge of Company, to any director or officer of Company.

3.7 Broker’s Fees. With the exception of the engagement of Stephens Inc. (“Stephens”), neither Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Company has disclosed to Purchaser as of the date hereof the aggregate fees provided for in connection with the engagement by Company of Stephens, related to the Merger and the other transactions contemplated hereunder.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2021, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

(b) Except as set forth on Section 3.8 of the Company Disclosure Schedule, and in connection with matters related to this Agreement, since December 31, 2021, Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.

3.9 Legal Proceedings.

(a) Except as set forth on Section 3.9 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any, and there are no pending or, to Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement, in each case, that would reasonably be expected to be material to Company and its Subsidiaries, taken as a whole.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates), that would reasonably be expected to be material to Company and its Subsidiaries, taken as a whole.

3.10 Taxes and Tax Returns.

(a) Each of Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). All material Taxes of Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party and has complied with all information reporting regimes relating to Taxes in all material respects. Neither Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Except as set forth on Section 3.10(a) of the Company Disclosure Schedule, the federal income Tax Returns of Company and its Subsidiaries for all years to and including 2020 have been examined by the Internal Revenue Service (the

“IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Company and its Subsidiaries or the assets of Company and its Subsidiaries. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries. Company has made available to Purchaser true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries). Neither Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (B) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Company nor any of its Subsidiaries has participated in or has been a material advisor with respect to a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1). At no time during the past five (5) years has Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employee Benefits; Employees.

(a) Section 3.11(a) of the Company Disclosure Schedule lists all Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all Code Section 125, Code Section 501(c)(9), bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, pension, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements to or with respect to which Company or any Company Subsidiary or any trade or business of Company or any of its Subsidiaries, whether or not incorporated, all of which together with Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries or any Company ERISA Affiliate, or under which the Company or any Subsidiaries has any liability, contingent or otherwise.

(b) Company has heretofore made available to Purchaser true and complete copies of each of the Company Benefit Plans and certain related documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to any Company Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years, (iii) the most recently received IRS determination letter, if any, relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report for each Company Benefit Plan (if applicable) for each of the last three (3) years, (v) copies of all IRS Forms 1094-C and 1095-C (including verifications of filings from the IRS) for all years for which such filings were required, (vi) the current ERISA bonds, as applicable, (vii) all trust agreements, insurance policies and administration agreements relating to each Company Benefit Plan, to the extent applicable, (viii) nondiscrimination testing for the last three (3) plan years, to the extent applicable, and (ix) all material correspondence to or from any Governmental Entity received in the last three (3) years with respect to such Company Benefit Plan.

(c) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. The Company, each of its Subsidiaries and each Company ERISA Affiliate has complied, and currently is in compliance, with Code Section 4980B, the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including the guidance issued thereunder (the “PPACA”); and the Company and its Subsidiaries have not incurred (whether or not assessed, and including on account of a Company ERISA Affiliate), and does not reasonably expect to incur or be subject to, any Taxes or other penalties under PPACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Sections 4980B, 4980D or 4980H of the Code. Except as set forth on Section 3.11(c) of the Company Disclosure Schedule, within the past three (3) years, neither Company nor any of its Subsidiaries has taken any corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d) Section 3.11(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”). The IRS has issued a favorable determination or opinion letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Company Qualified Plan or the related trust or increase the costs relating thereto. No Company Qualified Plan owns Company Common Stock. The only Company Qualified Plan that is subject to Section 401(k) of the Code is the Company Bank 401(k) Plan (the “Company 401(k) Plan”).

(e) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has been in documentary and operational compliance with Section 409A of the Code.

(f) None of the Company and its Subsidiaries has any current or contingent liability or obligation (including on account of any ERISA Affiliate) in respect of a single employer “pension plan” (as defined in Section 3(2) of ERISA) which is subject to Sections 412 or 430 of the Code or Section 302 or Title IV of ERISA; and neither the Company nor its Subsidiaries is subject to any Company Benefit Plan-related lien under ERISA or the Code.

(g) None of Company and its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or to which Code Section 413(c) applies (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan. None of the Company and its Subsidiaries have any current or contingent liability with respect to a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(h) Except as set forth in Section 3.11(h) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(i) All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

(j) There are no pending or, to the knowledge of Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Company’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material liability of Company or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party. There are no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or other governmental agencies are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC). No written or oral communication has been received from the PBGC in respect of any Company Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein.

(k) None of Company and its Subsidiaries nor, to the knowledge of Company, any Company ERISA Affiliate or other person, including any fiduciary, has engaged in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries or any Company ERISA Affiliate to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) Except as set forth in Section 3.11(l) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, director or independent contractor to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) result in or cause the vesting, exercisability or delivery of, or increase the amount or value of, or accelerate the time of payment or vesting of, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, or trigger any other material obligation under, any Company Benefit Plan, or (iii) result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Except as set forth on Section 3.11(l) of the Company Disclosure Schedule, without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Company or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(m) Except as set forth on Section 3.11(m) of the Company Disclosure Schedule, no Company Benefit Plan provides for the payment, gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. Company has made available to Purchaser true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(n) There are no pending or, to Company’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Company or any of its Subsidiaries, or any strikes, work stoppages, lockouts, slowdowns or other labor disputes against Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Company or any of its Subsidiaries and, to the knowledge of Company, there are no organizing efforts by any union or other group seeking to represent any employees of Company or any of its Subsidiaries.

(o) Company and its Subsidiaries are in compliance in all material respects with, and since December 31, 2018 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(p) (i) Each individual that renders services to Company or any of its Subsidiaries who is classified as (A) an independent contractor or other non-employee status or (B) an exempt or non-exempt employee, is properly so classified for all purposes, and (ii) Company and each of its Subsidiaries have paid or properly accrued in the ordinary course of business all wages and compensation due to employees of Company and its Subsidiaries, including all overtime pay, vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(q) No executive officer of Company or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

(r) (i) No written allegations to the Company of sexual or racial harassment or sexual or race-based misconduct have been made since December 31, 2019 against any Company Insiders, (ii) since December 31, 2019, neither Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any officer or director of the Company or any of its Subsidiaries, and (iii) there are no proceedings currently pending or, to the knowledge of Company, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any officer or director of the Company or any of its Subsidiaries.

3.12 Compliance with Applicable Law. Company and each of its Subsidiaries hold, and have at all times since January 1, 2019, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, and to the knowledge of Company no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Since January 1, 2019, Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Company or any of its Subsidiaries, including all laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Company Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of Company, or its Subsidiaries, or to the knowledge of Company, any director, officer, employee, agent or other person acting on behalf of Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Company maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of Company, Company has not experienced any Security Breach that, individually or in the aggregate, would reasonably be expected to be material to Company and its Subsidiaries, taken as a whole. To the knowledge of Company, there are no data security or other technological vulnerabilities with respect to Company’s information technology systems or networks that, individually or in the aggregate, would reasonably be expected to be material to Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries are, and since January 1, 2019 have been, conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where the Company and its Subsidiaries conduct business. The Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by the Company and its Subsidiaries in all material respects with applicable financial recordkeeping and reporting requirements of the money laundering laws. Company Bank has complied in all material respects with all requirements of the Coronavirus Aid, Relief, and Economic Security (CARES) Act (the “CARES Act”) and the Paycheck Protection Program, including applicable guidance, in connection with its participation in the Paycheck Protection Program. Company and each of its Subsidiaries have properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law. None of Company, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete in all material respects and accurately reflect the assets and results of such fiduciary account.

3.13 Certain Contracts.

(a) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, as of the date hereof, neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Purchaser, Company, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which restricts Company’s ability to compete or contains a client or customer non-solicit requirement or any other provision, in each case, that materially restricts the conduct of any line of business by Company or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) any of the benefits of which contract, arrangement, commitment or understanding (not including any stock option plan, stock appreciation rights plan, restricted stock plan, performance share unit plan, stock purchase plan, and related agreements, all of which are listed on Section 3.2(a) of the Company Disclosure Schedule) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder adoption of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by Company or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Company or its Subsidiaries or (ix) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $50,000 per annum (other than any such contracts which are terminable by Company or any of its Subsidiaries on sixty (60) calendar days or less notice without any required payment or other conditions, other than the condition of notice). Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither Company nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

(b) Each Company Contract is valid and binding on Company or one of its Subsidiaries, as applicable, and in full force and effect. Company and each of its Subsidiaries has performed all material obligations required to be performed by it to date under each Company Contract. To Company’s knowledge each third-party counterparty to each Company Contract has performed all material obligations required to be performed by it to date under such Company Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Company or any of its Subsidiaries under any such Company Contract. No third-party counterparty to any Company Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Company Contract as a result of the Pandemic or the Pandemic Measures.

3.14 Agreements with Regulatory Agencies. Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised since January 1, 2019, by any Regulatory Agency or other Governmental Entity of any potential action that could restrict the business of Company or any of its Subsidiaries in any material respect.

3.15 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Company, any of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent business practices and applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The financial position of the Company and its Subsidiaries on a consolidated basis under any such derivative transaction has been reflected in the books and records of the Company and its Subsidiaries in accordance with GAAP consistently applied. Company and each of its Subsidiaries have duly performed all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Company’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, Company and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Company any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. To the knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

3.17 Investment Securities and Commodities.

(a) Each of Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or its Subsidiaries. Such securities and commodities are valued on the books of Company in accordance with GAAP consistently applied.

(b) Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of such businesses, and the Company and its Subsidiaries have, since January 1, 2019, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, Company has made available to Purchaser the material terms of such policies, practices and procedures.

3.18 Real Property. Company or a Company Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Company Reports as being owned by Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Company Owned Properties”), free and clear of all material Liens, except statutory Liens securing payments not yet due, Liens for real property Taxes not yet due and payable, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Company’s knowledge, the lessor. There are no pending or, to the knowledge of Company, threatened condemnation proceedings against the Company Real Property. The Company has previously made available to Purchaser a complete list of all Company Real Property as of the date of this Agreement.

3.19 Intellectual Property. Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on Company: (i) (A) the use of any Intellectual Property by Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (B) no person has asserted to Company that Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) no person is challenging, infringing on or otherwise violating any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Company or its Subsidiaries, and (iii) neither Company nor any Company Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by Company or any Company Subsidiary, and Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Company and its Subsidiaries. To the knowledge of the Company, since January 1, 2019, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.20 Related Party Transactions. Except as set forth in Section 3.20 of the Company Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Company or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Company) on the other hand.

3.21 State Takeover Laws. No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested shareholder”, “affiliate transactions”, or similar provision of any state anti-takeover Law (any such laws, “Takeover Statutes”) is applicable to this Agreement, the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement under the PBCL or federal law.

3.22 Reorganization. Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23 Opinion. Prior to the execution of this Agreement, the board of directors of Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Stephens to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24 Company Information. The information relating to Company and its Subsidiaries which is provided by Company or its representatives for inclusion in (a) the Proxy Statement, (b) the S-4, (c) the documents and financial statements of the Company incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Purchaser or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.25 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.25(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Company or any Subsidiary of Company is a creditor which as of June 30, 2022, had an outstanding balance of $250,000 or more and under the terms of which the obligor was, as of June 30, 2022, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director or executive officer of the Company or any of its Subsidiaries, or to the knowledge of the Company, any affiliate of any of the foregoing (other than the Company and its Subsidiaries). Set forth in Section 3.25(a) of the Company Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Company and its Subsidiaries that, as of June 30, 2022, were classified by Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or

words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Company or any of its Subsidiaries that, as of June 30, 2022, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on Company, each Loan of Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Each outstanding Loan of Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) Except as set forth in Section 3.25(d) of the Company Disclosure Schedule, none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) There are no outstanding Loans made by Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Neither Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2019, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26 Insurance. Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice, and Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27 Information Security. To the knowledge of Company, since January 1, 2019, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Company and its Subsidiaries.

3.28 Dissenters’ Rights. Shareholders of Company are entitled to dissenters’ rights under Section 1571 of the PBCL.

3.29 Subordinated Indebtedness. Company has performed, or has caused its applicable Subsidiary to perform, all of the obligations required to be performed by it and its Subsidiaries and is not in default under the terms of the indebtedness or other instruments related thereto set forth on Section 6.18 of the Company Disclosure Schedule, including any indentures, junior subordinated debentures or trust preferred securities or any agreements related thereto.

3.30 Mortgage Banking Business.

(a) Company and its Subsidiaries have complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by Company and its Subsidiaries satisfied, (i) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between Company and its Subsidiaries and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.

(b) No Agency, Loan Investor or Insurer has (i) claimed in writing that Company or its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by Company or its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of Company or its Subsidiaries or (iii) indicated in writing to Company or its Subsidiaries that it has terminated or intends to terminate its relationship with Company or its Subsidiaries for poor performance, poor loan quality or concern with respect to Company’s or its Subsidiaries’ compliance with laws.

For purposes of this Section 3.30: (i) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as USDA Office of Rural Development), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (x) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by Company or any of its Subsidiaries or (y) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities; (ii) “Loan Investor” means any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by Company or any of its Subsidiaries or a security backed by or representing an interest in any such mortgage loan; and (iii) “Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by Company or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

3.31 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Company in this Article III, neither Company nor any other person makes any express or implied representation or warranty with respect to Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or the transactions contemplated hereby, and Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Company nor any other person makes or has made any representation or warranty to Purchaser or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Company in this Article III, any oral or written information presented to Purchaser or any of its affiliates or representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Company acknowledges and agrees that neither Purchaser nor any other person has made or is making any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or the transactions contemplated hereby, other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except (i) as disclosed in the disclosure schedule delivered by Purchaser to Company concurrently herewith (the “Purchaser Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Purchaser Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Purchaser that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Purchaser Reports filed by Purchaser prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Purchaser hereby represents and warrants to Company as follows:

4.1 Corporate Organization.

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is a financial holding company duly registered under the BHC Act. Purchaser has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Purchaser is duly licensed or qualified to do business, and, where such concept is recognized under applicable law, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser. True and complete copies of the Purchaser Articles and Purchaser Bylaws, as in effect as of the date of this Agreement, have previously been made available by Purchaser to Company.

(b) Each Subsidiary of Purchaser (a “Purchaser Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Purchaser to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Purchaser that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Purchaser Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Purchaser as of the date hereof.

4.2 Capitalization.

(a) The authorized capital stock of Purchaser consists of 200,000,000 shares of Purchaser Common Stock, $1.00 par value, and 3,000,000 shares of preferred stock, $1.00 par value, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 113,914,902 shares of Purchaser Common Stock issued and 93,378,820 shares of Purchaser Common Stock outstanding, including 313,090 shares of Purchaser Common Stock granted in respect of outstanding awards of restricted Purchaser restricted shares under a Purchaser Stock Plan (as defined below) (a “Purchaser Restricted Stock Award”), and excluding 0 shares of Purchaser Common Stock that may become outstanding if the performance conditions under which such shares were granted are subsequently achieved, (ii) 20,536,082 shares of Purchaser Common Stock held in treasury, (iii) 0 shares of Purchaser Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Purchaser Common Stock granted under a Purchaser Stock Plan (“Purchaser Stock Options” and, together with the Purchaser Restricted Stock Awards, the “Purchaser Equity Awards”), (iv) 585,600 shares of Purchaser Common Stock reserved for issuance pursuant to future grants under the Purchaser Stock Plans, and (v) no other shares of capital stock or other voting securities of Purchaser issued, reserved for issuance or outstanding. As used herein, the “Purchaser Stock Plans” shall mean all employee and director equity incentive plans of Purchaser in effect as of the date of this Agreement and agreements for equity awards in respect of Purchaser Common Stock granted by Purchaser under the inducement grant exception. All of the issued and outstanding shares of Purchaser Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Purchaser may vote. Except as set forth in Section 4.2(a) of the Purchaser Disclosure Schedule, no trust preferred or subordinated debt securities of Purchaser are issued or outstanding. Other than Purchaser Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Purchaser to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Purchaser Common Stock or other equity interests of Purchaser, other than the Voting Agreements. Other than the Purchaser Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Purchaser or any of its Subsidiaries) are outstanding.

(b) Purchaser owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Purchaser Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Purchaser Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Purchaser has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Purchaser. The execution and delivery of the Bank Merger Agreement and the consummation of the Bank Merger have been duly and validly approved by the board of directors of the Purchaser Bank and the Purchaser as its sole shareholder. Except for the adoption of resolutions to give effect to the provisions of Section 6.11 in connection with the Closing, no other corporate proceedings on the part of Purchaser are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Purchaser Common Stock to be issued in the Merger have been validly authorized when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Purchaser will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, including the Bank Merger, nor compliance by Purchaser with any of the terms or provisions hereof, will (i) violate any provision of the Purchaser Articles or the Purchaser Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 and Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Purchaser, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.4 Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with NYSE, (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the FDIC or the PDBS in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Purchaser Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the SEC of the Proxy Statement and the S-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (vi) the filing of the Statement of Merger with the Pennsylvania DOS pursuant to the PBCL, and the filing of the Bank Merger Certificates, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and the approval of the listing of such Purchaser Common Stock on NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Purchaser of this Agreement or (B) the consummation by Purchaser of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Purchaser is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5 Reports. Purchaser and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2019 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. Except as set forth on Section 4.5 of the Purchaser Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Purchaser and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Purchaser, investigation into the business or operations of Purchaser or any of its Subsidiaries since January 1, 2019, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Purchaser or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Purchaser or any of its Subsidiaries since January 1, 2019, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.6 Financial Statements.

(a) The financial statements of Purchaser and its Subsidiaries included (or incorporated by reference) in the Purchaser Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Purchaser and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Purchaser and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Purchaser and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Ernst & Young LLP has not resigned (or informed Purchaser that it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, neither Purchaser nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Purchaser included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2022, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Purchaser and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser or its Subsidiaries or accountants (including all means of access thereto and therefrom),except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Purchaser, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Purchaser by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Purchaser’s outside auditors and the audit committee of Purchaser’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting. These disclosures were made in writing by management to Purchaser’s auditors and audit committee and a copy has previously been made available to Company. There is no reason to believe that Purchaser’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2019, (i) neither Purchaser nor any of its Subsidiaries, nor, to the knowledge of Purchaser, any director, officer, auditor, accountant or representative of Purchaser or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Purchaser or any of its Subsidiaries, whether or not employed by Purchaser or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Purchaser or any of its officers, directors, employees or agents to the Board of Directors of Purchaser or any committee thereof or to the knowledge of Purchaser, to any director or officer of Purchaser.

4.7 Broker’s Fees. With the exception of the engagement of Keefe, Bruyette & Woods, Inc., neither Purchaser nor any Purchaser Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.8 Absence of Certain Changes or Events. Since December 31, 2021, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.9 Legal Proceedings.

(a) Neither Purchaser nor any of its Subsidiaries is a party to any, and there are no pending or, to Purchaser’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Purchaser or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement, in each case, that would reasonably be expected to be material to Purchaser and its Subsidiaries, taken as a whole.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Purchaser, any of its Subsidiaries or the assets of Purchaser or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to Purchaser and its Subsidiaries, taken as a whole.

4.10 Taxes and Tax Returns. Each of Purchaser and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Purchaser nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). All material Taxes of Purchaser and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Purchaser and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Purchaser nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Except as set forth on Section 4.10(a) of the Purchaser Disclosure Schedule, the federal income Tax Returns of Purchaser and its Subsidiaries for all years to and including 2021 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Purchaser nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Purchaser and its Subsidiaries or the assets of Purchaser and its Subsidiaries. Purchaser has made available to Company true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Purchaser nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Purchaser and its Subsidiaries). Neither Purchaser nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Purchaser) or (B) has any liability for the Taxes of any person (other than Purchaser or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Purchaser nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Purchaser nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1). At no time during the past five (5) years has Purchaser been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11 SEC Reports. No communication mailed by Purchaser to its shareholders since January 1, 2019 and prior to the date hereof nor any final registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC since January 1, 2019 by Purchaser pursuant to the Securities Act of 1933, as amended (the “Securities Act”“) or the Exchange Act (the “Purchaser Reports”) as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2019, as of their respective dates, all Purchaser Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Purchaser has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Purchaser Reports.

4.12 Compliance with Applicable Law. Purchaser and each of its Subsidiaries hold, and have at all times since January 1, 2019, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization

(nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser, and, to the knowledge of Purchaser, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Since January 1, 2019, Purchaser and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Purchaser or any of its Subsidiaries. Purchaser Bank has a CRA rating of “satisfactory” or better in its most recently completed exam.

4.13 Certain Contracts.

(a) Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Purchaser, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each a “Purchaser Contract”).

(b) Each Purchaser Contract is valid and binding on Purchaser or one of its Subsidiaries, as applicable, and in full force and effect. Purchaser and each of its Subsidiaries has performed all material obligations required to be performed by it to date under each Purchaser Contract. To Purchaser’s knowledge each third-party counterparty to each Purchaser Contract has performed all material obligations required to be performed by it to date under such Purchaser Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Purchaser or any of its Subsidiaries under any such Purchaser Contract. No third-party counterparty to any Purchaser Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Purchaser Contract as a result of the Pandemic or the Pandemic Measures.

4.14 Agreements with Regulatory Agencies. Neither Purchaser nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Purchaser Disclosure Schedule, a “Purchaser Regulatory Agreement”), nor has Purchaser or any of its Subsidiaries been advised since January 1, 2019, by any Regulatory Agency or other Governmental Entity of any potential action that could restrict the business of Purchaser or any of its Subsidiaries in any material respect.

4.15 State Takeover Laws. The Board of Directors of Purchaser has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any Takeover Statutes.

4.16 Reorganization. Purchaser has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.17 Purchaser Information. The information relating to Purchaser and its Subsidiaries to be contained in the Proxy Statement and the S-4, and the information relating to Purchaser and its Subsidiaries that is provided by Purchaser or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of the Company or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

4.18 Information Security. To the knowledge of Purchaser, since January 1, 2019, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Purchaser and its Subsidiaries.

4.19 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Purchaser in this Article IV, neither Purchaser nor any other person makes any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Purchaser nor any other person makes or has made any representation or warranty to Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Purchaser in this Article IV, any oral or written information presented to Company or any of its affiliates or representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Purchaser acknowledges and agrees that neither Company nor any other person has made or is making any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or the transactions contemplated hereby, other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law or as consented to in writing by Purchaser (or, in the case of clause (b), the Company) (such consent not to be unreasonably withheld, conditioned or delayed), (a) Company shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization, the services of its employees and its advantageous business relationships, and (b) except as expressly required by this Agreement (including as set forth in the Company Disclosure Schedule or the Purchaser Disclosure Schedule), required by law or as consented to in writing by the other party, each of the Company and Purchaser shall not, and shall cause their respective Subsidiaries not to, knowingly take any action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Notwithstanding anything to the contrary set forth in Section 5.1 or Section 5.2 (other than Sections 5.2(b) and 5.2(f), to which this sentence shall not apply), a party and its Subsidiaries may take any commercially reasonable actions that such party reasonably determines are necessary or prudent for it to take or not take in response to the Pandemic or the Pandemic Measures; provided, that such party shall provide prior notice to and consult in good faith with the other party to the extent such actions would otherwise require consent of the other party under this Section 5.1 or Section 5.2.

5.2 Company Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of Company or any of its wholly-owned Subsidiaries to Company or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)

(i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards, in each case in accordance with past practice and the terms of the applicable award agreements);

(iii) except as set forth on Section 5.2(b)(iii) of the Company Disclosure Schedule, grant any Company Equity Awards (or any similar award that would be a Company Equity Award had it been issued under the Company Stock Plans) or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv) except as set forth on Section 5.2(b)(iv) of the Company Disclosure Schedule, issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date hereof in accordance with their terms;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement and set forth on Section 5.2(c) of the Company Disclosure Schedule;

(d) except for transactions in the ordinary course of business consistent with past practice, make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of Company;

(e) terminate, materially amend, or waive any material provision of, any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, or enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement, except for transactions in the ordinary course of business consistent with past practice;

(f) except as required under applicable law or the terms of any Company Benefit Plan existing as of the date hereof, (i) enter into, establish, adopt, amend or terminate any Company Benefit Plan, or any arrangement that would be a Company Benefit Plan if in effect on the date hereof, other than with respect to broad-based welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any such Company Benefit Plan, as the case may be, (ii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than (A) the payment of incentive compensation for completed performance periods in the ordinary course of business consistent with past practice based upon actual performance or as set forth in Section 5.2(f)(i)(A) of the Company Disclosure Schedule and (B) annual base salary or wage increases for employees who are not party to an individual change in control or similar agreement with the Company in the ordinary course of business, consistent with past practice and to a level consistent with similarly situated peer employees, that do not exceed, in the aggregate, three percent (3%) of the aggregate base salaries and wage rates in effect as of the date hereof, (iii) accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (v) fund any rabbi trust or similar arrangement, or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (vi) terminate the employment or services of any employee with a job level of senior vice president or above, other than for cause, or (vii) hire or promote any employee with an annual base salary equal to or in excess of $75,000 (other than as a replacement hire or promotion on substantially similar terms of employment as the departed employee), or significantly change the responsibilities assigned to any such employee;

(g) settle any material claim, suit, action or proceeding, other than those relating to any foreclosure action by Company or except in the ordinary course of business consistent with past practice in an amount and for consideration not in excess of $100,000 individually or $500,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation;

(h) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries;

(j) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade, in each case, other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by GAAP or any applicable laws, regulations, guidelines or policies imposed by a Governmental Entity;

(l) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable law;

(n) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(o) except for loans or extensions of credit that have been approved prior to the date of this Agreement, (i) make, acquire or issue any new commitments for any loan or extension of credit of $750,000 or greater or (ii) renegotiate, renew, increase or modify any existing loan or extension of $750,000 or greater; provided, however, that Purchaser shall be required to respond to any requests for a consent to make such loan or extension of credit in writing within two (2) business days after the loan package is delivered to Purchaser;

(p) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its investment, risk and asset liability management or hedging practices and policies, in each case except as required by law or requested by a Regulatory Agency;

(q) make, or commit to make, any individual capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;

(r) make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

(s) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;

(t) knowingly take any action that is intended to or would reasonably be likely to prevent, materially impede or materially delay the ability of Purchaser, Company or their respective Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the Merger (including the Requisite Regulatory Approvals) or to perform their covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or

(u) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 Purchaser Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Purchaser Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Purchaser shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend its articles of incorporation, its bylaws, its regulations or comparable governing documents of its Subsidiaries in a manner that would adversely affect the economic benefits of the Merger to the holders of the Company Common Stock;

(b) adjust, split, combine or reclassify any capital stock;

(c) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution of Purchaser;

(d) make any written communications to the employees of the Company or any of its Subsidiaries without the prior consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed;

(e) take any action or knowingly fail to take any action where such action or failure to act is intended to or could reasonably be expected to result in (i) any of the Purchaser’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner, (iii) the Merger being prevented or impeded from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (iv) a material violation of this Agreement, except, in the case of clauses (i), (ii) and (iv), as may be required by applicable law; or

(f) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Promptly after the date of this Agreement, Purchaser and Company shall prepare and disseminate to holders of Company Common Stock, the Proxy Statement and Purchaser shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Purchaser and Company shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Company shall thereafter as promptly as practicable mail or deliver the Proxy Statement to its shareholders. Purchaser shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use, and cause their applicable Subsidiaries to use, their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger and the Bank Merger (collectively the “Bank Regulatory Applications”)), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than forty-five (45) calendar days after the date of this Agreement, Purchaser and the Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices, petitions and filings required to be filed with any Governmental Entity in order to obtain the Requisite Regulatory Approvals. Purchaser and Company shall have the right to review in advance, and, to the extent practicable, each will, in good faith, consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Company or Purchaser, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably, diligently, and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall, in good faith, consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the foregoing, each of Purchaser and Company shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment, including with respect to obtaining the Requisite Regulatory Approvals, so as to enable the Closing to occur as soon as possible. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Purchaser or permit Company to take, or agree to take, any action, or commit to take any action, or agree to any condition or restriction, in connection with the grant of a Requisite Regulatory Approval, that would reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

(d) Purchaser and Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Purchaser and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Company’s shareholders and at the time of the Company Meeting to consider and vote upon approval of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Purchaser and the Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement and each amendment or supplement thereto to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement and any amendment or supplement thereto.

(e) To the extent permitted by applicable law, Purchaser and Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed. As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board and the PDBF and (y) any other approvals set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation or any of its Subsidiaries.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws (including Pandemic Measures), the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, counsel, accountants and advisors of Purchaser, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, personnel and records, and shall cooperate with Purchaser in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Purchaser all other information concerning its business, properties and personnel as Purchaser may reasonably request. Upon reasonable notice and subject to applicable laws, Purchaser shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, counsel, accountants and advisors of the Company, reasonable access, during normal business hours during the period prior to the Effective Time, and solely for purposes of verifying the representations and warranties of Purchaser in Article IV, to the Purchaser’s properties, books, personnel and records. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither Purchaser nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Purchaser’s or the Company’s, as the case may be, customers, jeopardize the attorney-client privilege or other legal privilege of the party in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty, duty of confidentiality or binding agreement entered into prior to the date of this Agreement. The parties hereto will use reasonable best efforts to cooperate and request waivers or make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Purchaser and Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated May 19, 2022, between Purchaser and Company (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Shareholders’ Approvals. Company shall, in accordance with applicable laws, the Company Articles and the Company Bylaws, call, give notice of and convene a meeting of its shareholders (the “Company Meeting,”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger and, and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger. The Board of Directors of Company shall use its reasonable best efforts to obtain from the shareholders of Company the Requisite Company Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby. However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, the Board of Directors of the Company may (but shall not be required to), prior to the receipt of the Requisite Company Vote, submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of the Company may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors of the Company may not take any actions under this sentence unless (i) it gives the Purchaser at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of Company in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, and a copy thereof if in writing and any related documentation or correspondence) and (ii) at the end of such notice period, the Board of Directors of the Company takes into account any amendment or modification to this Agreement proposed by the Purchaser and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. Company shall adjourn or postpone the Company Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote, and subject to the terms and conditions of this Agreement, Company shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite Company Vote.

Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of Company at the Company Meeting for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Company of such obligation.

6.4 Legal Conditions to Merger. Subject in all respects to Sections 6.1, 6.3 and 6.12 of this Agreement, each of Purchaser and Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Company or Purchaser or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5 Stock Exchange Listing. Purchaser shall use its reasonable best efforts to cause the shares of Purchaser Common Stock to be issued in the Merger to be approved for listing on NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Benefit Plans.

(a) During the period commencing at the Effective Time and ending on the twelve (12) month anniversary of the Closing Date or, if shorter, during the period of employment of a Continuing Employee following the Closing, the Surviving Corporation shall provide each of the employees of the Company and its Subsidiaries who continue to be employed by the Surviving Corporation and its Subsidiaries immediately following the Effective Time (each a “Continuing Employee”) with (i) a base salary or wage rate, as applicable, that is no less than the base salary or wage rate, as applicable, provided to the Continuing Employee prior to Closing, (ii) target cash bonus opportunities that are no less favorable than the target cash bonus opportunities that are generally made available to similarly situated employees of Purchaser and its Subsidiaries and (iii) employee benefits that, in the aggregate, are substantially the same as those that are generally made available to similarly situated employees of Purchaser and its Subsidiaries. Any employee of the Company and its Subsidiaries who is terminated by the Company without cause at the Purchaser’s request on the Closing Date or by Purchaser without cause within six (6) months following the Closing Date shall be entitled to severance payments equal to two (2) weeks of base salary for each full year of service with Company, with a minimum benefit of four (4) weeks of base salary and a maximum benefit of twenty-six (26) weeks of base salary, in all cases subject to Purchaser’s severance practices and such employee’s execution of a release of claims in a form reasonably acceptable to Purchaser and paid without duplication of any other severance or termination benefit for which such employee is eligible. Notwithstanding the foregoing, the requirements of this Section 6.6(a) shall not apply to any Company employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides a CIC Payment.

(b) With respect to any employee benefit plans of the Surviving Corporation or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), the Surviving Corporation shall use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) provide each such employee and his or her eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for benefit accrual purposes under any employee benefit plan of Purchaser or any of its affiliates that is a defined benefit pension or post-retirement welfare plan or (C) where such service is with respect to a newly established benefit plan of Purchaser for which similarly situated employees of Purchaser do not receive past service credit.

(c) If Purchaser so requests (which request shall be made not less than thirty (30) days prior to the Effective Time), the Company shall take any and all actions, to the extent permitted by law and the terms of the applicable plan, required (including without limitation, the adoption of resolutions by its Board of Directors) to amend, freeze and/or terminate any or all Company Benefit Plans immediately prior to the Effective Time (as permitted by the terms of the applicable Company Benefit Plan), and, if requested by Purchaser, to implement any such actions.

(d) Without limiting the generality of the foregoing Section 6.6(c) hereof, prior to the Effective Time, the Company shall take any and all actions and adopt such necessary resolutions to terminate the Company 401(k) Plan effective as of the date immediately preceding the Closing Date and adopt such amendments to the Company 401(k) Plan to terminate the Company 401(k) Plan and effectuate the provisions of this Section 6.6(d). The form and substance of all such resolutions and amendments shall be subject to the review and approval of Purchaser, which shall not be unreasonably withheld, and the Company shall deliver to Purchaser an executed copy of the resolutions and amendment as soon as practicable following their adoption by the Board of Directors of the Company and shall fully comply with such resolutions and amendments. In connection with the termination of the Company 401(k) Plan and the Merger, the Company shall, or shall cause its applicable Affiliate to, provide that (i) all Company 401(k) Plan participant accounts shall be fully vested, (ii) all benefit accruals under the Company 401(k) Plan will be frozen and no new participants will be admitted to the Company 401(k) Plan on or after the Company 401(k) Plan termination date, and (iii) any contributions due to the Company 401(k) Plan for the period before the Company 401(k) Plan termination date and not yet paid on the Company 401(k) Plan termination date will be contributed by the Company as soon as administratively feasible after the Company 401(k) Plan termination date. As soon as practicable following the termination of the Company 401(k) Plan, the account balances in the Company 401(k) Plan shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Prior to the distribution of account balances in the Company 401(k) Plan, Purchaser shall take any and all actions as may be required, including amendments to the tax-qualified defined contribution retirement plan designated by Purchaser (the “Purchaser 401(k) Plan”) to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, but excluding participant loans) at the time of such distribution from the Company 401(k) Plan in the form of cash in an amount equal to the full account balance distributed to such Continuing Employee (excluding all participant loans) from the Company 401(k) Plan to the Purchaser 401(k) Plan.

(e) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, the Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Purchaser or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) Any Company employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for any payment that may be triggered by the Merger or the Bank Merger (the “CIC Payment”) shall not receive any severance benefits as provided in Section 6.6(a) but will receive the CIC Payment to the extent it is required to be paid under such agreement. The CIC Payments of the Company employees set forth on Section 6.6(f) of the Company Disclosure Schedule, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Code Section 280G (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of such Code. Any Company employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in Section 6.6(a), unless such Company employee enters into an employment agreement, severance agreement, change in control agreement or any written similar agreement or arrangement with the Surviving Corporation or a Subsidiary of the Surviving Corporation.

(g) Notwithstanding any other provisions, the Surviving Corporation agrees to assume and honor in accordance with their terms all employment or change in control agreements or equity award agreements, vested as of the Closing Date under the Company Benefit Plans; provided, Purchaser may replace such Company Benefit Plans with a similar benefit plan of Purchaser. Purchaser hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at the Effective Time. With respect to certain employees who are party to change in control agreements with Company, each of whom is named on Section 6.6(g) of the Company Disclosure Schedules, Company shall, prior to the Effective Time, use commercially reasonable efforts to obtain from each individual a settlement agreement upon terms mutually agreeable to Company, Purchaser and such employee, setting forth the method in which his or her rights under the change in control agreement will be settled. Company shall make the payments required under such change in control, settlement or similar agreements.

(h) As soon as reasonably practicable following the date of this Agreement, Company and Purchaser shall cooperate and use their commercially reasonable efforts to establish an aggregate retention bonus amount and identify key employees of Company or Purchaser who will be offered a retention bonus prior to the Effective Time upon such terms and conditions as the chief executive officers of Purchaser and Company shall mutually agree.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Purchaser and the Surviving Corporation shall indemnify and hold harmless each present and former director, officer or employee of Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of Company or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement to the same extent as such persons are indemnified as of the date of this Agreement by Company pursuant to the Company Articles, Company Bylaws, the governing or organizational documents of any Subsidiary of Company and any indemnification agreements in existence as of the date hereof; and Purchaser and the Surviving Corporation shall also advance expenses as incurred by such Company Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by Company pursuant to the Company Articles, Company’s Bylaws, the governing or organizational documents of any Subsidiary of Company and any indemnification agreements in existence as of the date hereof; provided, that, if required, the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

(b) Prior to the Effective Time, Company, in consultation with and subject to the approval of Purchaser, shall obtain a six-year “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy providing coverage not less than the existing coverage under, and have other terms not materially less favorable to the insured persons than, the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost, on an annual basis, is less than 200% of the annual premium currently paid by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Company shall, in consultation with and subject to the approval of Purchaser, obtain policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap.

(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Purchaser, on the one hand, and a Subsidiary of Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by the other party.

6.9 Advice of Changes. Purchaser and Company shall each promptly (but in any event within 24 hours) advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.10 Dividends. After the date of this Agreement, each of Purchaser and Company shall coordinate with the other the declaration of any dividends in respect of Purchaser Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Purchaser Common Stock any such holder receives in exchange therefor in the Merger.

6.11 Corporate Governance. Prior to the Effective Time, the Board of Directors of Purchaser shall take all actions necessary so that Patricia Husic shall be appointed to the Board of Directors of Purchaser and Purchaser Bank as of the Effective Time (such appointed directors, the “Company Designated Directors”). The Company Designated Director shall be a director of the Company immediately prior to the Effective Time as mutually agreed to by the Company and Purchaser.

6.12 Acquisition Proposals.

(a) Company agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal, except to notify such person of the existence of the provisions of this Section 6.12(a); provided, that, prior to the adoption of this Agreement by the shareholders of Company by the Requisite Company Vote, in the event Company receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement and which is expressly assignable to Purchaser, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Company. Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Purchaser with respect to any Acquisition Proposal. Company will promptly (within twenty-four (24) hours) advise Purchaser following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal and a copy thereof if in writing and any related documentation or correspondence), and will keep Purchaser apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Company shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Company and its Subsidiaries or 25% or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Company, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Company.

(b) Nothing contained in this Agreement shall prevent Company or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any legally required disclosure to its shareholders; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.13 Public Announcements. Company and Purchaser shall each use its reasonable best efforts to develop a joint communications plan, to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and except in respect of any announcement required by applicable law, or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. The parties hereto agree that any initial press release to be issued with respect to the transactions contemplated hereby shall be in mutually agreed form.

6.14 Change of Method. Company and Purchaser shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Company and Purchaser (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Purchaser Common Stock received by Company shareholders in exchange for each share of Company Common Stock, (ii) adversely affect the Tax treatment of Company’s shareholders or Purchaser’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Company or Purchaser pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

6.15 Restructuring Efforts. If Company shall have failed to obtain the Requisite Company Vote at the duly convened Company Meeting or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including without limitation the amount or kind of the consideration to be issued to holders of the capital stock of Company as provided for in this Agreement, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.15) to Company shareholders for adoption.

6.16 Takeover Statutes. None of Company, Purchaser or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.17 Exemption from Liability Under Section 16(b). Company and Purchaser agree that, in order to most effectively compensate and retain Company Insiders (as defined below), both prior to and after the Effective Time, it is desirable that those officers and directors of Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock and Company Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.17. The Board of Directors of Purchaser and of Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall, prior to the Effective Time, take all such steps as may be required to cause (in the case of Company) any dispositions of Company Common Stock or Company Equity Awards by the Company Insiders, and (in the case of Purchaser) any acquisitions of Purchaser Common Stock by any Company Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.18 Assumption of Company Debt. Upon the Effective Time (or at the effective time of the Bank Merger for any debt of Company Bank), Purchaser, or Purchaser Bank, as applicable, shall assume the due and punctual performance and observance of the covenants and other obligations to be performed by Company or Company Bank, as applicable, under the definitive documents governing the indebtedness and other instruments related thereto set forth on Section 6.18 of the Company Disclosure Schedule, including the due and punctual payment of the principal of (and premium, if any) and interest thereon, to the extent required and permitted thereby. In connection therewith, (i) Purchaser shall, and shall cause Purchaser Bank to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, if applicable, and (ii) Company shall, and shall cause Company Bank to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents and provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time, or the effective time of the Bank Merger, as applicable.

6.19 Bank Merger. Prior to the Effective Time, Company shall use its reasonable best efforts to cooperate with Purchaser, including by causing Company Bank to execute, if requested by Purchaser, such certificates or articles of merger and such other documents and certificates as are necessary, to effect, immediately following the Effective Time or at such later time as Purchaser may determine, the Bank Merger pursuant to the Bank Merger Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been adopted by the shareholders of Company by the Requisite Company Vote.

(b) NYSE Listing. The shares of Purchaser Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

7.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Company set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Company set forth in Sections 3.1(a), 3.1(b), 3.2(b), and 3.3(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Company or the Surviving Corporation. Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to the foregoing effect.

(b) Performance of Obligations of Company. Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to such effect.

(c) Federal Tax Opinion. Purchaser shall have received the opinion of Squire Patton Boggs (US) LLP, in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Purchaser and Company, reasonably satisfactory in form and substance to such counsel.

(d) Limitation on Dissenting Shares. As of the Closing Date, the holders of no more than five percent (5.0%) of the Company Common Stock that is issued and outstanding shall have taken the actions required by the PBCL to qualify their Company Common Stock as Dissenting Shares.

7.3 Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth in Section 4.2(a), the last sentence of 4.3(a) and Section 4.8 (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Purchaser set forth in Sections 4.1(a), 4.1(b), 4.2(b) and 4.3(a) (other than the last sentence of Section 4.3(a)) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Purchaser set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Purchaser. Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer and the Chief Financial Officer of Purchaser to the foregoing effect.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer and the Chief Financial Officer of Purchaser to such effect.

(c) Federal Tax Opinion. Company shall have received the opinion of Stevens & Lee, P.C., in form and substance reasonably satisfactory to Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Purchaser and Company, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of Company:

(a) by mutual consent of Purchaser and Company in a written instrument signed by each of Company and Purchaser;

(b) by either Purchaser or Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the other transactions contemplated hereby and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either Purchaser or Company if the Merger shall not have been consummated on or before the one (1) year anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Purchaser or Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Company, in the case of a termination by Purchaser, or Purchaser, in the case of a termination by Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Purchaser, or 7.3, in the case of a termination by Company, and which is not cured within forty-five (45) calendar days following written notice to Company, in the case of a termination by Purchaser, or Purchaser, in the case of a termination by Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e) by Purchaser, if (i) prior to such time as the Requisite Company Vote is obtained, the Company or the Board of Directors of the Company (A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3, or recommends to its shareholders an Acquisition Proposal other than the Merger, or (B) shall have breached its obligations under Section 6.3 or Section 6.12; or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of Company Common Stock is commenced (other than by Purchaser or a Subsidiary thereof), and the Board of Directors of the Company recommends that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within ten (10) business days (or such fewer number of days as remains prior to the Company Meeting) after the commencement of such tender or exchange offer; or

(f) by the Company in the event the Company so determines, at any time during the five (5)-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

(i) the number obtained by dividing the Average Closing Price by the Starting Price (each as defined below) (the “Purchaser Ratio”) shall be less than 0.80; and

(ii) (x) the Purchaser Ratio shall be less than (y) the number (the “Index Ratio”) obtained by (A) dividing the Final Index Price by the Initial Index Price (each as defined below), and (B) subtracting 0.20 from the quotient in clause (ii)(y)(A);

subject, however, to the following three (3) sentences. If Company elects to exercise the termination right pursuant to this Section 8.1(f), Company shall give written notice to Purchaser not later than the end of the five (5)-day period referred to above (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five (5)-day period). During the five (5)-day period commencing with its receipt of such notice, Purchaser shall have the option to increase the consideration to be received by the holders of Company Common Stock hereunder, by adjusting the Merger Consideration (calculated to the nearest one ten-thousandth (1/10,000)) to equal the lesser of (x) the quotient (rounded to the nearest one ten-thousandth (1/10,000)) of (A) the product of (1) the Starting Price, multiplied by (2) 0.80, and further multiplied by (3) the Merger Consideration (as then in effect), divided by (B) the Average Closing Price, and (y) the quotient (rounded to the nearest one ten-thousandth (1/10,000)) of (A) the product of (1) the Index Ratio, multiplied by (2) the Merger Consideration (as then in effect), divided by (B) the Purchaser Ratio. If Purchaser so elects within such five (5)-day period, it shall give prompt written notice to Company of such election and the revised Merger Consideration, whereupon no termination shall have occurred pursuant to this Section 8.1(f), and this Agreement shall remain in effect in accordance with its terms (except as the Merger Consideration shall have been so modified).

For purposes of this Section 8.1(f), the following terms shall have the meanings indicated:

“Average Closing Price” means the average of the VWAP of Purchaser Common Stock during the ten (10) consecutive full Trading Days ending on the Trading Day prior to the Determination Date.

“Determination Date” means the later of (i) the date on which the last Regulatory Approval is obtained without regard to any requisite waiting period or (ii) the date on which the Company Shareholder Approval is obtained.

“Final Index Price” means the average of the Index Prices for the ten (10) consecutive Trading Days ending on the Trading Day prior to the Determination Date.

“Index Group” means the Nasdaq Bank Index or, if such index is not available, “Index Group” shall mean the KBW Nasdaq Bank Index.

“Index Price” means the closing price on any given Trading Day of the Index Group.

“Initial Index Price” means the average of the Index Prices for the ten (10) consecutive Trading Days ending on the last Trading Day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” means $14.86.

If Purchaser or any company belonging in the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the Purchaser Common Stock or the common stock of such other company, as the case may be, shall be appropriately adjusted for the purposes of applying this Section 8.1(f).

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Purchaser or Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Purchaser, Company, any of their respective Subsidiaries or any of the officers, directors, employees, shareholders, agents or representatives of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b) and this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor Company shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

(b)

(i) In the event that after the date of this Agreement and prior to the termination of this Agreement, the Board of Directors or senior management of the Company shall have received or there shall have been publicly announced a bona fide Acquisition Proposal with respect to Company that has not been withdrawn or abandoned prior to such termination and (A) (x) thereafter this Agreement is terminated by either Purchaser or Company pursuant to Section 8.1(c) and Company shall have failed to obtain the Requisite Company Vote or (y) thereafter this Agreement is terminated by Purchaser pursuant to Section 8.1(d) and (B) prior to the date that is twelve (12) months after the date of such termination, Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Purchaser, by wire transfer of same day funds, a fee equal to $6,000,000.00 (the “Termination Fee”); provided that for purposes of this Section 8.2(b) all references in the definition of “Acquisition Proposal” to “25%” shall be to “50%”.

(ii) In the event that this Agreement is terminated by Purchaser pursuant to Section 8.1(e), then Company shall pay Purchaser, by wire transfer of same day funds, the Termination Fee on the date of termination.

(c) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s willful and material breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 8.1, the maximum aggregate amount of monetary fees, liabilities or damages payable by Company under this Agreement shall be equal to the Termination Fee.

(d) Each of Purchaser and Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Purchaser commences a suit which results in a judgment against Company for the Termination Fee, Company shall pay the costs and expenses of Purchaser (including attorneys’ fees and expenses) in connection with such suit. In addition, if Company fails to pay the amounts payable pursuant to this Section 8.2, then Company shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” as published in THE WALL STREET JOURNAL on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The amounts payable by the Company pursuant to Section 8.2(b) constitute liquidated damages and not a penalty.

8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Company; provided, however, that after adoption of this Agreement by the respective shareholders of Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver.

At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the shareholders of Company, there may not be, without further approval of the shareholders of Company, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents, on a date which shall be the later of (i) January 1, 2023, or (ii) three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other date or time mutually agreed in writing by the parties (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Sections 6.6 and 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Purchaser and Company.

9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by email so long as such email states it is a notice delivered pursuant to this Section 9.4 and a duplicate copy of such email is promptly given by one of the other methods described in this Section 9.4, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Company, to:

Centric Financial Corporation

4320 Linglestown Road

Harrisburg, PA 17112

Attention: Patricia Husic, Chief Executive Officer

With a required copy (which shall not constitute notice) to:

Stevens & Lee, P.C.

17 North Second Street, 16th Floor

Harrisburg, PA 17101

Attention: Charles J. Ferry

(b) if to Purchaser, to:

First Commonwealth Financial Corporation

601 Philadelphia Street

Indiana, PA 15701

Attention: T. Michael Price, President and Chief Executive Officer

With a required copy (which shall not constitute notice) to:

First Commonwealth Financial Corporation

601 Philadelphia Street

Indiana, PA 15701

Attention: Matthew C. Tomb, EVP, Chief Risk Officer & General Counsel

and

Squire Patton Boggs (US) LLP

201 E. Fourth St., Suite 1900

Cincinnati, Ohio 45202

Attention: James J. Barresi

9.5 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings or section captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Company means the actual knowledge after due inquiry of any of the officers of Company listed on Section 9.5 of the Company Disclosure Schedule, and the “knowledge” of Purchaser means the actual knowledge after due inquiry of any of the officers of Purchaser listed on Section 9.5 of the Purchaser Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Cincinnati, Ohio are authorized by law or executive order to be closed, (ii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iv) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC or OTC Markets and publicly available on EDGAR or other applicable system for OTC Markets filings prior to the date hereof, (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger and (vi) “ordinary course” and “ordinary course of business” with respect to either party shall take into account the commercially reasonable actions taken by such party and its Subsidiaries in response to the Pandemic and the Pandemic Measures. The Company Disclosure Schedule and the Purchaser Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars.

9.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7 Entire Agreement. This Agreement (including the Disclosure Schedules and the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.8 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law (whether of the Commonwealth of Pennsylvania or any other jurisdiction).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising under or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court in the Commonwealth of Pennsylvania (the “Chosen Courts”), and, solely in connection with claims arising under or related to this Agreement or the transactions contemplated hereby, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.4.

9.9 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY DIRECTLY OR INDIRECTLY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS

AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.11 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no party shall be required to make any disclosure or furnish access to any information (whether pursuant to a representation or warranty or otherwise) that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply. Notwithstanding the foregoing, no failure to disclose pursuant to this Section 9.11 will operate to waive or exclude a breach of any representation, warranty or covenant of this Agreement.

9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise were breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, First Commonwealth Financial Corporation and Centric Financial Corporation have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

First Commonwealth Financial Corporation

By:	/s/ T. Michael Price
Name: T. Michael Price
Title: President and Chief Executive Officer

Centric Financial Corporation

By:	/s/ Patricia A. Husic
Name: Patricia A. Husic
Title: President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Exhibit A

Form of Voting Agreement

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of August 30, 2022, by and among First Commonwealth Financial Corporation, a Pennsylvania corporation (“Purchaser”), and the undersigned shareholders (each a “Shareholder” and collectively, the “Shareholders”) of Centric Financial Corporation, a Pennsylvania corporation (“Company”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Purchaser and Company are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, (i) Company will merge with and into Purchaser (the “Merger”) and (ii) except as otherwise provided in the Merger Agreement, each outstanding share of the common stock of Company (the “Company Common Stock”) will be converted into the right to receive the consideration set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of Company Common Stock and options to purchase such number of shares of Company Common Stock as is indicated on the signature page of this Agreement;

WHEREAS, as a condition and inducement to Purchaser and Company to enter into the Merger Agreement, the Shareholders (in the Shareholders’ capacity as such) are hereby agreeing to vote the Shares as described herein and to take such other actions as provided for herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

a. “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VIII thereof, or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (iii) the date of any material modification, waiver or amendment of the Merger Agreement that affects adversely the consideration payable to the shareholders of Company pursuant to the Merger Agreement as provided to the Shareholder on the date hereof.

b. “Shares” shall mean (i) all securities of Company (including all shares of Company Common Stock and, to the extent transferable by their terms, all options, warrants and other rights to acquire shares of Company Common Stock) owned by the Shareholders as of the date hereof, and (ii) all additional securities of Company (including all additional shares of Company Common Stock and, to the extent transferable by their terms, all additional options, warrants and other rights to acquire shares of Company Common Stock) of which the Shareholders acquire ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

EXA-1

c. “Transfer.” A Person shall be deemed to have effected a “Transfer” of a Share if such person directly or indirectly (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such Share or any interest in such Share, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such Share or any interest therein.

2. Transfer of Shares. Except as expressly permitted by this Agreement, until the Expiration Date, no Shareholder shall directly or indirectly: (i) cause or permit any Transfer of any of the Shares of which such Shareholder is the beneficial owner (x) unless each Person to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have: (A) executed a counterpart of this Agreement and (B) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement, or (y) except by will or by operation of law, in which case this Agreement will bind the transferee; (ii) grant any proxies or powers of attorney, other than consistent with the terms of Section 3, or deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing any of such Shareholder’s obligations under this Agreement.

3. Agreement to Vote Shares.

d. Until the Expiration Date, each Shareholder agrees that, at every meeting of the shareholders of Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of Company, such Shareholder (in such Shareholder’s capacity as such) shall, or shall cause the holder of record on any applicable record date to, vote the Shares for which it is entitled to vote at such meeting or by such written consent:

(i) in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement;

(ii) against approval of any proposal made in opposition to, or in competition with, the Merger or any other transactions contemplated by the Merger Agreement; and

(iii) against any of the following actions (other than those actions that relate to the Merger and any other transactions between the Purchaser and the Company as contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, or reorganization of Company or any subsidiary of Company, (B) any sale, lease or transfer of any significant part of the assets of Company or any subsidiary of Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of Company or any subsidiary of Company, (D) any material change in the capitalization of Company or any subsidiary of Company, or the corporate structure of Company or any subsidiary of Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transactions between the Purchaser and the Company as contemplated by the Merger Agreement.

b. In the event that a meeting of the shareholders of Company is held, each Shareholder shall, or shall cause the holder of record of the Shares on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

c. No Shareholder shall enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

d. Except as expressly set forth in this Section 3, each Shareholder shall retain at all times the right to vote such Shareholder’s Shares in such Shareholder’s sole discretion and without any other limitation on matters that are at any time or from time to time presented for consideration to Company’s shareholders.

EXA-2

4. Agreement Not to Exercise Dissenters’ Rights. Until the Expiration Date, each Shareholder hereby waives and agrees not to exercise or assert any rights (including, without limitation, under Subchapter D of the Pennsylvania Business Corporation Law) to demand payment for any Shares that may arise with respect to the Merger.

5. Grant of Irrevocable Proxy; Appointment of Proxy.

a. SHAREHOLDER HEREBY GRANTS TO, AND APPOINTS, PURCHASER AND ANY DESIGNEE OF PURCHASER, EACH OF THEM INDIVIDUALLY, SUCH SHAREHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE SHARES SOLELY AS INDICATED IN SECTION 3. SHAREHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH SHAREHOLDER WITH RESPECT TO THE SHARES (SUCH SHAREHOLDER REPRESENTING TO PURCHASER THAT ANY SUCH PROXY IS NOT IRREVOCABLE).

b. The proxy granted in this Section 5 shall automatically expire on the Expiration Date.

6. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, none of the Shareholders make any agreement pursuant to this Agreement or otherwise in such Shareholder’s capacity as a director or officer of Company and nothing in this Agreement shall (or require the Shareholders to attempt to) (a) limit or restrict any Shareholder who is a director or officer of Company or any subsidiary of Company from acting in such capacity as a director or officer or voting in such person’s sole discretion in such capacity as a director or officer on any matter (it being understood that this Agreement shall apply to each Shareholder solely in such Shareholder’s capacity as a shareholder of Company), or (b) be construed to prohibit, limit or restrict such Shareholder from exercising such Shareholder’s fiduciary duties as an officer or director to Company or its shareholders.

7. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholders, and Purchaser shall not have any authority to direct the Shareholders in the voting of any of the Shares, except as otherwise provided herein.

8. Representations and Warranties of the Shareholder. Each Shareholder hereby represents and warrants to Purchaser as follows:

a. Power; Binding Agreement. Such Shareholder has full power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Shareholder of this Agreement, the performance by such Shareholder of its, his or her obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by such Shareholder and no other actions or proceedings on the part of such Shareholder is necessary to authorize the execution and delivery by it, him or her of this Agreement, the performance by such Shareholder of its, his or her obligations hereunder or the consummation by such Shareholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and binding obligation of Shareholder, enforceable against such Shareholder in accordance with its terms.

b. No Conflicts. Except as set forth in the Merger Agreement, no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution by the

EXA-3

Shareholder of this Agreement, the performance by the Shareholder of such Shareholder’s obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby. None of the execution and delivery by the Shareholder of this Agreement, the performance by the Shareholder of such Shareholder’s obligations hereunder or the consummation by the Shareholder of the transactions contemplated hereby will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which such Shareholder is a party or by which the Shareholder or any of the Shareholder’s properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Shareholder or any of the Shareholder’s properties or assets.

c. Absence of Litigation. As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of such Shareholder, threatened against or affecting the Shareholder that could reasonably be expected to materially impair the ability of the Shareholder to perform its, his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

d. Ownership of Shares. Shareholder (i) is the beneficial owner of, and has good and valid title to, the shares of Company Common Stock indicated on the signature page of this Agreement, all of which are free and clear of any Liens (except any Liens arising under securities laws or arising hereunder), (ii) is the owner of options and/or warrants that are exercisable for the number of shares of Company Common Stock indicated on the signature page of this Agreement, all of which options and/or warrants, and shares of Company Common Stock issuable upon the exercise of such options and/or warrants, are free and clear of any Liens (except any Liens arising under securities laws or arising hereunder), and (iii) does not own, beneficially or otherwise, any securities of Company other than the shares of Company Common Stock, options and/or warrants to purchase shares of Company Common Stock, and shares of Company Common Stock issuable upon the exercise of such options and/or warrants indicated on the signature page of this Agreement.

e. Voting Power. Except as noted on Schedule I attached hereto, such Shareholder has and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder’s Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. There are no proxies, voting trusts or understandings to or by which such Shareholder is a party or bound or that expressly requires that any of such Shareholder’s Shares be voted in a specific manner other than as provided in this Agreement or that provide for any right on the part of any other person other than Shareholder to vote such Shares. Notwithstanding anything in this Agreement to the contrary, nothing herein shall require the Shareholder to exercise any option to purchase shares of Company Common Stock.

f. Information. None of the information relating to the Shareholder provided in writing by or on behalf of the Shareholder for inclusion in documents filed by Purchaser with the Securities and Exchange Commission (the “SEC”) will, at the respective times such information is sent or given to Purchaser or Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Shareholder agrees to promptly notify Purchaser of any required corrections with respect to any such information.

g. No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of such Shareholder.

h. Reliance by Purchaser and Company. Such Shareholder understands and acknowledges that Purchaser and Company are entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement.

EXA-4

9. Representations and Warranties of Purchaser. Purchaser represents and warrants to the Shareholder as follows:

e. Power; Binding Agreement. Purchaser has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, except as set forth in the Merger Agreement, to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement, the performance of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by Purchaser and no other actions or proceedings on its, his or her part is necessary to authorize the execution and delivery of this Agreement, or, except as set forth in the Merger Agreement, the performance of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

f. No Conflicts. Except as set forth in the Merger Agreement, no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby. None of the execution and delivery by Purchaser of this Agreement, the performance of its obligations hereunder or the consummation by Purchaser of the transactions contemplated hereby will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which it is a party or by which it or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to it or any of its properties or assets.

10. Certain Restrictions. No Shareholder shall, directly or indirectly, take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect.

11. Disclosure. Subject to reasonable prior notice and approval (which shall not be unreasonably withheld, conditioned or delayed), each Shareholder hereby authorizes Purchaser to publish and disclose such Shareholder’s identity, ownership of Shares and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement in all documents and schedules filed with the Securities and Exchange Commission and any press release or other disclosure document that Purchaser determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger.

12. Further Assurances. Subject to the terms and conditions of this Agreement, each Shareholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Shareholder’s obligations under this Agreement.

13. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 13 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any willful breach of this Agreement prior to the Expiration Date.

14. Miscellaneous.

a. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Authority of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

EXA-5

b. Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the others.

c. Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

d. Specific Performance; Injunctive Relief. The parties hereto acknowledge that Purchaser shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholders set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Purchaser upon any such violation, Purchaser shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Shareholder further agrees that neither Purchaser nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

e. Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Purchaser:

First Commonwealth Financial Corporation

601 Philadelphia Street

Indiana, PA 15701

Attn: T. Michael Price, President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

First Commonwealth Financial Corporation

601 Philadelphia Street

Indiana, PA 15701

Attn: Matthew C. Tomb, EVP, Chief Risk Officer & General Counsel

and

Squire Patton Boggs (US) LLP

221 E. Fourth Street, Suite 2900

Cincinnati, Ohio 45202

Attn: James J. Barresi

Tel: 513-361-1260

Fax: 513-361-1201

If to the Shareholder:

To the respective addresses and fax numbers shown on the signature pages for each Shareholder.

f. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon

EXA-6

compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

g. No Third Party Beneficiaries. Except for the reliance acknowledged in Section 7(h) hereof, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

h. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without reference to any provision that would require the application of the laws of another jurisdiction.

i. Submission to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court in the Commonwealth of Pennsylvania. The parties hereto hereby (i) submit to the exclusive jurisdiction of the above-named courts for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

j. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

k. Entire Agreement. This Agreement contains the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

l. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties hereto as closely as possible in a mutually acceptable manner.

m. Interpretation. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

n. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

o. Shareholder Obligations. The obligations of the Shareholders under this Agreement shall be several and not joint.

[Remainder of Page Intentionally Left Blank]

EXA-7

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its duly authorized officer to be effective as of the date first above written.

First Commonwealth Financial Corporation

By:
Name:	T. Michael Price
Title:	President and Chief Executive Officer

[Signature Page to Voting and Support Agreement]

EXA-8

SHAREHOLDER:

[SHAREHOLDER NAME]

By:

Address:

Shares beneficially owned: shares of Company Common Stock shares of Company Common Stock issuable upon exercise outstanding options or warrants

[Signature Page to Voting and Support Agreement]

EXA-9

SCHEDULE I

EXCEPTIONS

None

EXA-10

Exhibit B

AGREEMENT AND PLAN OF MERGER OF

CENTRIC BANK

WITH AND INTO

FIRST COMMONWEALTH BANK

This Agreement and Plan of Merger (this “Agreement”), dated as of August 30, 2022, is made by and between First Commonwealth Bank, a Pennsylvania state-chartered bank and trust company (the “Surviving Bank”), with its main office located in Indiana, Pennsylvania, and Centric Bank, a Pennsylvania state-chartered bank (the “Merging Bank”), with its main office located in Harrisburg, Pennsylvania.

WITNESSETH:

WHEREAS, Surviving Bank, all the issued and outstanding capital stock of which is owned directly by First Commonwealth Financial Corporation, a Pennsylvania corporation (“Purchaser”), has authorized capital stock consisting of 100,000,000 shares of common stock, par value of $1.00 per share, of which 38,970,900 shares are issued and outstanding as of the date hereof and 1,000,000 shares of preferred stock, par value $1,000 per share, of which 0 shares are issued and outstanding as of the date hereof;

WHEREAS, Merging Bank, a Pennsylvania state-chartered bank, with its main office located in Harrisburg, Pennsylvania, all the issued and outstanding capital stock of which is owned directly by Centric Financial Corporation, a Pennsylvania corporation (“Company”), has authorized capital stock consisting of 2,000,000 shares of common stock, par value $5.00 per share, of which 100,000 shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, Purchaser and Company have entered into an Agreement and Plan of Merger, dated as of August 30, 2022 (as amended and/or supplemented from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, Company will merge with and into Purchaser, with Purchaser surviving the merger as the surviving corporation and continuing as the direct parent of Surviving Bank and becoming the direct parent of Merging Bank (the “Merger”);

WHEREAS, contingent upon the Merger, on the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of Merging Bank with and into Surviving Bank, with Surviving Bank surviving the merger (the “Bank Merger”); and

WHEREAS, the Board of Directors of Surviving Bank and the Board of Directors of Merging Bank deem the Bank Merger desirable and in the best interests of their respective banks, and have authorized and approved the execution and delivery of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I

BANK MERGER

Section 1.01 The Bank Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Merging Bank shall be merged with and into Surviving Bank in accordance with the

EXB-1

applicable provisions of the Pennsylvania Banking Code of 1965, as amended (the “Banking Code”), and Section 18(c) of the Federal Deposit Insurance Act, as amended (the “Bank Merger Act”), subject to the approval of the Pennsylvania Department of Banking and Securities (the “PDBS”) and the Federal Deposit Insurance Corporation (the “FDIC”). At the Effective Time, the separate existence of Merging Bank shall cease, and Surviving Bank, as the surviving entity, shall continue its existence under the laws of the Commonwealth of Pennsylvania. All rights, franchises, and interests of Merging Bank in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed or other transfer. The Surviving Bank, upon the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Merging Bank at the time of the Bank Merger, subject to applicable provisions of the Banking Code and the Bank Merger Act. The Surviving Bank shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of any trust department, of each of the merging banks existing as of the Effective Time of the Bank Merger. Immediately following the Effective Time, the Surviving Bank shall continue to operate the main or principal office and each of the branches of Merging Bank existing as of the Effective Time as branches of the Surviving Bank at the officially designated address of each such office or branch and shall continue to operate each of the branches of the Surviving Bank existing at the Effective Time.

Section 1.02 Closing. The closing of the Bank Merger will take place immediately following the Merger or at such other time and date as the board of directors of the Surviving Bank may determine in its sole discretion, but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof, at such place as is agreed by the parties hereto.

Section 1.03 Effective Time. The Bank Merger shall become effective at such time and date as are agreed to by Surviving Bank and Merging Bank, subject to the approval of the PDBS and the FDIC, or such other time and date as shall be provided by law (such date and time being herein referred to as the “Effective Time”).

Section 1.04 Articles of Association and By-laws. The articles of incorporation and by-laws of Surviving Bank in effect immediately prior to the Effective Time shall be the articles of incorporation and the by-laws of the Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof.

Section 1.05 Board of Directors. At the Effective Time, the directors of the Merging Bank immediately prior thereto shall cease to hold office, and each director of the Surviving Bank immediately prior thereto shall remain a director of the Surviving Bank, with the addition, subject to any required regulatory approval, of one (1) member of the Merging Bank’s board of directors, which individual is mutually acceptable to both the Merging Bank and the Surviving Bank, each director to thereafter hold such office for the remainder of his or her term of office and until his or her successor has been elected and qualified, or as otherwise provided in the articles of incorporation or the by-laws of the Surviving Bank.

Section 1.06 Officers. At the Effective Time, the officers of the Merging Bank immediately prior thereto shall cease to hold office, and each officer of the Surviving Bank immediately prior thereto shall remain an officer of the Surviving Bank, and each of the foregoing shall thereafter hold such office for the remainder of his or her term of office and until his or her successor has been elected or appointed and qualified, or as otherwise provided in the articles of incorporation or the by-laws of the Surviving Bank.

Section 1.07 Name and Main Office. The name of the Surviving Bank shall be “First Commonwealth Bank” and the main office of the Surviving Bank shall be at 601 Philadelphia Street, Indiana, PA 15701.

EXB-2

Section 1.08 Tax Treatment. It is the intention of the parties that the Bank Merger be treated for U.S. federal income tax purposes as a “tax free reorganization” pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended.

ARTICLE II

CONSIDERATION

Section 2.01 Effect on Merging Bank Capital Stock. At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder of any capital stock of Merging Bank, all shares of Merging Bank capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

Section 2.02 Effect on Surviving Bank Capital Stock. Each share of Surviving Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Bank.

ARTICLE III

COVENANTS

Section 3.01 During the period from the date of this Agreement and continuing until the Effective Time, subject to the provisions of the Merger Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01 The Bank Merger and the respective obligations of each party hereto to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:

a.

The parties shall have received all consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including, but not limited to, the consents, approvals and permissions of the FDIC and the PDBS and all other regulatory authorities which are necessary to the carrying out of the Merger described in this Agreement, and all applicable waiting periods in respect thereof shall have expired.

b.	The Merger shall have been consummated in accordance with the terms of the Merger Agreement.

c.

No order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect and no law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the Bank Merger.

d.	This Agreement shall have been ratified, confirmed and approved by the sole shareholder of each of Surviving Bank and Merging Bank.

EXB-3

ARTICLE V

TERMINATION AND AMENDMENT

Section 5.01 Termination. This Agreement may be terminated at any time prior to the Effective Time by an instrument executed by each of the parties hereto. This Agreement will terminate automatically without any action by the parties hereto upon the termination of the Merger Agreement.

Section 5.02 Amendment. This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01 Representations and Warranties. Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

Section 6.02 Nonsurvival of Agreements. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 6.03 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement.

Section 6.04 Counterparts. This Agreement may be executed in two (2) or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 6.05 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Merger Agreement.

Section 6.06 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed wholly within such state, except to the extent that the federal laws of the United States shall be applicable hereto.

Section 6.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations may be assigned by any of the parties hereto (whether by operation of law or otherwise) and any attempted assignment in contravention of this Section 6.07 shall be null and void.

EXB-4

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

MERGING BANK

By: Patricia A. Husic
Title: President and Chief Executive Officer

SURVIVING BANK

By: T. Michael Price
Title: Chief Executive Officer

[Signature Page to Bank Merger Agreement]

EXB-5

Annex B

SUBCHAPTER D

DISSENTERS RIGHTS

Sec.

1571. Application and effect of subchapter.

1572. Definitions.

1573. Record and beneficial holders and owners.

1574. Notice of intention to dissent.

1575. Notice to demand payment.

1576. Failure to comply with notice to demand payment, etc.

1577. Release of restrictions or payment for shares.

1578. Estimate by dissenter of fair value of shares.

1579. Valuation proceedings generally.

1580. Costs and expenses of valuation proceedings.

Cross References. Subchapter D is referred to in sections 102, 317, 321, 329, 333, 343, 353, 363, 1101, 1105, 1906, 1913, 1932, 2104, 2123, 2321, 2324, 2325, 2512, 2538, 2704, 2705, 2904, 2907, 7104 of this title.

§ 1571. Application and effect of subchapter.

(a) General rule.—Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the rights and remedies provided in this subchapter in connection with a transaction under this title only where this title expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 329(c) (relating to special treatment of interest holders).

Section 333 (relating to approval of merger).

Section 343 (relating to approval of interest exchange).

Section 353 (relating to approval of conversion).

Section 363 (relating to approval of division).

Section 1906(c) (relating to dissenters rights upon special treatment).

Section 1932(c) (relating to dissenters rights in asset transfers).

Section 2104(b) (relating to procedure).

Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

Section 2325(b) (relating to minimum vote requirement).

Section 2704(c) (relating to dissenters rights upon election).

Section 2705(d) (relating to dissenters rights upon renewal of election).

Section 2904(b) (relating to procedure).

Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

Section 7104(b)(3) (relating to procedure).

(b) Exceptions.—

(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 333, 343, 353, 363 or 1932(c) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i) listed on a national securities exchange registered under section 6 of the Exchange Act; or

(ii) held beneficially or of record by more than 2,000 persons.

(2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii) Shares entitled to dissenters rights under section 329(d) or 1906(c) (relating to dissenters rights upon special treatment).

(3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c) Grant of optional dissenters rights.—The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights. See section 317 (relating to contractual dissenters rights in entity transactions).

(d) Notice of dissenters rights.—Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2) a copy of this subchapter.

(e) Other statutes.—The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f) Certain provisions of articles ineffective.—This subchapter may not be relaxed by any provision of the articles.

(g) Computation of beneficial ownership.—For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h) Cross references.—See:

Section 315 (relating to nature of transactions).

Section 1105 (relating to restriction on equitable relief).

Section 1763(c) (relating to determination of shareholders of record).

Section 2512 (relating to dissenters rights procedure).

(Dec. 19, 1990, P.L.834, No.198, eff. imd.; June 22, 2001, P.L.418, No.34, eff. 60 days; Oct. 22, 2014, P.L.2640, No.172, eff. July 1, 2015)

2014 Amendment. Act 172 amended subsecs. (a), (b), (c) and (h).

2001 Amendment. Act 34 amended subsecs. (a) and (b), amended and relettered subsec. (g) to subsec. (h) and added present subsec. (g).

1990 Amendment. Act 198 amended subsecs. (a), (b) and (e), relettered subsec. (f) to subsec. (g) and added present subsec. (f).

Cross References. Section 1571 is referred to in sections 317, 1103, 2537 of this title.

§ 1572. Definitions.

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

“Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

“Dissenter.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

“Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

“Shareholder.” A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

(Dec. 19, 1990, P.L.834, No.198, eff. imd.; June 22, 2001, P.L.418, No.34, eff. 60 days)

2001 Amendment. Act 34 amended the defs. of “corporation” and “dissenter” and added the def. of “shareholder.”

Cross References. Section 1572 is referred to in section 1571 of this title.

§ 1573. Record and beneficial holders and owners.

(a) Record holders of shares.—A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b) Beneficial owners of shares.—A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

(Dec. 18, 1992, P.L.1333, No.169, eff. 60 days)

1992 Amendment. Act 169 amended subsec. (a).

§ 1574. Notice of intention to dissent.

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§ 1575. Notice to demand payment.

(a) General rule.—If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall deliver a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is approved by the shareholders by less than unanimous consent without a meeting or is taken without the need for approval by the shareholders, the corporation shall deliver to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4) Be accompanied by a copy of this subchapter.

(b) Time for receipt of demand for payment.—The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the delivery of the notice.

(July 9, 2013, P.L.476, No.67, eff. 60 days; Oct. 22, 2014, P.L.2640, No.172, eff. July 1, 2015)

2014 Amendment. Act 172 amended subsecs. (a) intro par. and (b).

Cross References. Section 1575 is referred to in sections 1576, 1577, 1579, 2512 of this title.

§ 1576. Failure to comply with notice to demand payment, etc.

(a) Effect of failure of shareholder to act.—A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b) Restriction on uncertificated shares.—If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c) Rights retained by shareholder.—The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

(Dec. 19, 1990, P.L.834, No.198, eff. imd.)

1990 Amendment. Act 198 amended subsec. (a).

§ 1577. Release of restrictions or payment for shares.

(a) Failure to effectuate corporate action.—Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b) Renewal of notice to demand payment.—When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c) Payment of fair value of shares.—Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2) A statement of the corporation’s estimate of the fair value of the shares.

(3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d) Failure to make payment.—If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

(Dec. 19, 1990, P.L.834, No.198, eff. imd.)

1990 Amendment. Act 198 amended subsecs. (c) and (d).

Cross References. Section 1577 is referred to in sections 1576, 1578, 2512 of this title.

§ 1578. Estimate by dissenter of fair value of shares.

(a) General rule.—If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b) Effect of failure to file estimate.—Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

(Dec. 19, 1990, P.L.834, No.198, eff. imd.)

1990 Amendment. Act 198 amended subsec. (b).

Cross References. Section 1578 is referred to in sections 1579, 1580 of this title.

§ 1579. Valuation proceedings generally.

(a) General rule.—Within 60 days after the latest of:

(1) effectuation of the proposed corporate action;

(2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b) Mandatory joinder of dissenters.—All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c) Jurisdiction of the court.—The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d) Measure of recovery.—Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e) Effect of corporation’s failure to file application.—If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

Cross References. Section 1579 is referred to in section 1580 of this title.

§ 1580. Costs and expenses of valuation proceedings.

(a) General rule.—The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b) Assessment of counsel fees and expert fees where lack of good faith appears.—Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c) Award of fees for benefits to other dissenters.—If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

ANNEX C

August 30, 2022

Board of Directors

Centric Financial Corporation

4320 Linglestown Road

Harrisburg, PA 17112

Dear Members of the Board:

We have acted as your financial advisor in connection with the proposed merger (the “Transaction”) of Centric Financial Corporation (the “Company”) with and into First Commonwealth Financial Corporation (the “Buyer”). You have requested that we provide our opinion (the “Opinion”) as investment bankers as to whether the consideration to be received by the common stockholders of the Company (solely in their capacity as such, the “Shareholders”) in the Transaction is fair to them from a financial point of view.

Pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between the Company and the Buyer, and subject to the terms, conditions and limitations set forth therein, we understand that, subject to potential adjustments as described in the Agreement, each outstanding share of the Company’s common stock (including restricted shares) will be converted into the right to receive 1.0900 shares of the Buyer’s common stock. We also understand that under the terms of the Agreement outstanding options and non-vested warrants on the Company’s common stock will be converted into rights to receive the Buyer’s common stock on the terms set forth in the Agreement and that the shares expected to be exchanged by the Buyer to acquire all of the equity interests in the Company have an aggregate value of approximately $136.4 million based on the closing price of Buyer’s common stock on August 29, 2022 of $14.13 per share. The terms and conditions of the Transaction are more fully set forth in the Agreement.

In connection with developing our Opinion we have:

(i)	reviewed certain publicly available financial statements and reports regarding the Company and the Buyer;

(ii)	reviewed certain audited financial statements regarding the Company and the Buyer;

(iii)

reviewed certain internal financial statements, management reports and other financial and operating data concerning the Company and the Buyer prepared by management of the Company and management of the Buyer, respectively;

(iv)

reviewed, on a pro forma basis, in reliance upon consensus research estimates and upon financial projections and other information and assumptions concerning the Company and the Buyer provided by management of the Company and management of the Buyer, respectively, the effect of the Transaction on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of the Buyer;

(v)	reviewed the reported prices and trading activity for the common stock of the Company and the Buyer;

(vi)	compared the financial performance of the Company and the Buyer with that of certain other publicly-traded companies and their securities that we deemed relevant to our analysis of the Transaction;

August 30, 2022

(vii)	reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that we deemed relevant to our analysis of the Transaction;

(viii)	reviewed the most recent draft of the Agreement and related documents provided to us by the Company;

(ix)

discussed with management of the Company and management of the Buyer the operations of and future business prospects for the Company and the Buyer, respectively and the anticipated financial consequences of the Transaction to the Company and the Buyer, respectively;

(x)	assisted in your deliberations regarding the material terms of the Transaction and your negotiations with the Buyer; and

(xi)	performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information, financial data and financial forecasts provided to us by the Company and the Buyer and of the other information reviewed by us in connection with the preparation of our Opinion, and our Opinion is based upon such information. We have not independently verified or undertaken any responsibility to independently verify the accuracy or completeness of any of such information, data or forecasts. Management of the Company and management of the Buyer have assured us that they are not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or of the Buyer, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or of the Buyer under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of the Company or Buyer. We have not received or reviewed any individual loan or credit files nor have we made an independent evaluation of the adequacy of the allowance for loan and lease losses of the Company or the Buyer. We have not made an independent analysis of the effects of the COVID-19 pandemic, the invasion of Ukraine, potential future changes in the inflation rate or other related market developments or disruptions, or of any other disaster or adversity, on the business or prospects of the Company or the Buyer. With respect to the financial forecasts prepared by management of the Company and management of the Buyer, including the forecasts of potential cost savings and potential synergies, we have also assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of management of the Company and management of the Buyer, respectively, as to the future financial performance of the Company and the Buyer, respectively, and provide a reasonable basis for our analysis. We recognize that such financial forecasts are based on numerous variables, assumptions and judgments that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and that actual results could vary significantly from such forecasts, and we express no opinion as to the reliability of such financial projections and estimates or the assumptions upon which they are based.

As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and the Buyer. We issue periodic research reports regarding the business and prospects of the Buyer, and we make a market in the stock of the Buyer. We have not received fees for providing investment banking services to the Company or the Buyer within the past two years. We serve as financial adviser to the Company in connection with the Transaction, and we are entitled to receive from the Company reimbursement of our expenses and a fee for our services as financial adviser to the Company, a significant portion of which is contingent upon the consummation of the Transaction. We are also entitled to receive a fee from the Company for providing our Opinion to the Board of Directors of the Company. The

August 30, 2022

Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this Opinion letter. We expect to pursue future investment banking services assignments with participants in this Transaction. In the ordinary course of business, Stephens Inc. and its affiliates and employees at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of any participants in the Transaction.

We are not legal, accounting, regulatory, or tax experts, and we have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have assumed, with your consent, that the Transaction will not result in any materially adverse legal, regulatory, accounting or tax consequences for the Company or its shareholders and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the Transaction will be resolved favorably to the Company and its shareholders. We do not express any opinion as to any tax or other consequences that might result from the Transaction.

The Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and on the information made available to us as of the date hereof. Market price data used in connection with this Opinion is based on reported market closing prices as of August 29, 2022. It should be understood that subsequent developments may affect this Opinion and that we do not have any obligation to update, revise or reaffirm this Opinion or otherwise comment on events occurring after the date hereof. We further note that the current volatility and disruption in the credit and financial markets relating to, among other things, the COVID-19 pandemic, the invasion of Ukraine or potential future changes in inflation rates may or may not have an effect on the Company or the Buyer, and we are not expressing an opinion as to the effects of such volatility or such disruption on the Transaction or any party to the Transaction. We further express no opinion as to the prices at which shares of the Buyer’s or Company’s common stock may trade at any time subsequent to the announcement of the Transaction.

In connection with developing this Opinion, we have assumed that, in all respects material to our analyses:

(i)	the Transaction and any related transactions will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification;

(ii)	the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct;

(iii)	each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

(iv)	all conditions to the completion of the Transaction will be satisfied within the time frames contemplated by the Agreement without any waivers;

(v)

that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction and any related transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the Shareholders;

(vi)

there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or the Buyer since the date of the most recent financial statements made available to us, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact the Company or the Buyer; and

(vii)	the Transaction will be consummated in a manner that complies with applicable law and regulations.

August 30, 2022

This Opinion is directed to, and is for the use and benefit of, the Board of Directors of the Company (in its capacity as such) solely for purposes of assisting with its review and deliberations regarding the Transaction. Our Opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the Transaction, including with respect to how to vote or act with respect to the Transaction. This Opinion is not intended to confer any rights or remedies upon any other person or entity. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other shareholders of the Company or otherwise.

Our Fairness Opinion Committee has approved the Opinion set forth in this letter. Neither this Opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this Opinion and a summary discussion of our underlying analyses and role as financial adviser to the Company may be included in communications to shareholders of the Company, provided that this Opinion letter is reproduced in its entirety, and we approve of the content of such disclosures prior to any filing, distribution or publication of such shareholder communications and prior to distribution of any amendments thereto.

Based on the foregoing and our general experience as investment bankers, and subject to the limitations, assumptions and qualifications stated herein, we are of the opinion, on the date hereof, that the consideration to be received by the Shareholders in the Transaction is fair to them from a financial point of view.

Very truly yours,

STEPHENS INC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Sections 1741 to 1743 of the Pennsylvania Business Corporation Law (the “PBCL”) provide that a corporation may indemnify its representatives (including directors and officers) against expenses, judgments, fines and amounts paid in settlement that they incur in such capacities, provided certain standards are met, including good faith and the reasonable belief that the particular action is in, or not opposed to, the best interests of the corporation or, in a criminal proceeding, they had no reasonable cause to believe their conduct was unlawful. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person seeking indemnification is adjudged liable to the corporation. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions to which they are made a party by reason of their status as directors or officers if they are successful on the merits or otherwise in the defense of such actions.

Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any provision in the corporation’s articles of incorporation or bylaws, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Article 11 of the FCF by-laws provides for the indemnification of directors and officers against expenses and liabilities to the fullest extent permitted by law. Any director or officer who is made, or threatened to be made, a party to any claim, action, suit or proceeding by reason of such person being or having been a director or officer of FCF or a subsidiary of FCF, or by reason of the fact that such person is or was serving at the request of the FCF as a director, officer, employee, fiduciary or other representative of another corporation or entity, will be entitled to indemnification. The FCF by-laws further provide that such indemnification is not exclusive of any other rights to which such individual may be entitled.

Article 12 of the FCF by-laws provides that no director or officer of FCF will be liable by reason of having been a director or officer of FCF if the person performs his or her duties in good faith and in a manner reasonably believed to be in the best interests of FCF. This standard will be satisfied if the person acted without self-dealing, willful misconduct or recklessness.

FCF has obtained and maintains insurance policies covering its officers and directors and indemnifying them against loss on account of certain claims made against them, within the limits and subject to the limitations of such policies.

Item 21. Exhibits and Financial Statement Schedules

(a)	The following exhibits are filled herewith or incorporated herein by reference:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of August 30, 2022, by and between First Commonwealth Financial Corporation and Centric Financial Corporation (attached as Annex A to the proxy statement/prospectus forming a part of this Registration Statement)

3.1	Amended and Restated Articles of Incorporation of First Commonwealth Financial Corporation (incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q for the quarter ended June 30, 2010).

3.2	Amended and Restated By-Laws of First Commonwealth Financial Corporation (incorporated by reference to Exhibit 3.1 to the current report as Form 8-K filed February 1, 2016).

Exhibit No.	Description

5.1	Opinion of Matthew C. Tomb, Chief Risk Officer and General Counsel of First Commonwealth Financial Corporation, as to validity of the securities being registered

8.1	Opinion of Squire Patton Boggs (US) LLP regarding certain U.S. income tax aspects of the merger

8.2	Opinion of Stevens & Lee, P.C. regarding certain U.S. income tax aspects of the merger

23.1	Consent of Ernst & Young LLP

23.2	Consent of Matthew C. Tomb (included as part of his opinion filed as Exhibit 5.1)

23.3	Consent of Squire Patton Boggs (US) LLP (included as part of its opinion filed as Exhibit 8.1)

23.4	Consent of Stevens & Lee, P.C. (included as part of its opinion filed as Exhibit 8.2)

24.1	Power of Attorney*

99.1	Form of Proxy of Centric Financial Corporation

99.2	Consent of Stephens, Inc.

99.3	Consent of Patricia A. Husic to be named as a director

107	Filing Fee Table*

*	previously filed.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(9)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(10)

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indiana, Commonwealth of Pennsylvania, on the 2nd day of December, 2022.

FIRST COMMONWEALTH FINANCIAL CORPORATION (Registrant)

By:	/s/ T. Michael Price
President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ T. Michael Price T. Michael Price	President, Chief Executive Officer and Director (Principal Executive Officer)	December 2, 2022

/s/ James R. Reske James R. Reske	President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 2, 2022

* Julie A. Caponi	Director	December 2, 2022

* Ray T. Charley	Director	December 2, 2022

* Gary R. Claus	Director	December 2, 2022

* David S. Dahlmann	Director	December 2, 2022

Signature	Title	Date

* Johnston A. Glass	Director	December 2, 2022

* Jon L. Gorney	Director, Chairman	December 2, 2022

* Jane Grebenc	Director	December 2, 2022

* David W. Greenfield	Director	December 2, 2022

* Bart E. Johnson	Director	December 2, 2022

* Luke A. Latimer	Director	December 2, 2022

* Aradhna M. Oliphant	Director	December 2, 2022

* Robert J. Ventura	Director	December 2, 2022

* Stephen A. Wolfe	Director	December 2, 2022

By:	/s/ T. Michael Price
T. Michael Price
Attorney-in-Fact